As filed with the Securities and Exchange Commission on July 27, 2006.

Registration No. 333-134880

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 2 to

FORM S-1

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

HAMPTON ROADS BANKSHARES, INC.

(Exact name of registrant as specified in its charter)

Virginia	6021	54-2053718
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

999 Waterside Drive, 2nd Floor

Norfolk, Virginia 23510

(757) 217-1000

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jack W. Gibson

President and Chief Executive Officer

Hampton Roads Bankshares, Inc.

999 Waterside Drive, 2nd Floor

Norfolk, Virginia 23510

(757) 217-1000

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies of Communications to:

William A. Old, Jr., Esq.

John M. Oakey, III, Esq.

Williams Mullen

999 Waterside Drive

Suite 1700

Norfolk, Virginia 23510

(757) 622-3366

Approximate date of commencement of proposed sale to the public: As soon as practicable following the effectiveness of this Registration Statement.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until this Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

Subject to Completion—July 26, 2006

PROSPECTUS

1,340,000 Shares

Common Stock

We are a bank holding company and own and operate Bank of Hampton Roads, headquartered in Norfolk, Virginia. The bank, formed in 1987, is a Virginia state-chartered commercial bank with 17 full service offices in the southside Hampton Roads region of southeastern Virginia.

We are offering 1,340,000 shares of our common stock in a rights offering and a public offering. In the rights offering, we will sell 670,000 shares to our shareholders of record on June 2, 2006 at a price of $10.90 per share. In this public offering, we are offering an additional 670,000 shares of our common stock on a best efforts basis with McKinnon & Company, Inc. as the underwriter. We also reserve the right to increase the total number of shares being offered in the public offering by not more than 201,000 shares. Because the public offering is on a best efforts basis, we will not require the underwriter to sell any minimum number or dollar amount of shares, but the underwriter will use its best efforts to sell the shares offered. Neither the rights offering nor this public offering is contingent upon the occurrence of any event or the sale of a minimum or maximum number of shares.

Our common stock is traded on the OTC Bulletin Board under the symbol “HMPR.” On July 25, 2006, the closing price for our common stock was $10.51. We have applied to have our common stock qualified for listing on the Nasdaq Capital Market under the same symbol, and we intend to have such listing effective immediately after the closing of the offerings. We cannot assure you, however, that the listing will be approved or that an active trading market for our common stock will develop or be sustained after the offerings.

Investing in our common stock involves risks. You should read the “Risk Factors” section beginning on page 12 before buying shares of our common stock.

Neither the Securities and Exchange Commission nor any state securities commission or other regulatory body has approved or disapproved of the common stock or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

In addition, shares of our common stock are not deposit accounts and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.

	Public Offering Price	Underwriter’s Commission (1)	Proceeds to Us (2)
Per public offering share	$	$	$
Total	$	$	$

(1)	Payable to McKinnon & Company, Inc., our underwriter. We have agreed to indemnify our underwriter against certain civil liabilities. The terms of our arrangement with McKinnon & Company, Inc. are described under the caption “Underwriting.”
(2)	Before deducting costs payable by us for the offerings estimated at approximately $175,000.

McKinnon & Company, Inc. expects to deliver the public offering shares on or about August 2, 2006, subject to customary closing conditions.

McKinnon & Company, Inc.

The date of this prospectus is                     , 2006.

ABOUT THIS PROSPECTUS

You should only rely on the information contained in this prospectus. We have not authorized anyone to provide you with information different from that contained in this prospectus. We are offering to sell, and seeking offers to buy, shares of our common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

In this prospectus, we frequently use the terms “we,” “our” and “us” to refer to Hampton Roads Bankshares, Inc., Bank of Hampton Roads and Hampton Roads Investments, Inc., which we own. To understand the offering fully and for a more complete description of the offering you should read this entire document carefully, including particularly the “ Risk Factors” section beginning on page 12.

PROSPECTUS SUMMARY

This summary highlights information contained elsewhere in this prospectus. Because this is a summary, it may not contain all of the information that may be important to you. Therefore, you should read this entire prospectus carefully before making a decision to invest in our common stock, including the risks of purchasing common stock discussed under the “Risk Factors” section and our consolidated financial statements and related notes.

The Company

Hampton Roads Bankshares, Inc., a Virginia corporation, is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. Our primary subsidiary is Bank of Hampton Roads, which opened for business in December 1987. Currently, the bank operates 17 banking offices in the Hampton Roads region of southeastern Virginia, including eight offices in the city of Chesapeake, four offices in each of the cities of Norfolk and Virginia Beach, and one office in the city of Suffolk. In 2005, the bank opened two of these offices – one in Norfolk and one in Chesapeake – and we relocated our headquarters from Chesapeake to Norfolk.

We engage in a general community and commercial banking business, targeting the banking needs of individuals and small to medium-sized businesses in our primary service area. We offer all traditional loan and deposit banking services, as well as telephone banking, internet banking, and debit cards. Based upon total deposits at June 30, 2005 (the most recent date for which such data is available) as reported to the Federal Deposit Insurance Corporation, we held 9.57% of total deposits in Chesapeake, 1.75% of total deposits in Virginia Beach, 0.94% of total deposits in Norfolk and 3.63% of total deposits in Suffolk. We also own Hampton Roads Investments, Inc., which provides securities, brokerage, and investment advisory services through a relationship with a third-party firm.

At March 31, 2006, we had assets of $412.5 million, total loans outstanding, net of allowance for loan losses, of $292.9 million and deposits of $329.1 million. For the three months ended March 31, 2006, our net income was $1.3 million, and earnings per diluted share were $0.16. For the year ended December 31, 2005, our net income was $5.5 million, and earnings per diluted share were $0.66.

Business Strategy

Our business strategy has always been and will continue to be to achieve high levels of profitability and to grow our earnings for the benefit of our shareholders. Our return on average assets has ranged from 1.24% to 1.44% over the last four years and was 1.33% in the first quarter of 2006. Since 1993, this ratio has consistently exceeded 1.20% for each year. In contrast to many of our peers, the bank achieved profitability in its first full year of operations in 1988 and has consistently increased net income for 18 consecutive years. We have paid successively higher cash dividends annually or semi-annually since 1991, and the semi-annual dividend was increased 11.1% to $0.20 per share in 2006.

We emphasize relationship banking as opposed to volume transactions, and we develop those relationships with a high level of customer service. We have more branch offices in our primary market of southside Hampton Roads than any other community bank. As a matter of company philosophy, we believe that profitability must be achieved in an environment of a strong capital base, adequate liquidity, and high standards of credit quality.

While earnings are the main focus of our strategy, we also have been successful in growing the size of the organization. We believe that it is important to grow the assets of the organization to further the growth of our earnings. Our headquarters move to downtown Norfolk in 2005 was intended to be a reflection of our growth objectives. We want to transform our image from a local community bank to one of a strong regional competitor in the greater Hampton Roads regional market. Our new location in one of downtown Norfolk’s premier office buildings provides us with enhanced visibility and name recognition. To further our growth objectives, we plan to expand our existing branch network in high growth segments of the Hampton Roads region, and we would like to add experienced bankers to complement our staff of professionals. Although we have not been active recently in mergers or acquisitions, management would consider such expansion opportunities under proper circumstances.

Our banking business is traditional in nature as we rely heavily on net interest income, or the difference between interest income and interest expense, to generate our earnings. Over time, we have developed a balance sheet structure and have adopted asset and liability management practices that are conducive to producing strong net interest income and, consequently, strong net interest margins. On the asset side of the balance sheet, our asset mix is heavily weighted towards loans, which produce the highest yield of any asset category. The funding for our assets is provided largely by deposits. We have a high level of non-interest bearing deposits to total deposits, which is attributable primarily to our branch network. Our non-interest deposits as a percentage of total deposits was 33.4% and 32.1% at December 31, 2004 and 2005, respectively, and 32.8% at March 31, 2006. The relatively high proportion of funding provided by non-interest bearing deposits combined with a capital to assets ratio in excess of 11% contributes to a net interest margin that is well above average. Our net interest margin ranged from 4.65% to 5.26% over the last four years and was 5.24% in the first quarter of 2006.

Market Area

Our primary market area is southside Hampton Roads, Virginia, which includes the cities of Virginia Beach, Norfolk, Chesapeake, Suffolk and Portsmouth. All of our current branches are located in the cities of Virginia Beach, Norfolk, Chesapeake, and Suffolk.

The greater Hampton Roads area has a population of 1.6 million people and is the 31st largest metropolitan statistical area in the United States, the fifth largest such area in the southeastern United States, and the second largest such area between Washington, D.C. and Atlanta, according to the United States Census Bureau. This metropolitan statistical area includes southside Hampton Roads and the cities of Newport News, Hampton, Franklin, Williamsburg and Poquoson and the counties of Gloucester, Isle of Wight, James City, Mathews, Southampton, Surry and York in Virginia and Currituck County in North Carolina. Southside Hampton Roads represents over 60% of the population of the Hampton Roads area.

Hampton Roads boasts an economy that is perennially strong and diverse. According to the Old Dominion University Economic Forecasting Project, the area has not experienced a year of actual negative economic growth, or recession, since 1975, with government, military, information technology, research, transportation and shipping, shipbuilding, the medical industry and tourism all serving as major growth engines for the region. Unemployment is consistently below that of the national average. Employment rates in Hampton Roads increased six percent between 1999 and 2004, which was four times the national average, and the unemployment rate as of April 30, 2006 was 3.5%. In addition, the median household income for the Hampton Roads metropolitan statistical area was $50,959 in 2005, according to Environmental Systems Research Institute, Inc. This median income level is projected to grow 18.9% by 2010.

Hampton Roads’ strategic, mid-Atlantic location and transportation network provide swift access to world and domestic markets. Over two-thirds of the population and marketplace of the United States are within 750 miles. For example:

•	As one of the most successful commercial shipping ports in the United States, the Port of Hampton Roads links Virginia and the mid-Atlantic area to more than 250 ports in over 100 countries. It is the second largest volume port on the east coast in terms of general cargo, and the leading U.S. port in total tonnage. In addition, this port is the U.S. leader in coal exports. The coal loading facilities in the Port of Hampton Roads are able to load in excess of 65 million tons annually, giving the port the largest and most efficient and modern coal loading facilities in the world.

•	Located well within a 30 minute commute of most business and residential areas in the region, Norfolk International and Newport News/Williamsburg Airports provide air service to over four million passengers annually.

•	Hampton Roads is home to the corporate headquarters of Norfolk Southern Corporation, as well as its mid-Atlantic terminus. Its network of railroad tracks offers service to approximately half of the United States.

Strong military presence in the Hampton Roads area provides over $11 billion into the local economy annually. All of the armed forces are represented in the area, including Langley Air Force Base and Naval Station Norfolk (the largest Naval installation in the world). Major research institutions, including NASA’s Langley and Jefferson Labs, are bringing high-tech talent and investment into the area. Tourism also remains an important economic focus with attractions such as Jamestown and Colonial Williamsburg, the Chesapeake Bay, and Virginia Beach attracting visitors from around the world.

*    *    *    *    *

Our principal executive offices are located at 999 Waterside Drive, 2nd Floor, Norfolk, Virginia 23510. Our telephone number is (757) 217-1000.

Recent Developments

For the three months ended June 30, 2006, we earned a record $1,574,110, which represented a 20.63% increase over second quarter 2005. Diluted earnings per share for the second quarter of 2006 was $0.19, an increase of 18.75% compared with $0.16 in the second quarter of 2005. Net income in the first half of 2006 was $2,894,011 or 15.34% higher than $2,509,181 in the first half of 2005. Diluted earnings per share increased 13.33% to $0.34 in the first half of 2006 compared with $0.30 in the first six months of 2005.

Our profitability ratios also increased in the second quarter and first half of 2006. Return on average assets was 1.52% in the second quarter of 2006, an increase of 14 basis points compared to our second quarter 2005. Return on average shareholders’ equity was 12.69% in the 2006 second quarter, up 101 basis points from second quarter 2005. After six months, the return on average assets was 1.42% in 2006 compared with 1.37% in 2005. The return on average shareholders’ equity improved to 11.87% in the first half of 2006 compared with 11.51% in the first half of 2005.

Higher net interest income was the primary factor in the higher second quarter and first half earnings in 2006. Net interest income increased 16.28% in the second quarter of 2006 and 17.40% in the first half of 2006 over the comparable periods in 2005. The increases resulted from an 11.41% increase in total loans from June 30, 2005 and an increase in the net interest margin. Net interest margin for the second quarter of 2006 was 5.41% compared to 5.09% for the second quarter of 2005. In the first half, the net interest margin was 5.33% in 2006 compared with 5.04% in 2005. Rising interest rates in conjunction with loan growth contributed to the improvements in the net interest margin.

For the third consecutive quarter, recoveries on loans previously charged off exceeded the amount of current period losses, thus increasing the allowance for loan losses. Based on the net recoveries and the strength of other measures of credit quality, we did not record a provision for loan losses in the second quarter of 2006. At June 30, 2006, our allowance for loan losses was 1.13% of total loans, which was equivalent to the ratio at the same time last year. Our nonperforming assets to total assets ratio was 0.40% on June 30, 2006.

Higher non-interest expense partially offset the factors described above that increased net income. Non-interest expense increased 16.79% and 20.56% in the second quarter and first half of 2006, respectively, over the comparable periods in 2005. The increases were attributable to several factors, including higher employee benefits expense related to incentive programs designed to attract business and increased salary expense related to an increase in the number of employees and normal salary increases. In addition, we incurred higher occupancy expense due primarily to the addition of two branch offices, the new corporate headquarters, and renovations at a number of branch locations. Other operating expense rose due to expenses associated with the new branch offices and a television advertising campaign conducted in the first half of 2006.

Hampton Roads Bankshares, Inc.

Financial Highlights

Unaudited

	Three Months Ended			Six Months Ended
Operating Results	June 30, 2006	June 30, 2005	% Change	June 30, 2006	June 30, 2005	% Change
Interest income	$7,149,441	$5,902,209	21.13%	$13,665,841	$11,214,312	21.86%
Interest expense	1,951,543	1,432,015	36.28%	3,666,281	2,696,959	35.94%
Net interest income	5,197,898	4,470,194	16.28%	9,999,560	8,517,353	17.40%
Provision for loan losses	—	162,000	-100.00%	—	309,000	-100.00%
Noninterest income	799,597	770,588	3.76%	1,714,055	1,680,941	1.97%
Noninterest expense	3,604,487	3,086,284	16.79%	7,314,924	6,067,420	20.56%
Income taxes	818,898	687,566	19.10%	1,504,680	1,312,693	14.63%

Net income	$1,574,110	$1,304,932	20.63%	$2,894,011	$2,509,181	15.34%

Earnings per share:
Basic	$0.19	$0.16	18.75%	$0.35	$0.31	12.90%
Diluted	0.19	0.16	18.75%	0.34	0.30	13.33%
Book value per share	6.01	5.56	8.14%	6.01	5.56	8.14%

Balance Sheet at Period-End
Total loans	$330,622,034	$296,768,545	11.41%	$330,622,034	$296,768,545	11.41%
Total securities	62,643,478	50,581,543	23.85%	62,643,478	50,581,543	23.85%
Total deposits	331,737,325	308,955,742	7.37%	331,737,325	308,955,742	7.37%
Other borrowings	39,300,000	30,500,000	28.85%	39,300,000	30,500,000	28.85%
Shareholders’ equity	49,839,132	44,899,497	11.00%	49,839,132	44,899,497	11.00%
Total assets	424,276,832	388,433,191	9.23%	424,276,832	388,433,191	9.23%

Daily Averages
Total loans	$312,255,757	$293,025,049	6.56%	$301,872,919	$288,341,128	4.69%
Total securities	70,513,927	46,112,153	52.92%	72,865,653	42,812,246	70.20%
Total deposits	324,308,301	298,695,432	8.57%	321,116,049	288,461,563	11.32%
Other borrowings	38,963,736	31,076,923	25.38%	35,696,685	31,394,392	13.70%
Shareholders’ equity	49,751,790	44,816,347	11.01%	49,159,625	43,974,522	11.79%
Interest-earning assets	385,381,945	352,302,521	9.39%	378,662,040	341,034,664	11.03%
Interest-bearing liabilities	257,897,474	235,191,086	9.65%	255,001,893	225,393,743	13.14%
Total assets	416,612,862	379,063,126	9.91%	409,910,437	368,441,657	11.26%

Financial Ratios
Return on average assets	1.52%	1.38%	0.14	1.42%	1.37%	0.05
Return on average equity	12.69%	11.68%	1.01	11.87%	11.51%	0.36
Net interest margin	5.41%	5.09%	0.32	5.33%	5.04%	0.29
Efficiency ratio	60.10%	58.89%	1.21	62.45%	59.49%	2.96

	Three Months Ended			Six Months Ended
Allowance for Loan Losses	June 30, 2006	June 30, 2005	% Change	June 30, 2006	June 30, 2005	% Change
Beginning balance	$3,716,998	$3,180,195	16.88%	$3,597,497	$3,070,600	17.16%
Provision for losses	—	162,000	-100.00%	—	309,000	-100.00%
Charge-offs	(3,500)	(2,003)	74.74%	(53,914)	(50,035)	7.75%
Recoveries	12,853	7,943	61.82%	182,768	18,570	884.21%
Ending balance	3,726,351	3,348,135	11.30%	3,726,351	3,348,135	11.30%

Nonperforming Assets
Nonaccrual loans	$1,700,473	$1,872,772	-9.20%	$1,700,473	$1,872,772	-9.20%
Loans 90 days past due and still accruing Interest	14,119	63,805	-77.87%	14,119	63,805	-77.87%
Other real estate owned	—	—		—	—
Total nonperforming assets	1,714,592	1,936,577	-11.46%	1,714,592	1,936,577	-11.46%

Asset Quality Ratios
Nonperforming assets to total assets	0.40%	0.50%	-0.10	0.40%	0.50%	-0.10
Allowance for loan losses to total loans	1.13%	1.13%	—	1.13%	1.13%	—
Allowance for loan losses to nonperforming assets	217.33%	172.89%	44.44	217.33%	172.89%	44.44

The Offering

Securities Offered	A total of 1,340,000 shares of common stock, of which 670,000 shares will be sold in a rights offering to our shareholders of record as of June 2, 2006. The remaining shares of common stock, 670,000, are being offered to the public by McKinnon & Company, Inc., as underwriter, on a best efforts basis. We also reserve the right to increase the total number of shares being offered in the public offering by not more than 201,000 shares. There is no requirement in either offering to sell any minimum number of shares or dollar amount.

Determination of Offering Price	We expect the public offering price to be between $10.90 and $11.90 per share. It will be determined through negotiation between us and McKinnon & Company, Inc., the underwriter for the public offering. It will be based upon various factors including the trading history of our common stock, the book value per share of our common stock at March 31, 2006, our operating history and our prospects for future earnings, our current performance and the prices of equity securities of comparable companies.

Shares Outstanding	As of July 25, 2006, we had 8,342,749 shares of common stock outstanding. Assuming the sale of all 1,340,000 shares in the offering, we would have 9,682,749 shares outstanding upon the completion of the offering. This number excludes 854,054 shares of common stock issuable upon exercise of outstanding options granted as of July 25, 2006 under our stock option plans.

Use of Proceeds	We will use the net proceeds from this offering for general corporate purposes. General corporate purposes include using the net proceeds to provide additional equity capital to Bank of Hampton Roads to support the growth of our operations.

Dividend Policy	We have historically paid dividends semi-annually on our common stock and intend to continue to do so. See “Market for Common Stock and Dividend Policy” on page 20.

Market for Common Stock	Our common stock is currently traded on the OTC Bulletin Board under the symbol “HMPR”. We have applied to have our common stock qualified for listing on the Nasdaq Capital Market under the same symbol, and we intend to have that listing effective immediately after the closing of the offerings. However, we cannot assure you that the listing will be approved, or that an active trading market for our common stock will develop or be sustained after the offerings. See “Market for Common Stock and Dividend Policy” at page 20.

SUMMARY FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data have been derived from our audited consolidated financial statements for each of the five years that ended December 31, 2005, 2004, 2003, 2002 and 2001 and from our unaudited consolidated financial statements for the three months ended March 31, 2006 and 2005. You also should read the detailed information and the consolidated financial statements included elsewhere in this prospectus.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
(Dollars in thousands except per share and shares outstanding data)	2006	2005	2005	2004	2003	2002	2001
	(unaudited)	(unaudited)
Operating Results:
Interest income	$6,517	$5,312	$24,558	$18,068	$17,469	$17,344	$16,557
Interest expense	1,715	1,265	5,869	3,911	4,417	5,413	6,087
Net interest income	4,802	4,047	18,689	14,157	13,052	11,931	10,470
Provision for loan losses	—	147	486	926	370	1,100	334
Noninterest income	914	910	3,214	3,791	3,410	3,371	2,499
Noninterest expense	3,710	2,981	13,040	10,794	9,983	9,207	7,893
Income taxes	686	625	2,870	2,140	2,086	1,697	1,612
Income before cumulative effect of change in accounting principle	1,320	1,204	5,507	4,088	4,023	3,298	3,130
Cumulative effect of change in accounting principle, net	—	—	—	46	—	—	—
Net income	$1,320	$1,204	$5,507	$4,134	$4,023	$3,298	$3,130

Per Share and Shares Outstanding Data:
Basic earnings after change in accounting principle	$0.16	$0.15	$0.68	$0.52	$0.52	$0.43	$0.42
Diluted earnings after change in accounting principle	$0.16	$0.14	$0.66	$0.50	$0.50	$0.42	$0.41
Book value	$5.89	$5.41	$5.96	$5.41	$5.22	$5.07	$4.74
Basic weighted average shares outstanding	8,283,770	8,073,914	8,137,244	7,973,844	7,805,231	7,606,446	7,509,793
Diluted weighted average shares outstanding	8,478,211	8,333,646	8,407,821	8,236,169	7,994,251	7,782,466	7,698,777
Shares outstanding at period-end	8,349,740	8,136,184	8,242,822	8,059,528	7,908,708	7,707,744	7,518,066

Period-End Balances:
Assets	$412,469	$371,345	$409,517	$344,969	$316,473	$298,714	$240,080
Overnight funds sold	12,285	10,766	18,294	7,294	10,038	33,105	18,721
Loans	296,606	292,355	285,330	275,190	210,775	203,184	189,142
Investment securities	73,576	43,010	73,826	38,995	72,046	45,055	13,904
Deposits	329,123	289,329	327,447	275,115	257,433	243,874	198,515
Shareholders’ equity	49,174	44,005	49,131	43,626	41,314	39,111	35,623

Performance Ratios:
Return on average assets	1.33%	1.37%	1.44%	1.27%	1.34%	1.24%	1.44%
Return on average equity	11.02	11.33	12.28	9.85	10.23	9.04	9.19
Net interest margin	5.24	4.98	5.26	4.71	4.65	4.83	5.24
Average loans to average deposits	91.68	101.98	95.30	90.76	85.47	89.06	93.99

Asset Quality Ratios:
Allowance to period-end loans	1.25%	1.09%	1.26%	1.12%	1.40%	1.40%	1.12%
Non-performing assets to total assets	0.42	0.62	0.44	0.69	0.10	0.25	0.52
Net (charge-offs) recoveries to average loans	0.04	(0.01)	0.01	(0.34)	(0.13)	(0.19)	(0.11)

Capital Ratios
Tier 1 capital ratio	15.00%	13.93%	15.47%	14.69%	17.01%	17.21%	17.89%
Total risk-based capital ratio	16.11	14.92	16.59	15.72	18.24	18.46	18.95
Leverage capital ratio	12.40	12.42	12.37	13.13	13.06	13.37	15.08
Total equity to total assets	11.92	11.85	12.00	12.65	13.05	13.09	14.84

RISK FACTORS

An investment in our common stock involves various risks. You should carefully understand the risks described below before you invest in our common stock. If any of the following risks actually occur, our business, financial condition, and results of operations could suffer, in which case the trading price of our common stock could decline. The risks and uncertainties described below are not the only ones we face. Additional risks and uncertainties, including those not presently known to us or that we currently consider immaterial, also may impair our business. You should read this section together with the other information presented in this annual report.

We depend on the services of key personnel.

The loss of any of these personnel could disrupt our operations, and our business could suffer. Our success depends substantially on the banking relationships maintained with our customers and the skills and abilities of our executive officers and senior lending officers. We have entered into employment agreements with the following executive officers:

Jack W. Gibson	President and Chief Executive Officer
Donald W. Fulton, Jr.	Senior Vice President and Chief Financial Officer
Julie R. Anderson	Senior Vice President and Commercial Loan Officer
Tiffany K. Glenn	Senior Vice President, Marketing Officer and Secretary
Gregory P. Marshall	Senior Vice President and Commercial Loan Officer
Renee’ R. McKinney	Senior Vice President and Branch Administrator

The existence of such agreements, however, does not necessarily assure that we will be able to continue to retain their services. They provide valuable services to us and the unexpected loss of one or more of them could have an adverse impact on our business and possibly result in reduced revenues and earnings.

Our business success also is dependent upon our ability to continue to attract, hire, motivate, and retain skilled personnel to develop new customer relationships, as well as new financial products and services. Many experienced banking professionals employed by our competitors are covered by agreements not to compete or solicit their existing customers if they were to leave their current employment. These agreements make the recruitment of these professionals more difficult. The market for these people is competitive, and we cannot assure you that we will be successful in attracting, hiring, motivating, or retaining them.

Our future success is dependent on our ability to compete effectively in a highly competitive banking industry.

We face vigorous competition from other banks and other financial institutions, including savings and loan associations, finance companies, and credit unions for deposits, loans, and other financial services in our market area. A number of these banks and other financial institutions are significantly larger than we are and have substantially greater access to capital and other resources, as well as larger lending limits and branch networks, and offer a wider array of banking services. In addition, we also compete with other providers of financial services, such as money market mutual funds, consumer finance companies, mortgage companies, insurance companies, and governmental organizations that may offer more favorable financing than we can. Many of our nonbank competitors are not subject to the same extensive regulations that govern us. As a result, these nonbank competitors have advantages over us in providing certain services. The competition may reduce or limit our margins and our market share and may adversely affect our results of operations and financial condition.

Because of our business of lending for construction and land development, a downturn in real estate markets could increase our credit losses and negatively affect our financial results.

Our loan portfolio includes a substantial amount of loans for construction and land development. At March 31, 2006, we had loans of $86.9 million, or 29.3% of total loans, outstanding to finance construction and land development. If the market for new housing should experience a significant slowdown, it could impact the value of loan collateral, the ability of borrowers to meet required principal and/or interest payments, and, potentially, the volume of loan losses. We are subject to the risk of loan defaults and foreclosures as the result of being in the lending business. In spite of our efforts to limit exposure to credit risk, we cannot eliminate it entirely. As a result, loan losses, whether from construction and land development loans or other loans in our portfolio, may occur in the future and could affect operating results adversely.

We serve a limited market area, and an economic downturn in our market area could adversely affect our business.

Our current market area consists primarily of the South Hampton Roads portion of Virginia, which includes the cities of Norfolk, Chesapeake, Virginia Beach, and Suffolk. In the event of an economic downturn in this market, the lack of geographic diversification could adversely affect banking business and, consequently, our results of operations and financial condition. Although the local economy is diverse, the military has a significant presence. In 2005, the federal government considered the possibility of military base closures. Although the government ultimately decided not to close any significant military bases in our market at this time, there is no guarantee that it will not do so in the future. A significant reduction in the military presence in our market, however, whether due to base closures or large troop deployments out of the area, could have a materially adverse impact on the local economy and potentially on our customers and our business.

If our allowance for loan losses becomes inadequate, our results of operations may be adversely affected.

We maintain an allowance for loan losses that we believe is a reasonable estimate of known and inherent losses in our loan portfolio. Through a periodic review and consideration of the loan portfolio, management determines the amount of the allowance for loan losses by considering general market conditions, credit quality of the loan portfolio, the collateral supporting the loans, historical loan loss experience, and both local and national economic conditions and trends. The amount of losses is susceptible to changes in economic, operating, and other conditions, including changes in interest rates, which may be beyond our control, and these losses may exceed our estimates. We cannot predict with certainty the amount of losses that may be sustained or that our allowance for loan losses will be adequate in the future.

Changes in interest rates could negatively impact our results of operations.

Our results of operations depend to a large extent on our net interest income, which is the difference between the interest income received on earning assets, such as loans, investment securities, and short-term investments, and interest expense incurred on deposit accounts and borrowings. The amount of net interest income we earn is influenced by market rates of interest, which in turn are influenced by monetary policy and other external factors, including competition. Net interest income also is influenced by our asset and liability management policies, the volume of our interest bearing assets and liabilities, and changes in the mix of those assets and liabilities, as well as growth in the respective categories. The relationship of interest rate changes to our financial condition and our results of operations is complex. We use various techniques to analyze the effects of changes in interest rates and utilize various strategies intended to mitigate any adverse effects. Due to the fact that most of our assets and liabilities are interest bearing instruments, our financial condition and results of operation are subject to interest rate risk. Although we attempt to manage interest rate risk, we cannot eliminate it.

We may be unable to manage our growth successfully using the net proceeds from the offering.

If we grow too quickly and are not able to control costs and maintain asset quality, this growth could materially adversely affect our financial performance. We have grown since our inception and now operate 17 full-service offices. It is our intention to continue to expand our assets. In particular, we intend to use the funds raised in this offering to support anticipated increases in our deposits and loans. Additional capital also would increase our legal lending limit under federal law, which in turn would allow us to compete more actively in our market area for larger loans. We will also expand into new markets if appropriate opportunities arise, and we will use the additional capital resulting from the offering to support our continued growth. Our ability to manage growth successfully will depend on our ability to maintain cost controls and asset quality, while attracting additional loans and deposits, as well as on factors beyond our control, such as economic conditions and interest rate trends.

Governmental and regulatory changes may adversely affect our cost structure.

We are subject to extensive regulation by state and federal regulatory authorities. In addition, as a public company we are subject to securities laws and standards imposed by the Sarbanes-Oxley Act. Because we are a relatively small company, the costs of compliance are disproportionate compared with much larger organizations. Continued growth of legal and regulatory compliance mandates could adversely affect our expenses and future results of operations. In addition, the government and regulatory authorities have the power to impose rules or other requirements, including requirements that we are unable to anticipate, that could have an adverse impact on our results of operations.

We face a variety of threats from technology based frauds and scams.

Financial institutions are a prime target of criminal activities through various channels of information technology. We attempt to mitigate risk from such activities through policies, procedures, and preventative and detective measures. In addition, we maintain insurance coverage designed to provide a level of financial protection to our business. However, risks posed by business interruption, fraud losses, business recovery expenses, and other potential losses or expenses that may be experienced from a significant event are not readily predictable and, therefore, could have an impact on our results of operations.

If we need additional capital in the future to continue our growth, we may not be able to obtain it on terms that are favorable. This could negatively affect our performance and the value of our common stock.

Our business strategy calls for continued growth. We anticipate that we will be able to support this growth through this offering, as well as the generation of additional deposits at new branch locations and investment opportunities. However, we may need to raise additional capital in the future to support our continued growth and to maintain our capital levels. Our ability to raise capital through the sale of additional securities will depend primarily upon our financial condition and the condition of financial markets at that time. We may not be able to obtain additional capital in the amounts or on terms satisfactory to us. Our growth may be constrained if we are unable to raise additional capital as needed.

Our management will have discretion in allocating all of the proceeds of the offering and could delay the achievement of our strategic goals.

We will use the net proceeds from this offering for general corporate purposes. General corporate purposes include using the net proceeds to provide additional equity capital to Bank of Hampton Roads to support the growth of our operations. We have not otherwise made a specific allocation for the use of the net proceeds.

Subject to the requirements of safe and sound banking practices, however, our management will have discretion in determining the specific use of the offering proceeds. The discretion of management to allocate the proceeds of the offering may result in the use of the proceeds for non-banking activities that are permitted for bank holding companies, but that are not otherwise specifically identified in this prospectus. While we do not anticipate that these proceeds will be used for other purposes, to the extent that they are, it may take us longer to grow our business and operations and otherwise achieve our strategic goals.

Banking regulators have broad enforcement power, but regulations are meant to protect depositors, and not investors.

We are subject to supervision by several governmental regulatory agencies. These regulations, and the interpretation and application of them by regulators, are beyond our control, may change rapidly and unpredictably and can be expected to influence our earnings and growth. In addition, these regulations may limit our growth and the return to investors by restricting activities such as the payment of dividends, mergers with, or acquisitions by, other institutions, investments, loans and interest rates, interest rates paid on deposits and the creation of branch offices. We have included information on the regulations that impact us in “Supervision and Regulation” beginning on page 69 below. Although these regulations impose costs upon us, they are intended to protect depositors, and you should not assume that they protect your interests as a shareholder. The regulations to which we are subject may not always be in the best interests of investors.

A substantial percentage of the proceeds from the offerings may be used to pay for offering costs, and there is not a minimum number of shares that we must sell to complete the offerings.

The public offering is on a best efforts basis, that is, the underwriter will use its best efforts to sell the common stock that we are offering. As a result, there is no condition in the offering to sell any minimum number of shares or dollar amount. To the extent that we sell significantly less than the total number of shares that we are offering, you may be one of only a small number of investors purchasing new shares at this time and a substantial percentage of the offering proceeds may be used to pay for the offering costs, and not for our general corporate purposes. A lower amount of net proceeds available for our general corporate purposes may slow our growth and expansion goals more than we anticipate, which in turn may diminish the value of your investment.

Trading in our common stock has been sporadic and volume has been light. As a result, shareholders may not be able to quickly and easily sell their common stock.

Although our common stock trades on the OTC Bulletin Board and a number of brokers offer to make a market in the common stock on a regular basis, trading volume to date has been limited and there can be no assurance that an active and liquid market for the common stock will develop. We have applied to have our common stock qualified for listing on the Nasdaq Capital Market under the symbol

“HMPR” and to have that listing effective immediately after the closing of the offering. However, we cannot assure you that the listing will be approved. While we believe that a listing on the Nasdaq Capital Market will facilitate transactions between buyers and sellers, it cannot guarantee an active trading market or liquidity in our common stock. Accordingly, even though there is no holding period required for shares purchased in the offering, shareholders may find it difficult to sell a significant number of shares at the prevailing market price or at a price equal to or greater than the offering price. We cannot assure you that you will be able to sell your shares of common stock at such prices should you need to liquidate your investment. Before purchasing, you should consider the limited trading market for the shares and be financially prepared and able to hold your shares for an indefinite period.

Virginia law and the provisions of our articles of incorporation and bylaws could deter or prevent takeover attempts by a potential purchaser of our common stock that would be willing to pay you a premium for your shares of our common stock.

Our articles of incorporation and bylaws contain provisions that may be deemed to have the effect of discouraging or delaying uninvited attempts by third parties to gain control of us. These provisions include the division of our board of directors into classes and the ability of our board to set the price, term and rights of, and to issue, one or more series of our preferred stock. Similarly, the Virginia Stock Corporation Act contains provisions designed to protect Virginia corporations and employees from the adverse effects of hostile corporate takeovers. See “Description of Capital Stock.” These provisions reduce the possibility that a third party could effect a change in control without the support of our incumbent directors. These provisions may also strengthen the position of current management by restricting the ability of shareholders to change the composition of the board, to affect its policies generally and to benefit from actions which are opposed by the current board.

Our directors and officers have significant voting power.

Our present officers and directors beneficially own 16.8% of our common stock now and will purchase additional shares in the rights offering and may purchase additional shares in this offering. By voting against a proposal submitted to shareholders, the directors and officers may be able to make approval more difficult for proposals requiring the vote of shareholders such as mergers, share exchanges, asset sales and amendments to our articles of incorporation. See “Description of Capital Stock” and “Management – Security Ownership of Management”.

CAUTION ABOUT FORWARD-LOOKING STATEMENTS

Where appropriate, statements in this report may contain the insights of management into known events and trends that have or may be expected to have a material effect on our operations and financial condition. The information presented may also contain certain forward-looking statements regarding future financial performance, which are not historical facts and which involve various risks and uncertainties.

When or if used in any Securities and Exchange Commission filings, or other public or shareholder communications, or in oral statements made with the approval of an authorized executive officer, the words or phrases: “anticipate”, “would be”, “will allow”, “intends to”, “will likely result”, “are expected to”, “will continue”, “is anticipated”, “is estimated”, “is projected”, or similar expressions are intended to identify “forward-looking statements.” For example, our forward-looking statements include statements regarding:

•	our intent to apply to have our common stock listed on the Nasdaq Capital Market;

•	the maintenance of our properties, their cost and our future property needs;

•	the anticipated use of the proceeds from this offering;

•	the potential collection of nonaccrual loans;

•	the effect of new accounting pronouncements on our consolidated financial statements;

•	our plans for loan growth;

•	our expected sources of liquidity and stability in the future;

•	our business strategy;

•	our success in the construction and development loan markets;

•	our dividend policy;

•	our expansion into new markets; and

•	the levels of loan losses that we may experience.

We caution readers not to place undue reliance on any such forward-looking statements, which speak only as of the date made, and advise readers that various factors could affect our financial performance and cause the actual results for future periods to differ materially from those anticipated or projected. For a discussion of these factors, you should carefully review the “Risk Factors” beginning on page 12 of this prospectus, “Management’s Discussion and Analysis of Financial Condition and Results of Operations” starting on page 24 and “Business” beginning on page 49. In light of these risks, uncertainties and assumptions, the future events, developments or results described by our forward-looking statements in this prospectus or in the documents referred to in this prospectus could turn out to be materially different from those we discuss or imply.

We do not intend to update or revise our forward-looking statements after the date on the front cover of this prospectus, and you should not expect us to do so.

THE RIGHTS OFFERING

We are selling 670,000 shares of our common stock in a non-preemptive rights offering. The rights offering shares are being sold to our shareholders of record as of June 2, 2006, at the price of $10.90 per share.

USE OF PROCEEDS

The following table sets forth the calculation of our net proceeds from the offerings at a price of $10.90 per share in the rights offering and an assumed price of $11.44 per share in the public offering. Because we have not conditioned either offering on the sale of a minimum number of shares and because the public offering is a best efforts offering and there is no minimum number of shares to be sold, we are presenting this information assuming that we sell 10%, 50% and 100% of the 670,000 shares of common stock that we are offering in each of the rights offering and the public offering.

	10%	50%	100%
Shares of common stock sold in rights offering	67,000	335,000	670,000
Shares of common stock sold in public offering	67,000	335,000	670,000

Gross offering proceeds from rights offering	$730,300	$3,651,500	$7,303,000
Gross offering proceeds from public offering (1)	766,480	3,832,400	7,664,800

Total gross offering proceeds	$1,496,780	$7,483,900	$14,967,800

Underwriter’s commission (2)	$53,292	$266,459	$532,918
Estimated costs of the offering	175,000	175,000	175,000

Net proceeds to us	$1,268,488	$7,042,441	$14,259,882

Use of net proceeds:
General corporate purposes	$1,268,488	$7,042,441	$14,259,882

(1)	Assumes the sale of 10%, 50% and 100%, as indicated, of the 670,000 shares offered in the public offering at a price of $11.44 per share.
(2)	Amounts include a financial advisory/standby fee of 1% of the gross rights offering proceeds above and a 6% sales commission on the gross public offering proceeds above payable to McKinnon & Company, Inc.

We will use the net proceeds from the offering to increase our equity and for general corporate purposes, including future growth and expansion. We have not otherwise made a specific allocation for the use of the net proceeds.

MARKET FOR COMMON STOCK AND DIVIDEND POLICY

Market for Common Stock

Our common stock trades on the Over-the-Counter Bulletin Board under the symbol “HMPR.” The bank acts as our transfer agent. To the best of our knowledge, the price ranges for stock trades and dividends declared that took place through July 25, 2006 and during 2005 and 2004 are listed below. The information set forth below reflects inter-dealer prices without retail mark-up, mark-down, or commission and may not represent actual transactions.

	High	Low	Dividend
2004
1st Quarter	$12.50	$11.35	$0.15
2nd Quarter	13.50	11.50	—
3rd Quarter	12.00	11.01	0.18
4th Quarter	12.20	11.60	—

2005
1st Quarter	$11.75	$11.00	$0.18
2nd Quarter	11.50	10.25	—
3rd Quarter	11.25	10.60	0.18
4th Quarter	10.86	10.50	—

2006
1st Quarter	$12.00	$10.50	$0.20
2nd Quarter	11.75	10.90	—
3rd Quarter (through July 25, 2006)	11.25	10.32	—

The closing sales price for our common stock on July 25, 2006, as reported on the OTC Bulletin Board, was $10.51 per share. As of July 25, 2006, we had 8,342,749 shares of common stock outstanding, which were held by 3,967 shareholders of record. In addition, we had approximately 519 beneficial owners who own their shares through brokers.

We have applied to have our common stock qualified for listing on the Nasdaq Capital Market (which was formerly known as the Nasdaq SmallCap Market) under the symbol “HMPR”, and we intend to have that listing effective immediately after the closing of the offerings. The listing of our common stock on the Nasdaq Capital Market is conditioned upon our meeting certain Nasdaq listing requirements, which we believe we will meet upon completion of the offering. However, we cannot assure you that the listing will be approved, that an active and liquid trading market for our common stock will develop, or if one does develop, that it will continue after the offering.

Dividend Policy

We have historically paid cash dividends on a semi-annual basis. Our future dividend policy is subject to the discretion of the board of directors and will depend upon a number of factors, including future consolidated earnings, financial condition, liquidity and capital requirements of both us and Bank of Hampton Roads, applicable governmental regulations and policies and other factors deemed relevant by our board of directors.

The primary source of funds for dividends paid by us to our shareholders is the dividends received from our subsidiaries. Our bank subsidiary is subject to laws and regulations that limit the amount of dividends that it can pay. Under Virginia law, a bank may not declare a dividend in excess of its undivided profits. In addition, our bank subsidiary may not declare a dividend if the total amount of all dividends, including the proposed dividend, declared by the bank in any calendar year exceeds the total of the bank’s retained net income of that year to date, combined with its retained net income of the two preceding years, unless the dividend is approved by the Federal Reserve. Our bank subsidiary may not declare or pay any dividend if, after making the dividend, the bank would be “undercapitalized,” as defined in the banking regulations.

The Federal Reserve and the state have the general authority to limit the dividends paid by insured banks if the payment is deemed an unsafe and unsound practice. Both the state and the Federal Reserve have indicated that paying dividends that deplete a bank’s capital base to an inadequate level would be an unsound and unsafe banking practice.

In addition, we are subject to certain regulatory requirements to maintain capital at or above regulatory minimums. These regulatory requirements regarding capital affect our dividend policies. Banking regulators have indicated that banking organizations should generally pay dividends only if the organization’s net income available to common shareholders over the past year has been sufficient to fully fund the dividends, and the prospective rate of earnings retention appears consistent with the organization’s capital needs, asset quality and overall financial condition.

CAPITALIZATION

The following table reflects our capitalization at March 31, 2006. You should read this table with our audited consolidated financial statements and unaudited interim consolidated financial statements, including the related financial statement footnotes that begin on page F-1 of this offering circular.

At March 31, 2006
(Unaudited)
Shareholders’ equity:
Preferred stock, no par value; 1,000,000 shares authorized; none issued and outstanding	$—
Common stock, $0.625 par value; 40,000,000 shares authorized; 8,349,740 shares issued and outstanding	5,218,587
Capital surplus	24,338,163
Retained earnings	20,418,123
Accumulated other comprehensive loss, net of tax	(800,928)

Total shareholders’ equity	$49,173,945

Book value per share	$5.89

Capital ratios:
Total risk-based capital ratio	16.11%
Tier 1 capital ratio	15.00%
Leverage capital ratio	12.40%

DILUTION

On March 31, 2006, the book value per share of our common stock was $5.89. Because that amount is less than the purchase price of our common stock in the offering, the book value of each of our outstanding shares could be increased as a result of the offering, and purchasers of the new shares we will sell in the offering will incur dilution. The amount of that dilution for each share purchased in either the rights offering or the public offering, as the case may be, will be the difference between the purchase price per share paid and the pro forma book value per share of our common stock immediately after completion of the offering.

The following table shows the calculation of the amount of dilution that a purchaser of our shares in the offering will incur for each share purchased at a price of $10.90 per share in the rights offering and an assumed price of $11.44 per share in the public offering, deducting estimated offering costs, and giving effect to the application of the estimated net proceeds described in “Use of Proceeds” on page 19. Because the public offering is a best efforts offering and there is no minimum number of shares that must be sold in order to complete the public offering, the table presents this information based on our sale of all 670,000 shares in the rights offering and 10%, 50% and 100% of the shares in each of the rights offering and the public offering. The amount of dilution that purchasers incur will depend on the number of shares we actually sell and the amount of costs we actually incur.

	10%	50%	100%
Book value per share at March 31, 2006 (1)	$5.89	$5.89	$5.89
Increase (decrease) in book value per share attributable to the rights offering (2)	0.35	0.35	0.35
Increase (decrease) in book value per share attributable to the public offering (2)	0.35	0.35	0.35

Pro forma book value	$6.27	$6.40	$6.55

Purchase price per share in the rights offering	$10.90	$10.90	$10.90
Dilution per share to purchasers in the rights offering	4.62	4.50	4.35
Dilution as a percentage of purchase price in the rights offering	45.45%	42.82%	39.94%

Purchase price per share in the public offering	$11.44	$11.44	$11.44
Dilution per share to purchasers in the public offering	5.49	5.21	4.89
Dilution as a percentage of purchase price in the public offering	45.22%	44.00%	42.78%

(1)	Our book value per share reflects our shareholders’ equity divided by the number of outstanding shares of our common stock.
(2)	Allocated based on net proceeds.

SELECTED HISTORICAL FINANCIAL INFORMATION

The following consolidated summary sets forth our selected financial data for the periods and at the dates indicated. The selected financial data have been derived from our audited consolidated financial statements for each of the five years that ended December 31, 2005, 2004, 2003, 2002 and 2001 and from our unaudited consolidated financial statements for the three months ended March 31, 2006 and 2005. You also should read the detailed information and the consolidated financial statements included elsewhere in this prospectus.

	At or For the Three Months Ended March 31,		At or For the Years Ended December 31,
(Dollars in thousands except per share and shares outstanding data)	2006	2005	2005	2004	2003	2002	2001
	(unaudited)	(unaudited)
Operating Results:
Interest income	$6,517	$5,312	$24,558	$18,068	$17,469	$17,344	$16,557
Interest expense	1,715	1,265	5,869	3,911	4,417	5,413	6,087
Net interest income	4,802	4,047	18,689	14,157	13,052	11,931	10,470
Provision for loan losses	—	147	486	926	370	1,100	334
Noninterest income	914	910	3,214	3,791	3,410	3,371	2,499
Noninterest expense	3,710	2,981	13,040	10,794	9,983	9,207	7,893
Income taxes	686	625	2,870	2,140	2,086	1,697	1,612
Income before cumulative effect of change in accounting principle	1,320	1,204	5,507	4,088	4,023	3,298	3,130
Cumulative effect of change in accounting principle, net	—	—	—	46	—	—	—
Net income	$1,320	$1,204	$5,507	$4,134	$4,023	$3,298	$3,130

Per Share and Shares Outstanding Data:
Basic earnings after change in accounting principle	$0.16	$0.15	$0.68	$0.52	$0.52	$0.43	$0.42
Diluted earnings after change in accounting principle	$0.16	$0.14	$0.66	$0.50	$0.50	$0.42	$0.41
Book value	$5.89	$5.41	$5.96	$5.41	$5.22	$5.07	$4.74
Basic weighted average shares outstanding	8,283,770	8,073,914	8,137,244	7,973,844	7,805,231	7,606,446	7,509,793
Diluted weighted average shares outstanding	8,478,211	8,333,646	8,407,821	8,236,169	7,994,251	7,782,466	7,698,777
Shares outstanding at period-end	8,349,740	8,136,184	8,242,822	8,059,528	7,908,708	7,707,744	7,518,066

Period-End Balances:
Assets	$412,469	$371,345	$409,517	$344,969	$316,473	$298,714	$240,080
Overnight funds sold	12,285	10,766	18,294	7,294	10,038	33,105	18,721
Loans	296,606	292,355	285,330	275,190	210,775	203,184	189,142
Investment securities	73,576	43,010	73,826	38,995	72,046	45,055	13,904
Deposits	329,123	289,329	327,447	275,115	257,433	243,874	198,515
Shareholders’ equity	49,174	44,005	49,131	43,626	41,314	39,111	35,623

Performance Ratios:
Return on average assets	1.33%	1.37%	1.44%	1.27%	1.34%	1.24%	1.44%
Return on average equity	11.02	11.33	12.28	9.85	10.23	9.04	9.19
Net interest margin	5.24	4.98	5.26	4.71	4.65	4.83	5.24
Average loans to average deposits	91.68	101.98	95.30	90.76	85.47	89.06	93.99

Asset Quality Ratios:
Allowance to period-end loans	1.25%	1.09%	1.26%	1.12%	1.40%	1.40%	1.12%
Non-performing assets to total assets	0.42	0.62	0.44	0.69	0.10	0.25	0.52
Net (charge-offs) recoveries to average loans	0.04	(0.01)	0.01	(0.34)	(0.13)	(0.19)	(0.11)

Capital Ratios
Tier 1 capital ratio	15.00%	13.93%	15.47%	14.69%	17.01%	17.21%	17.89%
Total risk-based capital ratio	16.11	14.92	16.59	15.72	18.24	18.46	18.95
Leverage capital ratio	12.40	12.42	12.37	13.13	13.06	13.37	15.08
Total equity to total assets	11.92	11.85	12.00	12.65	13.05	13.09	14.84

MANAGEMENT’S DISCUSSION AND ANALYSIS OF

FINANCIAL CONDITION AND RESULTS OF OPERATIONS

The following discussion provides additional information about the important factors affecting our consolidated results of operations, financial condition, capital resources and liquidity. In addition to identifying trends and material changes that occurred during the reporting periods, this report depicts the consistent success achieved by the organization. This discussion and analysis should be read in conjunction with the consolidated financial statements and accompanying notes.

Overview

During the first three months of 2006, we had net income of $1.3 million, an increase of 9.6% over net income of $1.2 million in the first three months of 2005. Net income produced a return of 1.33% on average total assets and 11.02% on average shareholders’ equity in the first three months of 2006. During the comparable period in 2005, these ratios were 1.37% and 11.33%, respectively. Diluted earnings per share increased 14.3% to $0.16 per share for the first three months of 2006 compared to $0.14 per share for the first three months of 2005. Increases in net income and diluted earnings per share in the first quarter of 2006 were driven largely by strong loan growth in a rising interest rate environment.

We achieved record net income in 2005 of $5.5 million or $0.66 per diluted share, a 33.4% increase over 2004 earnings of $4.1 million, or $0.50 per diluted share. The earnings performance extended our string of consecutive year-over-year increases in net income to 18 consecutive years. In contrast with many of our peers, the bank achieved profitability in its first full year of operations and has consistently increased earnings in each subsequent year. Profitability as measured by return on average assets in 2005 was strong at 1.44% compared to 1.27% for 2004 and 1.34% for 2003. Return on average shareholders’ equity rose to 12.28% in 2005 compared to 9.85% in 2004 and 10.23% in 2003.

The earnings increase in 2005 was driven by a 32.0% increase in net interest income. Net interest income is somewhat comparable to the gross profit margin of other companies. It is the difference between interest income and interest expense. Net interest income rose in 2005 because of an increase in average earning assets (loans, securities, and other investments), increases in interest rates, and a more favorable mix of earning assets and funding sources. In addition, fees generated from loans were significantly higher in 2005. In general, net interest income in 2005 benefited from greater volume at higher prices and better margins on the higher volume.

Also contributing to the 2005 increase in earnings was a $440 thousand reduction in the provision for loan losses. The primary cause for the reduction was a charge recorded in 2004 in the amount of $500 thousand related to a specific credit. In spite of the reduction in the provision for loan losses in 2005, our allowance for loan losses increased to 1.26% of loans outstanding at the end of 2005 compared with 1.12% at the end of 2004.

The benefits of higher net interest income and a lower provision for loan losses were offset partially by increases in noninterest, or overhead, expenses, which rose 20.8% in 2005. Salaries and employee benefits, occupancy, and other expenses all contributed to that increase.

As previously noted, our growth played a role in the earnings increase in 2005. Total assets at year-end 2005 were $410 million, or 18.7% higher than at year-end 2004. The growth was fueled by a 19.0% increase in deposits. Although loan growth was vibrant during most of the year, large loan repayments weighed on the year over year growth, which was only 3.7%. In contrast, average loans increased 22.0% in 2005 over 2004. As the loan repayments exceeded loan originations in the second half of the year, we increased our investment in U.S. Agency securities and short term investments.

We historically have maintained a strong capital position. We maintained our well-capitalized position with a total risk-based capital ratio of 16.59% at December 31, 2005, compared to 15.72% at December 31, 2004. At year-end 2005, shareholders’ equity represented 12.00% of total assets. Book value per share has steadily increased in conjunction with our earnings performance.

Critical Accounting Policies

General

U.S. generally accepted accounting principles are complex and require management to apply significant judgment to various accounting, reporting, and disclosure matters. Management must use assumptions, judgments, and estimates when applying these principles where precise measurements are not possible or practical. These policies are critical because they are highly dependent upon subjective or complex judgments, assumptions and estimates. Changes in such judgments, assumptions and estimates may have a significant impact on the consolidated financial statements. Actual results, in fact, could differ from those estimates.

Our single most critical accounting policy relates to our allowance for loan losses, which reflects the estimated losses resulting from the inability of our borrowers to make required loan payments.

Allowance for loan losses

The allowance for loan losses is established through a provision for loan losses charged to expense. Loans are charged against the allowance for loan losses when management believes that collectibility of the principal is unlikely. Subsequent recoveries, if any, are credited to the allowance.

The allowance is an amount that management believes will be adequate to absorb estimated losses relating to specifically identified loans, as well as probable credit losses inherent in the balance of the loan portfolio, based on an evaluation of the collectibility of existing loans and prior loss experience. This evaluation also takes into consideration such factors as changes in the nature and volume of the loan portfolio, overall portfolio quality, credit concentrations, trends in historical loss experience, review of specific problem loans, and current economic conditions.

The allowance consists of specific, general, and unallocated components. The specific component relates to loans that are classified as impaired, doubtful, substandard or special mention. The general component covers non-classified loans and is based on historical loss experience adjusted for qualitative factors. An unallocated component is maintained to cover uncertainties that could affect management’s estimate of probable losses. The unallocated component of the allowance reflects the margin of imprecision inherent in the underlying assumptions used in the methodologies for estimating specific and general losses in the portfolio.

A loan is impaired when it is probable the creditor will be unable to collect all contractual principal and interest payments due in accordance with the terms of the loan agreement. Impaired loans are measured based on the present value of payments expected to be received, using the historical effective loan rate as the discount rate. Alternatively, measurement also may be based on observable market prices or, for loans that are solely dependent on the collateral for repayment, measurement may be based on the fair value of the collateral. The bank does not aggregate loans for risk classification. Loans that are to be foreclosed are measured based on the fair value of the collateral. If the recorded investment in the impaired loan exceeds the measure of fair value, a valuation allowance is established as a component of the allowance for loan losses. Changes in the allowance for loan losses relating to impaired loans are charged or credited to the provision for loan losses.

Results of Operations

Net Interest Income

Net interest income, our principal source of income, represents interest and fees earned from lending and investment activities less the interest paid to fund these activities. The following influences may significantly impact net interest income and net interest margin:

•	Variations in the volume and mix of interest earning assets and interest bearing liabilities;

•	Changes in the yields earned and rates paid; and

•	The level of noninterest bearing liabilities available to support earning assets.

Table 1 presents the average interest earning assets and average interest bearing liabilities, the average yields earned on such assets and rates paid on such liabilities, and the net interest margin for the indicated periods. The variance in interest income and expense caused by differences in average balances and rates is shown in Table 2.

Periods ended March 31, 2006 and 2005

Net interest income for the first three months of 2006 was $4.8 million, a $755 thousand, or 18.6% increase over the first three months of 2005. The net interest margin, which is calculated by expressing net interest income as a percentage of average interest earning assets, is an indicator of effectiveness in generating income from earning assets. Our net interest margin increased from 5.0% during the first three months of 2005 to 5.2% for the same period in 2006. This increase can be attributed to increases in average interest earning assets coupled with rising interest rates. The federal funds targeted rate ranged from 4.25% to 4.75% during the first three months of 2006 compared to 2.25% to 2.75% during the first three months of 2005. The higher federal funds rate resulted in comparable increases in bank lending rates.

Our interest earning assets consist primarily of loans, investment securities, interest-bearing deposits in other banks, and overnight funds sold. Interest income on loans, including fees, increased $717 thousand to $5.7 million for the three months ended March 31, 2006 compared to the same time period during 2005. This increase resulted from the 81 basis point increase experienced in the average interest yield along with the $7.8 million increase in the average loan balance. Interest income on investment securities increased $471 thousand to $733 thousand for the three months ended March 31, 2006 compared to the same time period during 2005. The $35.8 million increase in the average investment securities balance along with a 126 basis point increase in the average interest yield produced this increase. Interest income on interest-bearing deposits in other banks increased $6 thousand for the three months ended March 31, 2006 compared to the same time period during 2005. This increase was the result of the 166 basis point increase in the average interest yield netted against an $88 thousand decrease in average interest-bearing deposits in other banks balance. Interest income on overnight funds sold increased $10 thousand to $40 thousand for the three months ended March 31, 2006 compared to the same time period during 2005. This increase was due to the 194 basis point increase experienced in the average interest yield, partially offset by the $1.2 million decrease in the average overnight funds sold balance.

Our interest bearing liabilities consist of deposit accounts and other borrowings. Interest expense from deposits increased $437 thousand, to $1.4 million for the three months ended March 31, 2006 compared to the same time period during 2005. This increase resulted from the 48 basis point increase experienced in the average interest rate, as well as the $32.7 million increase in the average interest bearing deposit balance. Interest expense from other borrowings, which consists of FHLB borrowings and overnight funds purchased, increased $13 thousand to $265 thousand for the three months ended March 31, 2006 compared to the same time period during 2005. The $678 thousand increase in the average other borrowings balance and the 9 basis point increase in the average interest rate, produced this result.

Years ended December 31, 2005, 2004 and 2003

Net interest income increased 32.0% in 2005 to $18.7 million, or $4.5 million over the 2004 total. Net interest income in 2004 increased $1.1 million, or 8.5%, over the 2003 amount. The increase in net interest income during 2005 was attributable to growth in average interest earning assets, a shift in the mix and higher rates on those assets, and a change in the mix of funding sources experienced during the year. The increase in net interest income during 2004 was attained by strong increases in the average balance of interest earning assets, most notably in average loans, which increased 13.6% in 2004.

Our net interest margin was 5.26% in 2005, as compared to 4.71% in 2004 and 4.65% in 2003. The net interest margin was affected positively in 2005 by a shift in the mix of interest earning assets. Average loans, our highest interest earning asset category, increased 22.0% and accounted for 75.2% of average assets in 2005 and 72.8% in 2004. Thus, the lower yielding asset categories of investment securities and overnight funds sold represented a smaller portion of the asset mix in 2005 compared to 2004.

Interest rates also were a factor in net interest income and the net interest margin in 2005. The Federal Reserve increased its Discount rate and targeted Federal Funds rate 25 basis points eight times in 2005 for a cumulative increase of 2.00%. As rates rose in 2005, the yields on all categories of average earning assets rose. Although the costs associated with average interest bearing liabilities increased also, the magnitude of the change was greater for average earning assets. The variance in net interest income attributable to interest rate changes in 2005 over 2004 was $1.5 million.

Interest income from loans, including loan fees, accelerated to $22.3 million for the year 2005, an increase of $6.0 million. Included in the 2005 increase were $2.4 million in loan fees which exceeded the 2004 amount by $1.3 million. The increase in loan fees resulted primarily from contractual fees collected in 2005 that were related primarily to one banking relationship that was paid off during the year. The level of fees collected in 2005 may not be representative of loan fees that may be recorded by us in future periods as the nature and circumstances surrounding the loan fees generated in 2005 may not be replicated.

During 2005, average loans increased $51.9 million, or 22.0%, while the average interest yield increased 82 basis points. New loan production was strong throughout 2005. However, loan repayments exceeded new loan volume in the second half of the year as several of our larger credits were repaid. At December 31, 2005, approximately 49.9% of the loan portfolio consisted of variable rate loans, up from 49.3% and 45.6% as of December 31, 2004 and 2003, respectively. Interest on loans increased $982 thousand to $16.4 million in 2004 over the 2003 amount.

Interest income from investment securities increased $104 thousand from 2004 to 2005. This increase is related to an increase in the average yield on investment securities of 45 basis points, which was offset partially by a decrease in average investment securities of $4.8 million. Interest on investment securities decreased $349 thousand from 2003 to 2004. This decrease was caused by both a decrease in average investment securities of $4.3 million from 2003 to 2004 and a decrease in the average yield on investment securities of 37 basis points.

A shift in the mix of funding sources also was a factor in our net interest income in 2005. Average noninterest bearing demand deposits increased 18.1% to $99.7 million in 2005. In addition, a new, premium rate savings account contributed low cost funding for our asset growth. The premium rate savings account generated the $37.2 million increase in average savings deposits and the 161 basis point increase in the average rate paid on savings accounts. Although the cost of total average interest bearing liabilities increased 50 basis points in 2005 over 2004, it was less than the increase in yields on average earning assets.

Total interest expense in 2005 increased $2.0 million from 2004 due to a 50 basis point increase in the average rate paid on interest bearing liabilities along with a $39.0 million increase in average interest bearing liabilities. Despite an increase of $3.5 million in average interest bearing liabilities in 2004, our total interest expense decreased $507 thousand from 2003 to 2004. The decrease in expense can be explained by the decline in overall rates paid on liabilities of 30 basis points to 2.01% in 2004.

Table 1: Average Balance Sheet and Net Interest Margin Analysis

	March 31, 2006			March 31, 2005
(In thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:
Interest earning assets
Loans	$291,380	$5,727	7.97%	$283,608	$5,010	7.16%
Investment securities	75,244	733	3.95%	39,476	261	2.69%
Interest-bearing deposits in other banks 1,644	17	4.26%	1,732	11	2.60%
Overnight funds sold	3,605	40	4.47%	4,829	30	2.53%

Total interest earning assets	371,873	6,517	7.11%	329,645	5,312	6.54%
Noninterest earning assets
Cash and due from banks	17,363			16,672
Premises and equipment	11,656			10,062
Other assets	5,869			4,469
Less: Allowance for loan losses	(3,672)			(3,144)

Total assets	$403,089			$357,704

Liabilities and Shareholders’ Equity:
Interest bearing liabilities
Interest bearing demand	$49,191	$76	0.63%	$57,808	$90	0.63%
Savings deposits	74,610	494	2.69%	26,192	95	1.47%
Time deposits	95,880	879	3.72%	102,943	827	3.26%
Other borrowings	32,393	266	3.32%	31,715	253	3.23%

Total interest bearing liabilities	252,074	1,715	2.76%	218,658	1,265	2.35%

Noninterest bearing liabilities
Demand deposits	98,158			91,171
Other liabilities	4,296			4,752
Shareholders’ equity	48,561			43,123

Total liabilities and shareholders’ equity	$403,089			$357,704

Net interest income		$4,802			$4,047

Net interest spread			4.35%			4.19%

Net interest margin			5.24%			4.98%

Notes:	Interest income from loans included fees of $332,891 in 2006 and $404,847 in 2005.

Nonaccrual loans are not material and are included in loans above.

The average yield/rate represents the annualized yield/rate.

	2005			2004			2003
(In thousands)	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate	Average Balance	Interest Income/ Expense	Average Yield/ Rate
Assets:
Interest earning assets
Loans	$287,979	$22,342	7.76%	$236,082	$16,375	6.94%	$207,853	$15,393	7.41%
Investment securities	52,706	1,720	3.26%	57,455	1,616	2.81%	61,705	1,965	3.18%
Interest-bearing deposits in other banks	7,184	246	3.42%	521	6	1.15%	780	9	1.15%
Overnight funds sold	7,132	250	3.51%	6,509	71	1.09%	10,179	102	1.00%

Total interest earning assets	355,001	24,558	6.92%	300,567	18,068	6.01%	280,517	17,469	6.23%
Noninterest earning assets
Cash and due from banks	15,801			13,808			10,802
Premises and equipment	10,432			9,137			8,825
Other assets	4,986			4,249			3,807
Less: Allowance for loan losses	(3,399)			(3,276)			(2,878)

Total assets	$382,821			$324,485			$301,073

Liabilities and Shareholders’ Equity:
Interest bearing liabilities
Interest bearing demand	$52,268	$319	0.61%	$69,579	$425	0.61%	$59,288	$445	0.75%
Savings deposits	52,415	1,156	2.21%	15,221	91	0.60%	12,504	84	0.67%
Time deposits	97,823	3,391	3.47%	90,921	2,834	3.12%	103,859	3,387	3.26%
Other borrowings	30,944	1,003	3.24%	18,734	561	2.99%	15,270	502	3.29%

Total interest bearing liabilities	233,450	5,869	2.51%	194,455	3,911	2.01%	190,921	4,418	2.31%
Noninterest bearing liabilities
Demand deposits	99,661			84,389			67,526
Other liabilities	4,855			3,681			3,315
Shareholders’ equity	44,855			41,960			39,311

Total liabilities and shareholders’ equity	$382,821			$324,485			$301,073

Net interest income		$18,689			$14,157			$13,051

Net interest spread			4.41%			4.00%			3.92%

Net interest margin			5.26%			4.71%			4.65%

Note:	Interest income from loans included fees of $2,408,180 in 2005, $1,116,165 in 2004, and $737,101 in 2003.

Nonaccrual loans are not material and are included in loans above.

Table 2: Effect of Changes in Rate and Volume on Net Interest Income

	March 31,2006 Compared to March 31, 2005			December 31,2005 Compared to December 31,2004			December 31,2004 Compared to December 31,2003
	Interest Income/ Expense Variance	Variance Attributable to		Interest Income/ Expense Variance	Variance Attributable to		Interest Income/ Expense Variance	Variance Attributable to
(In thousands)		Rate	Volume		Rate	Volume		Rate	Volume
Interest Earning Assets:
Loans	$717	$577	$140	$5,967	$2,090	$3,877	$982	$(860)	$1,842
Investments securities	161	161	311	104	215	(111)	(349)	(219)	(130)
Interest-bearing deposits in other banks	7	7	(1)	241	36	205	(3)	—	(3)
Overnight funds sold	15	15	(5)	178	171	7	(31)	10	(41)

Total interest earning assets	$1,205	$760	$445	$6,490	$2,512	$3,978	$599	$(1,069)	$1,668

Interest Bearing Liabilities:
Deposits	$437	$243	$194	$1,516	$957	$559	$(566)	$(568)	$2
Other borrowings	13	7	6	441	49	392	60	(37)	97

Total interest bearing liabilities	450	250	200	1,957	1,006	951	(506)	(605)	99

Net interest income	$755	$510	$245	$4,533	$1,506	$3,027	$1,105	$(464)	$1,569

Note:	The change in interest due to both rate and volume has been allocated to variance attributable to rate and variance attributable to volume in proportion to the relationship for the absolute amounts of the change in each.

Provision for Loan Losses

During the first three months of 2006, we recorded loan recoveries to the allowance for loan losses in the amount of $170 thousand and loan charge-offs in the amount of $50 thousand. As a result of the high loan recoveries and after the quarterly analysis of the allowance for loan losses, we determined that no provision for loan losses was necessary for the first quarter of 2006. During the first three months of 2005, we recorded loan recoveries to the allowance for loan losses in the amount of $11 thousand, loan charge-offs in the amount of $48 thousand, and a provision for loan losses in the amount of $147 thousand.

Our provision for loan losses in 2005 was $486 thousand compared to $926 thousand in 2004. This decrease was attributable partially to a provision of $500 thousand related to a specific credit recorded in the second quarter of 2004. In addition, the provision was reduced as loan recoveries in 2005 exceeded charge-offs. Although the provision for loan losses was reduced in 2005, it still was sufficient to increase our allowance for loan losses as a percentage of loans outstanding. The provision for loan losses was $370 thousand in 2003.

Noninterest Income

We reported an increase in total noninterest income of $4 thousand, or 0.5%, for the first three months of 2006 compared to the same period in 2005. Service charges on deposit accounts, our primary source of noninterest income, decreased $15 thousand or 3.1% to $455 thousand for the first three months of 2006 compared to the same period in 2005. Other service charges and fees increased $19 thousand, or 4.3%, for the first three months of 2006 compared to the first three months of 2005. Noninterest income comprised 12.3% of total revenue in the first three months of 2006 compared with 14.6% in the first three months of 2005.

As shown in Table 3, we reported a decrease in total noninterest income of $577 thousand, or 15.2%, in 2005. In order to improve liquidity and allow for the growth in the loan portfolio, we sold investment securities and recognized a gain of $508 thousand in 2004. There were no sales of investment securities in 2005. Noninterest income increased $381 thousand or 11.2% in 2004 and $39 thousand, or 1.2%, in 2003. Noninterest income comprised 11.6% of total revenue in 2005, 17.3% in 2004 and 16.3% in 2003.

Service charges on deposit accounts, our primary source of noninterest income, increased 0.7% in 2005. In 2004, service charges on deposit accounts decreased 2.5%. This decrease was due to a decline in non sufficient funds (NSF) fees and stop payment fees, despite an increase in monthly service charges.

Another significant component of noninterest income is ATM surcharge income, which decreased by $14 thousand, or 6.4%, in 2005 despite the addition of four new ATMs. ATM surcharge income increased from 2003 to 2004 by $14 thousand, or 6.8%. In July of 2004, we increased the transaction fee from $1.50 to $2.00 for foreign (non-Bank of Hampton Roads customer) ATM transactions at fourteen of our sixteen ATMs.

Other bank service charges and fees decreased $68 thousand or 6.0% in 2005 due primarily to a decrease in loan extension fees. Other bank service charges and fees decreased $92 thousand, or 7.5%, in 2004. The 2004 decrease was due primarily to gains recognized on the sale of foreclosed properties of $65 thousand in 2003.

Table 3: Noninterest Income

	Three Months Ended March 31,		Years Ended December 31,
(In thousands)	2006	2005	2005	2004	2003
Service charges on deposit accounts	$455	$591	$1,945	$1,932	$1,981
ATM surcharge fees	55	50	205	219	205
Gain on sale of investment securities	—	—	—	508	—
Other service charges and fees	404	269	1,064	1,132	1,224

Total noninterest income	$914	$910	$3,214	$3,791	$3,410

Noninterest Expense

Noninterest expense represents our overhead expenses. Total noninterest expense increased $729 thousand, or 24.5%, for the first three months of 2006 compared to the first three months of 2005. This increase was partially attributable to a 17.5% increase in salaries and employee benefits resulting from additional staffing for our Great Bridge branch and our main office, normal annual salary adjustments and increases in certain employee benefit costs, including stock-based compensation of $136 thousand. Occupancy expense increased to $402 thousand for the three months ended March 31, 2006 compared to $240 thousand for the same time period in 2005 due primarily to the addition of the Dominion Tower branch and new executive offices and other branch renovations in the fourth quarter of 2005. Data processing expense, another category of noninterest expense, posted an increase of 16.7% during the first three months of 2006 compared to the first three months of 2005, which was associated with the upgrade of many components of the data processing equipment during 2005. Advertising and marketing expense increased significantly in the first quarter of 2006 primarily due to a special television advertising campaign. Other noninterest expenses posted an increase of 18.2% for the first three months of 2006 compared to the same time period during 2005 primarily due to expenses associated with opening the Dominion Tower branch and the new executive offices. The ratio of noninterest expense to average total assets was 0.92% for the first three months of 2006 compared to 0.83% for the first three months of 2005.

Occupancy expense for the remainder of 2006 is expected to continue to show an increase over the remainder of 2005 due to the lease agreement entered into during 2005 for portions of the first floor and the entire second floor of the Dominion Tower building. The initial term of the lease is for eleven years and two months.

One of the core operating principles of management continues to be the careful monitoring and control of noninterest expenses. The ratio of noninterest expense to average total assets was 3.41%, 3.33%, and 3.32%, for the years ended December 31, 2005, 2004, and 2003, respectively. As shown in Table 4, total noninterest expense increased $2.6 million, or 20.8%, for the year ended December 31, 2005 to $13.0 million, compared to $10.8 million in 2004. From 2003 to 2004, the increase in noninterest expense was $812 thousand, or 8.1%.

Table 4: Noninterest Expense

	Three Months Ended March 31,		Years Ended December 31,
(In thousands)	2006	2005	2005	2004	2003
Salaries and employee benefits	$2,182	$1,856	$7,962	$6,603	$6,036
Occupancy	402	240	1,109	912	880
Data processing	144	124	560	571	440
Directors’ and advisory board fees	69	67	313	254	228
Bank franchise tax	66	60	251	230	229
Professional fees	71	107	380	184	132
Telephone and postage	82	71	282	283	328
ATM and VISA Check Card expense	109	99	467	359	309
Advertising and marketing	235	61	304	240	288
Other	350	296	1,412	1,158	1,113

Total noninterest expense	$3,710	$2,981	$13,040	$10,794	$9,983

Salaries and employee benefits accounted for the largest portion of noninterest expense during each of the years in the three-year period ended December 31, 2005. During 2005, salaries and benefits were $8.0 million, an increase of $1.4 million over 2004. This increase was driven by annual incentive increases, an increase in the number of full-time equivalent employees, and increases in certain employee benefit costs, including stock-based compensation. Likewise, salaries and employee benefits increased $567 thousand to $6.6 million from 2003 to 2004.

Occupancy expense increased $197 thousand for the year ended December 31, 2005 to $1.1 million. This increase related to the addition of the Great Bridge branch on January 31, 2005 and the Dominion Tower branch on August 16, 2005 as well as moving our headquarters to downtown Norfolk in November 2005. From 2003 to 2004, occupancy expense increased $32 thousand to $912 thousand.

Data processing expense decreased $11 thousand or 1.9% to $560 thousand in 2005. In 2004, we upgraded our data processing equipment. This upgrade included the purchase of new computer equipment and the purchase of software licensing. As a result, data processing expense increased $131 thousand or 29.8% from $440 thousand in 2003.

Professional fees increased $196 thousand in 2005 compared to 2004. A majority of this increase was attributable to external auditing fees and work performed for compliance with the Sarbanes-Oxley Act of 2002.

Income Taxes

Income tax expense for the first quarters of 2006 and 2005 was $686 thousand and $625 thousand, respectively. Our effective tax rate for both periods was 34.2% and differed from the statutory rate of 34.0% due primarily to nondeductible expenses.

Income tax expense for 2005, 2004, and 2003 was $2.9 million, $2.1 million, and $2.1 million, respectively. Our effective tax rate for the years ended December 31, 2005, 2004, and 2003 was 34.3%, 34.4%, and 34.2%, respectively, and differed from the statutory rate of 34.0% due primarily to nondeductible expenses.

Financial Condition

Assets

Total average assets, a benchmark used by banks when comparing size, is the strongest indicator of our continuous growth. Average assets increased $45.4 million, or 12.7%, to a new high of $403.1 million for the three months ended March 31, 2006 compared to the three months ended March 31, 2005. Total assets at March 31, 2006 were $412.5 million, an increase of $3.0 million, or 0.7%, over December 31, 2005 total assets of $409.5 million.

Average assets increased $58.3 million, or 18.0%, to a new high of $382.8 million in 2005, and by $23.4 million, or 7.8%, to $324.5 million in 2004. Total assets at year-end 2005 were $409.5 million, an increase of $64.6 million, or 18.7%, over December 31, 2004 total assets of $345.0 million. As previously noted, net loan growth tapered off in the second half of 2005. Consequently, the year over year growth in assets was reflected in totals for investment securities, other short term investments, and, to a lesser extent, in loans. In 2004, loan growth drove the increase in total assets.

Loans

As a community bank, we have a primary objective of meeting the business and consumer credit needs within our market where standards of profitability, client relationships and credit quality can be met. Our loan portfolio grew $11.3 million, or 4.0%, to $296.6 million as of March 31, 2006 compared to December 31, 2005. This growth can be attributed to the commercial and real estate—commercial mortgage categories of the loan portfolio which increased by 3.8% and 7.6%, respectively, during the first three months of 2006. The real estate – commercial mortgage category benefited from loans made to build new office warehouse space and other owner-occupied buildings.

As shown in Table 5, our overall loan portfolio grew $10.1 million, or 3.7%, from year-end 2004 to year-end 2005.

Table 5: Loans by Classification

	March 31, 2006		December 31,
			2005		2004		2003		2002		2001
(In thousands)	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%	Balance	%
Loan Classification:
Commercial	$63,263	21.33%	$60,972	21.37%	$58,501	21.26%	$59,334	28.15%	$62,007	30.52%	$56,730	29.99%
Construction	86,931	29.31	85,205	29.86	73,508	26.71	44,465	21.10	35,970	17.70	28,620	15.13
Real estate - commercial mortgage	112,267	37.85	104,313	36.56	108,314	39.36	74,865	35.52	62,611	30.81	60,495	31.98
Real estate - residential mortgage	18,973	6.40	20,011	7.01	17,900	6.50	15,595	7.40	20,341	10.01	23,911	12.65
Installment loans to individuals	15,479	5.22	15,107	5.30	17,251	6.27	16,493	7.82	22,217	10.94	19,328	10.22
Deferred loan fees and related costs	(307)	(0.11)	(278)	(0.10)	(284)	(0.10)	23	0.01	38	0.02	58	0.03

Total loans	$296,606	100.00%	$285,330	100.00%	$275,190	100.00%	$210,775	100.00%	$203,184	100.00%	$189,142	100.00%

Commercial loans are loans to businesses which typically are not collateralized by real estate. The commercial loan portfolio increased slightly from the 2004 year-end balance of $58.5 million to the 2005 year-end balance of $61.0 million. The commercial loan category remained relatively flat in 2004 compared with 2003.

The largest growth occurred in construction lending, which increased $11.7 million in 2005 and $29.0 million in 2004. Construction is an important part of our business, and the real estate market has provided opportunities to grow this loan category.

Several large loan payoffs during 2005 in the real estate - commercial mortgage loan category caused a decrease of $4.0 million. This portfolio saw significant growth during 2004 increasing $33.5 million to $108.3 million. New builder relationships were solicited using a pricing philosophy which rewarded excellent credit ratings. The real estate—commercial mortgage loan portfolio benefited from an opportunity to finance many owner occupied properties in 2004.

Real estate - residential mortgage loans increased $2.1 million in 2005 and $2.3 million in 2004. We refer a substantial portion of our residential real estate business to our affiliate, Tidewater Home Funding. Through our partnership with Tidewater Home Funding, we are able to provide our customers with enhanced mortgage products.

Our installment loan portfolio consists primarily of automobile loans. Due to the low interest rates offered by dealership financing programs, the number of customers requiring bank automobile financing has decreased. At December 31, 2005, installment loans to individuals were $15.1 million as compared to $17.3 million at December 31, 2004 and $16.5 million at December 31, 2003.

Our specialization in construction and development lending has resulted in a loan concentration, defined as 10.0% of the total loan portfolio, in loans to real estate developers. As of year-end 2005, we had $85.2 million, or 29.9% of total loans, in loans outstanding to finance construction and development speculation properties and contracts. These loans are collateralized by the underlying real estate. No other loan concentrations to borrowers engaged in similar activities existed as of December 31, 2005.

Loan growth will continue to be one of our primary goals for 2006 and beyond. The long-range objective for growth in the loan portfolio will be achieved through continued community involvement, relationships with existing customers, enhancement of our image as a community asset, and management’s strengthened efforts to offer competitively-priced products, while offering high quality, personalized service. Furthermore, to balance the emphasis on loan growth, prudent business practices and stringent internal guidelines and underwriting standards will continue to be followed in making lending decisions in order to manage exposure to loan losses.

Table 6 sets forth the maturity or period of re-pricing of our loan portfolio as of March 31, 2006. Demand loans are reported as due within one year. Adjustable and floating-rate loans are included in the period in which interest rates are next scheduled to adjust rather than in the period in which they contractually mature. Fixed rate loans are included in the period in which the final contractual repayment is due. Since the majority of our loan portfolio is short-term, we can re-price our portfolio more frequently to adjust the portfolio to current market rates.

Table 6: Loan Maturities and Re-Pricing Schedule

March 31, 2006 (In thousands)	Commercial	Construction	Real Estate Commercial	Real Estate Residential	Installment	Total
Variable Rate:
Within 1 year	$28,312	$83,496	$11,562	$9,250	$6,467	$139,087

Total variable rate	$28,312	$83,496	$11,562	$9,250	$6,467	$139,087

Fixed Rate:
Within 1 year	$5,359	$794	$6,671	$755	$1,993	$15,572
1 to 5 years	29,569	2,641	94,034	8,968	6,985	142,197
After 5 years	23	—	—	—	34	57

Total fixed rate	$34,951	$3,435	$100,705	$9,723	$9,012	$157,826

Total maturities and re-pricing	$63,263	$86,931	$112,267	$18,973	$15,479	$296,913

Non-performing Assets

Total non-performing assets were $1.7 million at March 31, 2006 or 0.42% of total assets. Total non-performing assets were $1.8 million or 0.45% of total assets at year-end 2005, as compared to $2.4 million, or 0.69% of total assets at year-end 2004 and $324 thousand, or 0.10% of total assets at year-end 2003. We classify non-performing assets as those loans in nonaccrual status, those loans on which payment has been delinquent 90 days or more, but are still accruing interest, and real estate acquired in settlement of loans. We closely review the composition of non-performing assets and related collateral values.

Loans categorized as 90 days or more past due that are deemed collectible and continue to accrue interest consisted of four loans totaling $9 thousand at March 31, 2006. Loans categorized as 90 days or more past due that are deemed collectible and continue to accrue interest decreased to $30 thousand at December 31, 2005, as compared to $469 thousand and $112 thousand at year-end 2004 and 2003, respectively. We diligently monitor these loans. At March 31, 2006, we expect the balance of these loans to be collected without significant losses.

At March 31, 2006, nonaccrual loans consisted of one loan that totaled $1.7 million. We have written this loan down to the present value of expected payments to be made according to the signed agreement between the borrower and us. Nonaccrual loans were $1.8 million at December 31, 2005 compared to $1.9 million and $108 thousand at December 31, 2004 and 2003, respectively. Nonaccrual loans at year-end 2005 consisted of three loans, however, one relationship accounted for the majority of the year-end balance. This relationship is being treated as an impaired loan and, accordingly, the balance has been written down to the present value of expected future payments. As a general rule, loans are placed in nonaccrual status when principal or interest is 90 days or more past due, or when management deems collection of all principal and interest doubtful. Had income on nonaccrual loans been recorded under original terms, $136,878, $56,814, and $17,553 of interest income would have been recorded in 2005, 2004 and 2003, respectively. There were no interest payments recorded in 2005 as interest income for nonaccrual loans.

We did not have any real estate acquired in settlement of loans at March 31, 2006 or at December 31, 2005 and 2004. Real estate acquired in settlement of loans totaled $104 thousand at December 31, 2003.

Allowance for Loan Losses

We continuously review our loan portfolio and maintain an allowance for loan losses sufficient to absorb losses inherent in the portfolio. In addition to the review of credit quality through ongoing credit review processes, we conduct an independent and comprehensive allowance analysis of our loan portfolio at least quarterly. This analysis includes two basic elements: specific allowances for individual loans, and general allowances for loan pools which factor in our historical loan loss experience, loan portfolio growth and trends, and economic conditions.

As part of the loan loss reserve methodology, loans are categorized into one of six pools: commercial, construction, commercial real estate, residential real estate, consumer installment, and credit cards. These categories are further subdivided by assigned asset quality. Loss factors are calculated using the above mentioned qualitative data and then are applied to each of the loan pools to determine a reserve level for each of the six pools of loans. In addition, special allocations may be assigned to nonaccrual or other problem credits.

After considering these factors, the allowance for loan losses was $3.7 million, or 1.25% of outstanding loans, as of March 31, 2006 compared with $3.6 million, or 1.26% of outstanding loans, as of December 31, 2005. Management considers the allowance for loan losses to be adequate. This compares to an allowance of $3.1 million, or 1.12% of total loans and $3.0 million, or 1.40% of total loans at year-end 2004 and 2003, respectively, as seen in Table 7. The allowance for loan losses as of December 31, 2005 was based primarily on the evaluation of the quality of the loan portfolio and some elevated concern over a potential downturn in real estate markets.

At present, our management believes that the allowance for loan losses is adequate. However, the allowance is subject to regulatory examinations and determination as to adequacy, which may take into account such factors as the methodology used to calculate the allowance and the size of the allowance in comparison to peer banks identified by regulatory agencies. Such agencies may require us to recognize additions to the allowance for loan losses based on their judgments about information available at the time of their examinations.

Table 7: Allowance for Loan Losses Analysis

	March 31, 2006	December 31,
(In thousands)		2005	2004	2003	2002	2001
Allowance for Loan Losses:
Balance at beginning of period	$3,597	$3,071	$2,948	$2,843	$2,121	$1,969
Charge-offs:
Commercial	—	(24)	(845)	(142)	(219)	(185)
Construction	—	—	—	—	—	—
Real estate - commercial mortgage	—	—	—	—	—	—
Real estate - residential mortgage	—	—	—	—	—	—
Installment loans to individuals	(50)	(75)	(95)	(157)	(215)	(30)

Total charge-offs	(50)	(99)	(940)	(299)	(434)	(215)
Recoveries:
Commercial	160	119	110	16	28	30
Construction	—	—	—	—	—	—
Real estate - commercial mortgage	—	—	—	—	—	—
Real estate - residential mortgage	—	—	—	—	—	—
Installment loans to individuals	10	20	27	18	28	3

Total recoveries	170	139	137	34	56	33
Net (charge-offs) recoveries	120	40	(803)	(265)	(378)	(182)
Provision for loan losses	—	486	926	370	1,100	334

Balance at end of period	$3,717	$3,597	$3,071	$2,948	$2,843	$2,121

Allowance for loan losses to year-end loans	1.25%	1.26%	1.12%	1.40%	1.40%	1.12%

Ratio of net (charge-offs) recoveries to average loans	0.04%	0.01%	(0.34)%	(0.13)%	(0.19)%	(0.11)%

We have allocated the allowance for loan losses to the categories as shown in Table 8. Notwithstanding these allocations, the entire allowance for loan losses is available to absorb charge-offs in any category of loan.

Table 8: Allocation of Allowance for Loan Losses

	March 31, 2006	December 31,
(In thousands)		2005	2004	2003	2002	2001
Commercial	$1,293	$1,068	$1,040	$1,003	$977	$606
Construction	782	767	588	358	291	215
Real estate - commercial mortgage	1,043	978	961	734	716	605
Real estate - residential mortgage	123	130	118	174	186	161
Installment loans to individuals	264	307	310	364	434	213
Unallocated	212	347	54	315	239	321

Total allowance for loan losses	$3,717	$3,597	$3,071	$2,948	$2,843	$2,121

Investment Securities and Overnight Funds Sold

Our investment portfolio consists of available-for-sale U.S. Agency, U.S. Treasury and mortgage-backed securities. At March 31, 2006, the estimated market value of investment securities held by us was

$70.7 million, down $425 thousand or 0.6%, from $71.1 million at December 31, 2005. The decrease was the result of maturities of investment securities with a par value of $2.0 million netted against the purchase of investment securities with a par value of $1.8 million along with the change in unrealized gains or losses on available-for-sale investment securities and unamortized premiums on the remaining investment securities.

At year-end 2005, the estimated market value of available-for-sale investment securities we held was $71.1 million, up 93.9% from $36.7 million at year-end 2004. This increase was the result of investment purchases made during 2005 to utilize funds available from the rapid growth in deposits, which had not yet been put to use in the form of loans. During 2004, investment securities available-for-sale decreased 48.0% to $36.7 million. This decrease was the result of the sale of investment securities with a par value of $44.2 million and the maturity of investment securities with a par value of $6.0 million, netted against the purchase of investment securities with a par value of $17.7 million, the change in unrealized gains and losses, and unamortized premiums on the remaining securities.

Table 9 displays the contractual maturities and weighted average yields from investment securities at year-end 2005. Actual maturities will differ from contractual maturities because certain issuers may have the right to call or prepay obligations with or without call or prepayment penalties.

Table 9: Investment Maturities and Yields

March 31, 2006 (In thousands)	Amortized Cost	Market Value	Average Yield
Maturities:
U.S. Agency securities:
Within 1 year	$18,019	$17,877	3.09%
After 1 year, but within 5 years	52,956	51,885	4.19%

Total U.S. Agency securities	70,975	69,762	3.90%

U.S.Treasury securities:
After 1 year, but within 5 years	100	97	2.75%
Mortgage-backed securities	836	830	4.83%

Total investment securities available-for-sale	$71,911	$70,689	3.91%

Our investment portfolio serves as a source of liquidity to fund future loan growth and to meet the necessary collateral requirements of the State Treasury Department, Federal Reserve Bank and Federal Home Loan Bank (FHLB). As part of our asset/liability management policy, management has invested in high quality securities with varying maturity dates which provides for a natural hedge against changes in interest rates.

We do not use derivatives or other off-balance sheet transactions, such as futures contracts, forward obligations, interest rate swaps, or options.

Overnight funds sold are temporary investments used for daily cash management purposes, as well as management of short-term interest rate opportunities and interest rate risk, and as a result, daily balances vary. Overnight funds are comprised of federal funds sold and high quality money market instruments consisting of short-term debt securities that are U.S. Government issued or guaranteed.

Deposits

Deposits are the most significant source of our funds for use in lending and general business purposes. Our balance sheet growth is largely determined by the availability of deposits in our market, the cost of attracting the deposits, and the prospects of profitably utilizing the available deposits by increasing the loan or investment portfolios. We also emphasize relationship banking as opposed to volume transactions, and we have more branch offices in our primary market of Hampton Roads than any other community bank. As a result, we have a high level of non-interest bearing deposits to total deposits relative to our peer banks.

Total deposits at March 31, 2006 increased $1.7 million, or 0.5%, to $329.1 million compared to December 31, 2005. Significant changes in the deposit categories include an increase of $3.0 million, or 2.8% from December 31, 2005 to March 31, 2006 in noninterest bearing demand accounts and a $1.8 million, or 3.7% increase in interest bearing demand accounts. Time deposits $100,000 or more increased $2.7 million, or 0.8% from December 31, 2005 to March 31, 2006 while savings accounts decreased $6.2 million, or 7.7% in the same period. The decrease in savings accounts resulted from interest rate sensitive premium savings accounts shifting into higher rate investments in the increasing interest rate environment during the first quarter of 2006.

In 2005, average deposits increased $42.1 million, or 16.2%, to a new high of $302.2 million. This increase was a continuation of the growth experienced in 2004 of $16.9 million, or 7.0%, to $260.1 million.

See Table 10 for a comparison of year-end deposits by classification for the previous three years. Total deposits at December 31, 2005 increased $52.3 million, or 19.0%, to $327.5 million as compared to year-end 2004 total deposits. Year-end 2004 total deposits grew to $275.1 million as compared to year-end 2003 total deposits of $257.4 million, an increase of 6.9%. Noninterest bearing demand deposits increased 14.1% in 2005 to $104.9 million following a 17.7% increase in 2004. These deposits represented 32.0% of total deposits at year-end 2005 and 33.4% at year-end 2004. The increase in noninterest bearing deposits has a positive impact on our funding costs and, consequently, our net interest margin. Savings deposits, a low cost funding source, also showed strong growth in 2005 due to the introduction of a premium rate savings account in the first quarter of 2005. Interest bearing demand deposits declined 26.3% and 8.0% in 2005 and 2004, respectively. The decrease in 2005 was caused by depositors taking advantage of the premium rate savings account offered. Time deposits with balances less than $100,000 remained relatively stable in 2005 and decreased in 2004. Interest rates on these deposits became less attractive to depositors in the low interest rate environment of 2004. Time deposits with balances of $100,000 or more tend to be more volatile as demonstrated by the sharp increase experienced in 2004 and the reversal that occurred in 2005.

Table 10: Deposits by Classification

	March 31, 2006		December 31,
			2005		2004		2003
(In thousands)	Balance	%	Balance	%	Balance	%	Balance	%
Deposit Classifications:
Noninterest bearing demand	$107,915	32.79%	$104,930	32.05%	$91,944	33.42%	$78,096	30.34%
Interest bearing demand	49,269	14.97	47,492	14.50	64,460	23.43	70,034	27.2
Savings	73,363	22.29	79,514	24.28	15,253	5.54	13,018	5.06
Time deposits less than $100,000	61,466	18.68	61,117	18.67	61,699	22.43	64,804	25.17
Time deposits $100,000 or more	37,110	11.27	34,394	10.50	41,759	15.18	31,481	12.23

Total deposits	$329,123	100.00%	$327,447	100.00%	$275,115	100.00%	$257,433	100.00%

The maturities of time deposits at December 31, 2005 and 2004 were as follows:

	2005		2004
(In thousands)	Time Deposits Less than $100,000	Time Deposits $100,000 or More	Time Deposits Less than $100,000	Time Deposits $100,000 or More
Maturity of:
3 months or less	$8,405	$4,332	$9,289	$15,558
Over 3 months - 6 months	5,604	8,817	6,597	1,737
Over 6 months - 12 months	10,426	6,071	11,134	9,782
1 year - 2 years	14,402	5,469	11,303	5,049
2 years - 3 years	8,358	3,534	10,515	3,955
3 years - 4 years	6,742	2,285	8,084	3,148
4 years - 5 years	7,180	3,887	4,777	2,530

	$61,117	$34,394	$61,699	$41,759

We will continue funding assets with deposit liability accounts and focus on core deposit growth as our primary source of liquidity and stability. Core deposits consist of noninterest bearing demand accounts, interest checking accounts, money market accounts, savings accounts and time deposits of less than $100,000. Core deposits totaled $293.1 million, or 89.5% of total deposits at year-end 2005 compared to $233.4 million, or 84.8% of total deposits at year-end 2004, and $226.0 million, or 87.8% of total deposits at year-end 2003.

Capital Resources and Dividends

Total shareholders’ equity increased $43 thousand, or 0.1%, to $49.2 million at March 31, 2006 compared to $49.1 million at December 31, 2005. As of March 31, 2006, we and the bank were considered “well-capitalized”, the highest category of capitalization defined by the Federal Reserve Bank. To be categorized as well-capitalized, minimum amounts and ratios, as set forth in the table that follows, must be maintained. There are no conditions or events since that notification that management believes have changed our or the bank’s category. We continually monitor current and projected capital adequacy positions of both us and the bank. Maintaining adequate capital levels is integral to providing stability to us, resources to achieve our growth objectives, and returns to our stockholders in the form of dividends.

Total shareholders’ equity increased $5.5 million, or 12.6%, to $49.1 million at December 31, 2005. This increase was due to current year net income, stock option exercises, dividend reinvestment,

and stock issued as part of the employee 401(k) plan, net of change in unrealized gains and losses on securities available-for-sale, dividends paid and common stock repurchased. In addition, shareholders’ equity increased as the result of a reclassification of a stock option liability account to a component of equity. Information on the reclassification is available in the Other Accounting Matters section of this report.

We and the bank are subject to regulatory risk-based capital guidelines that measure capital relative to risk-weighted assets and off-balance sheet financial instruments. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material adverse effect on our financial statements.

Tier I capital is comprised of shareholders’ equity, net of unrealized gains or losses on available-for-sale securities, less intangible assets, while total risk-based capital adds certain debt instruments and qualifying allowances for loan losses.

A summary of our and the bank’s required and actual capital components follows:

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Action Provisions
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of March 31, 2006
Tier 1 Capital:
Consolidated Company	$49,975	15.00%	$13,327	4.00%	$19,990	6.00%
Bank	48,173	14.53	13,262	4.00	19,893	6.00
Total Risk-Based Capital:
Consolidated Company	53,692	16.11	26,653	8.00	33,317	10.00
Bank	51,890	15.65	26,523	8.00	33,154	10.00
Leverage Ratio:
Consolidated Company	49,975	12.40	16,126	4.00	20,157	5.00
Bank	48,173	12.00	16,062	4.00	20,078	5.00

As of December 31, 2005
Tier 1 Capital:
Consolidated Company	$49,774	15.47%	$12,867	4.00%	$19,301	6.00%
Bank	44,126	13.79	12,804	4.00	19,205	6.00
Total Risk-Based Capital:
Consolidated Company	53,371	16.59	25,734	8.00	32,168	10.00
Bank	47,723	14.91	25,607	8.00	32,009	10.00
Leverage Ratio:
Consolidated Company	49,774	12.37	16,100	4.00	20,124	5.00
Bank	44,126	11.00	16,041	4.00	20,052	5.00

As of December 31, 2004
Tier 1 Capital:
Consolidated Company	$43,835	14.69%	$11,937	4.00%	$17,905	6.00%
Bank	39,812	13.46	11,829	4.00	17,744	6.00
Total Risk-Based Capital:
Consolidated Company	46,906	15.72	23,874	8.00	29,842	10.00
Bank	42,883	14.50	23,659	8.00	29,573	10.00
Leverage Ratio:
Consolidated Company	43,835	13.13	13,350	4.00	16,688	5.00
Bank	39,812	12.02	13,244	4.00	16,555	5.00

During 2005, we repurchased 104,649 shares of our common stock in open market and privately negotiated transactions at prices ranging from $10.00 to $11.75. During 2004, we repurchased 35,110 shares of our common stock in open market and privately negotiated transactions at prices ranging from $10.50 to $12.25. During 2003, we repurchased 71,549 shares of our common stock in open market and privately negotiated transactions at prices ranging from $9.35 to $10.50.

Liquidity

A key goal of asset/liability management is to maintain an adequate degree of liquidity without impairing long-term earnings. Liquidity represents our ability to meet present and future financial obligations through either the sale or maturity of existing assets or the acquisition of additional funds through liability management. Short-term liquidity is provided primarily by access to the federal funds market through established correspondent banking relationships. Funds also can be obtained through our borrowing privileges at the Federal Reserve and the Federal Home Loan Bank. Additional liquidity is available through loan repayments and maturities of our investment portfolio. We maintain a very liquid portfolio of both assets and liabilities and attempts to mitigate the risk inherent in changing rates in this manner. At December 31, 2005, cash and due from banks, overnight funds sold, interest bearing deposits in other banks, and investment securities and loans maturing or re-pricing within one year were $214.5 million, or 52.4% of total assets. Management believes that we maintain overall liquidity sufficient to satisfy our depositors’ requirements and to meet our customers’ credit needs.

Interest Rate Sensitivity

Our primary market risk is exposure to interest rate volatility. Fluctuations in interest rates will impact both the level of interest income and interest expense and the market value of our interest earning assets and interest bearing liabilities.

The primary goal of our asset/liability management strategy is to optimize net interest income while limiting exposure to fluctuations caused by changes in the interest rate environment. Our ability to manage interest rate risk depends generally on our ability to match the maturities and re-pricing characteristics of our assets and liabilities while taking into account the separate goals of maintaining asset quality and liquidity and achieving the desired level of net interest income.

Our management, guided by the Asset/Liability Committee (ALCO), determines the overall magnitude of interest sensitivity risk and then formulates policies governing asset generation and pricing, funding sources and pricing, and off-balance sheet commitments. These decisions are based on management’s expectations regarding future interest rate movements, the state of the national and regional economy, and other financial and business risk factors.

The primary method that we use to quantify and manage interest rate risk is simulation analysis, which is used to model net interest income from assets and liabilities over a specified time period under various interest rate scenarios and balance sheet structures. This analysis measures the sensitivity of net interest income over a relatively short time horizon. Key assumptions in the simulation analysis relate to the behavior of interest rates and spreads, the changes in product balances and the behavior of loan and deposit customers in different rate environments.

Table 11 illustrates the expected effect on net interest income for the twelve months following March 31, 2006 and December 31, 2005 due to a shock in interest rates. Estimated changes set forth below are dependent on material assumptions, such as those previously discussed.

Table 11: Effect on Net Interest Income

(in thousands)	March 31, 2006 Change in Net Interest Income		December 31, 2005 Change in Net Interest Income
	Amount	%	Amount	%
Change in Interest Rates:
+200 basis points	$2,761	14.19%	$2,738	15.11%
+ 100 basis points	1,380	7.09	1,366	7.54
- 100 basis points	(1,383)	(7.11)	(1,366)	(7.54)
- 200 basis points	(2,762)	(14.19)	(2,697)	(14.89)

As indicated in Table 11, a decrease in interest rates would tend to reduce net income, while an increase would tend to enhance net interest income. Thus, our interest rate sensitivity position is asset-sensitive. It should be noted, however, that the simulation analysis is based upon equivalent changes in interest rates for all categories of assets and liabilities. In normal operating conditions interest rate changes rarely occur in such a uniform manner. Many factors affect the timing and magnitude of interest rate changes on financial instruments. Consequently, variations should be expected from the projections resulting from the controlled conditions of the simulation analysis.

The interest sensitivity gap is defined as the difference between the amount of interest earning assets anticipated, based upon certain assumptions, to mature or re-price within a specific time period and the amount of interest bearing liabilities anticipated, based upon certain assumptions, to mature or re-price within that time period. At March 31, 2006, our one year “positive gap” (interest earning assets maturing or re-pricing within a defined period exceed interest bearing liabilities maturing or re-pricing within the same period) was approximately $12.7 million, or 3.1% of total assets. Thus, during periods of rising interest rates, this implies that our net interest income would be positively affected because the yield of our interest earning assets is likely to rise more quickly than the cost of its interest bearing liabilities. In periods of falling interest rates, the opposite effect on net interest income is likely to occur. At December 31, 2005, our one year “positive gap” was $18.8 million, or 4.6% of total assets.

Table 12 sets forth the amounts of interest earning assets and interest bearing liabilities outstanding at March 31, 2006 that are subject to re-pricing or that mature in each of the future time periods shown. Loans and securities with call or balloon provisions are included in the period in which they balloon or may first be called. Except as stated above, the amount of assets and liabilities shown that re-price or mature during a particular period were determined in accordance with the contractual terms of the asset or liability.

Table 12: Interest Rate Sensitivity

March 31, 2006 (In thousands)	1 - 90 Days	91 Days - 1 Year	1 - 3 Years	3 - 5 Years	Over 5 Years	Total
Interest Earning Assets:
Loans	$143,545	$10,806	$60,056	$82,142	$57	$296,606
Investment securities	10,979	6,898	30,012	22,791	2,896	73,576
Interest-bearing deposits in other banks	647	—	—	—	—	647
Overnight funds sold	12,285	—	—	—	—	12,285

Total	$167,456	$17,704	$90,068	$104,933	$2,953	$383,114

Cummulative totals	$167,456	$185,160	$275,228	$380,161	$383,114

Interest Bearing Liabilities:
Interest checking	$19,843	$—	$—	$—	$—	$19,843
Money market	29,426	—	—	—	—	29,426
Savings	73,363	—	—	—	—	73,363
Time deposits	17,063	25,290	35,424	20,795	4	98,576
FHLB borrowings	7,500	—	23,000	—	—	30,500

Total	$147,195	$25,290	$58,424	$20,795	$4	$251,708

Cumulative totals	$147,195	$172,485	$230,909	$251,704	$251,708

Interest sensitivity gap	$20,261	$(7,586)	$31,644	$84,138	$2,949	$131,406

Cumulative interest sensitivity gap	$20,261	$12,675	$44,319	$128,457	$131,406

Cumulative interest sensitivity gap as a percentage of total assets	4.91%	3.07%	10.74%	31.14%	31.86%

Contractual Obligations

Our contractual obligations consist of time deposits, borrowings from the FHLB, and operating lease obligations. Table 13 shows payment detail for these contractual obligations as of March 31, 2006. FHLB borrowings increased to $30.5 million at year-end 2005 compared with the year earlier total of $23.0 million. The increased borrowings were used by us to fund a portion of our loan growth during the first quarter of 2005.

Table 13: Contractual Obligations

March 31, 2006 (In thousands)	Less than 1 Year	1 - 3 Years	3 - 5 Years	Over 5 Years	Total
Time deposits	$42,353	$35,424	$20,795	$4	$98,576
Long-term debt obligations	7,500	23,000	—	—	30,500
Operating lease obligations	468	1,462	1,378	3,811	7,119

Total contractual obligations	$50,321	$59,886	$22,173	$3,815	$136,195

Implementation of New Accounting Pronouncement

We adopted Statement of Financial Accounting Standards (SFAS) No. 123R, Share Based Payment, on January 1, 2006, using the modified prospective method which applies SFAS No. 123R to new awards and to the portion of existing awards that have not completely vested as of January 1, 2006. We had no existing stock options that remained unvested as of January 1, 2006; therefore, no additional stock-based compensation expense for existing awards of stock options was recognized after adopting

SFAS No. 123R. Previously, we had followed Accounting Principles Board (APB) Opinion No. 25, Accounting for Stock Issued to Employees, and had accounted for employee share options at intrinsic value. For more information on our adoption of SFAS No. 123R, see Note B of the Notes to Unaudited Interim Consolidated Financial Statements contained in this prospectus.

Stock-based compensation expense recognized under SFAS 123R in the consolidated statement of income for the quarter ended March 31, 2006 was $135,604 with a related tax benefit of $46,105. This stock-based compensation expense was comprised of $13,385, which represented the grant-date fair value of stock options awarded during the period with exercise prices equal to the market price of our shares of common stock at the date of grant, and $122,219 related to nonvested share awards. The treatment for nonvested share awards would have been similar under the provisions of APB No. 25.

Future Accounting Pronouncements

In February 2006, the FASB issued SFAS No. 155, Accounting for Certain Hybrid Financial Instruments, which amends SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities, and SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement resolves issues addressed in SFAS No. 133 related to beneficial interests in securitized financial assets and permits fair value remeasurement for any hybrid financial instrument that contains an embedded derivative. SFAS No. 155 is effective for all financial instruments acquired or issued for fiscal years beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on financial condition or the results of operations.

In March 2006, the FASB issued SFAS No. 156, Accounting for Servicing of Financial Assets, which amends SFAS No. 140, Accounting for Transfers and Servicing of Financial Assets and Extinguishments of Liabilities. This statement requires all separately recognized servicing assets and servicing liabilities be initially measured at fair value. SFAS No. 156 is effective for fiscal years beginning after September 15, 2006. The adoption of this statement is not expected to have a material effect on financial condition or the results of operations.

Other Accounting Matters

In the fourth quarter of 2005, management in consultation with its external auditors, KPMG LLP (“KPMG”) determined that we had misapplied Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). The misapplication, which was not intentional, previously was undetected by management and KPMG in our audited Consolidated Financial Statements. The misapplication arose from our use of independent, third party appraisals to establish the fair value of our common stock in connection with stock options rather than quoted market prices. For a number of reasons, our management believed that the independent appraisal of fair value represented a more reliable pricing mechanism for a thinly traded small capitalization stock and that the methodology was an acceptable practice. Although APB No. 25 recognizes that quoted market prices may not always be indicative of fair value, it directs companies to use quoted market prices in the measurement of compensation expense for stock options. Following a thorough analysis of the differences resulting from the misapplication, we determined that Consolidated Financial Statements for the years 2003 and 2004 were impacted. The analysis concluded that the amount of the differences was not material to the Consolidated Financial Statements in either year, nor was it material on a cumulative basis in 2005. As a result, in further consultation with KPMG, we made adjustments to our Consolidated Financial Statements in the year ended December 31, 2005 to correct the previous misapplication. The adjustment related to 2003 and 2004 Consolidated Financial Statements had the effect of increasing stock-based compensation expense $318 thousand and, thus, decreasing net income $210 thousand after the related tax effect.

In addition to the above matter, management in consultation with KPMG determined that we misclassified the accrued compensation expense for unexercised stock options as a liability rather than as a component of shareholders’ equity in prior audited Consolidated Financial Statements. The misclassification, which was not material to our Consolidated Financial Statements, does not affect the reporting of total assets or our earnings in any period. An adjustment was made in our 2005 Consolidated Financial Statements in the amount of $1.2 million, which had the effect of reducing liabilities and increasing shareholders’ equity by that amount. The net effect of the reclassification adjustment and the change in methodology for measuring compensation expense for stock options was an increase in shareholders’ equity of $1.5 million, or $0.18 in book value per share.

BUSINESS

General

Hampton Roads Bankshares, Inc., a Virginia corporation, was incorporated under the laws of the Commonwealth of Virginia on February 28, 2001, primarily to serve as a holding company for the Bank of Hampton Roads. On July 1, 2001, all Bank of Hampton Roads common stock, par value $0.625 per share, converted into the common stock of Hampton Roads Bankshares, Inc., par value $0.625 per share, on a share for share exchange basis, making the bank our wholly owned subsidiary. We accounted for this reorganization in a manner similar to a pooling of interests. Accordingly, our prior period consolidated financial statements are identical to the prior period consolidated financial statements of the bank.

The bank is a Virginia state-chartered commercial bank with 17 full service offices in the Hampton Roads region of southeastern Virginia. The bank was organized in March 1987 and commenced operations in December 1987, including eight offices in the city of Chesapeake, four offices in each of the cities of Norfolk and Virginia Beach, and one office in the city of Suffolk. The bank’s principal executive office moved during the fourth quarter of 2005 and is now located at 999 Waterside Drive, 2nd Floor, Norfolk, VA 23510 and our telephone number is (757) 217-1000.

In January 2004, we formed Hampton Roads Investments, Inc., a wholly owned subsidiary, to provide securities, brokerage, and investment advisory services. It is a full service investment company handling all aspects of wealth management including stocks, bonds, annuities, mutual funds and financial advice.

Business Strategy

Our business strategy has always been and will continue to be to achieve high levels of profitability and to grow our earnings for the benefit of our shareholders. Our return on average assets has ranged from 1.24% to 1.44% over the last four years and was 1.33% in the first quarter of 2006. Since 1993, this ratio has consistently exceeded 1.20% for each year. In contrast to many of our peers, the bank achieved profitability in its first full year of operations in 1988 and has consistently increased net income for 18 consecutive years. We have paid successively higher cash dividends annually or semi-annually since 1991, and the semi-annual dividend was increased 11.1% to $0.20 per share in 2006.

We emphasize relationship banking as opposed to volume transactions, and we develop those relationships with a high level of customer service. We have more branch offices in our primary market of southside Hampton Roads than any other community bank. As a matter of company philosophy, we believe that profitability must be achieved in an environment of a strong capital base, adequate liquidity, and high standards of credit quality.

While earnings are the main focus of our strategy, we also have been successful in growing the size of the organization. We believe that it is important to grow the assets of the organization to further the growth of our earnings. Our headquarters move to downtown Norfolk in 2005 was intended to be a reflection of our growth objectives. We want to transform our image from a local community bank to one of a strong regional competitor in the greater Hampton Roads regional market. Our new location in one of downtown Norfolk’s premier office buildings provides us with enhanced visibility and name recognition. To further our growth objectives, we plan to expand our existing branch network in high growth segments of the Hampton Roads region, and we would like to add experienced bankers to complement our staff of professionals. Although we have not been active recently in mergers or acquisitions, management would consider such expansion opportunities under proper circumstances.

Our banking business is traditional in nature as we rely heavily on net interest income, or the difference between interest income and interest expense, to generate our earnings. Over time, we have developed a balance sheet structure and have adopted asset and liability management practices that are conducive to producing strong net interest income and, consequently, strong net interest margins. On the asset side of the balance sheet, our asset mix is heavily weighted towards loans, which produce the highest yield of any asset category. The funding for our assets is provided largely by deposits. We have a high level of non-interest bearing deposits to total deposits, which is attributable primarily to our branch network. Our non-interest deposits as a percentage of total deposits was 33.4% and 32.1% at December 31, 2004 and 2005, respectively, and 32.8% at March 31, 2006. The relatively high proportion of funding provided by non-interest bearing deposits combined with a capital to assets ratio in excess of 11% contributes to a net interest margin that is well above average. Our net interest margin ranged from 4.65% to 5.26% over the last four years and was 5.24% in the first quarter of 2006.

Market Area

Our primary market area is southside Hampton Roads, Virginia, which includes the cities of Virginia Beach, Norfolk, Chesapeake, Suffolk and Portsmouth. All of our current branches are located in the cities of Virginia Beach, Norfolk, Chesapeake, and Suffolk.

The greater Hampton Roads area has a population of 1.6 million people and is the 31st largest metropolitan statistical area in the United States, the fifth largest such area in the southeastern United States, and the second largest such area between Washington, D.C. and Atlanta, according to the United States Census Bureau. This metropolitan statistical area includes southside Hampton Roads and the cities of Newport News, Hampton, Franklin, Williamsburg and Poquoson and the counties of Gloucester, Isle of Wight, James City, Mathews, Southampton, Surry and York in Virginia and Currituck County in North Carolina. Southside Hampton Roads represents over 60% of the population of the Hampton Roads area.

Hampton Roads boasts an economy that is perennially strong and diverse. According to the Old Dominion University Economic Forecasting Project, the area has not experienced a year of actual negative economic growth, or recession, since 1975, with government, military, information technology, research, transportation and shipping, shipbuilding, the medical industry and tourism all serving as major growth engines for the region. Unemployment is consistently below that of the national average. Employment rates in Hampton Roads increased six percent between 1999 and 2004, which was four times the national average, and the unemployment rate as of April 30, 2006 was 3.5%. In addition, the median household income for the Hampton Roads metropolitan statistical area was $50,959 in 2005, according to Environmental Systems Research Institute, Inc. This median income level is projected to grow 18.9% by 2010.

Hampton Roads’ strategic, mid-Atlantic location and transportation network provide swift access to world and domestic markets. Over two-thirds of the population and marketplace of the United States are within 750 miles. For example:

•	As one of the most successful commercial shipping ports in the United States, the Port of Hampton Roads links Virginia and the mid-Atlantic area to more than 250 ports in over 100 countries. It is the second largest volume port on the east coast in terms of general cargo, and the leading U.S. port in total tonnage. In addition, this port is the U.S. leader in coal exports. The coal loading facilities in the Port of Hampton Roads are able to load in excess of 65 million tons annually, giving the port the largest and most efficient and modern coal loading facilities in the world.

•	Located well within a 30 minute commute of most business and residential areas in the region, Norfolk International and Newport News/Williamsburg Airports provide air service to over four million passengers annually.

•	Hampton Roads is home to the corporate headquarters of Norfolk Southern Corporation, as well as its mid-Atlantic terminus. Its network of railroad tracks offers service to approximately half of the United States.

Strong military presence in the Hampton Roads area provides over $11 billion into the local economy annually. All of the armed forces are represented in the area, including Langley Air Force Base and Naval Station Norfolk (the largest Naval installation in the world). Major research institutions, including NASA’s Langley and Jefferson Labs, are bringing high-tech talent and investment into the area. Tourism also remains an important economic focus with attractions such as Jamestown and Colonial Williamsburg, the Chesapeake Bay, and Virginia Beach attracting visitors from around the world.

Products and Services

We engage in a general community and commercial banking business, targeting the banking needs of individuals and small to medium sized businesses in our primary service area which includes Norfolk, Chesapeake, Virginia Beach and Suffolk, Virginia. Our principal business is to attract deposits and to loan or invest those deposits on profitable terms. We offer all traditional loan and deposit banking services, as well as telephone banking, internet banking, and debit cards. We accept both commercial and consumer deposits. These deposits are in varied forms of both demand and time accounts including checking accounts, interest checking, money market accounts, savings accounts, certificates of deposit, and IRA accounts.

We are heavily involved in the construction and real estate lending market and actively extend both personal and commercial credit. Our loans consist of varying terms and can be secured or unsecured. Loans to individuals are for personal, household, and family purposes. Loans to businesses are for such purposes as working capital, plant expansion, and equipment purchases. Real estate loans are made for both residential and commercial properties.

Lending Activities

General. We offer a full range of commercial, real estate and consumer lending products and services, described in further detail below. Commercial, construction, real estate – commercial mortgage, real estate – residential mortgage and installment loans to individuals account for approximately 21%, 29%, 38%, 6% and 5%, respectively of our loan portfolio at March 31, 2006. The bank has been a leader in the field of construction and development loans in Hampton Roads since our inception in 1987. Our primary lending objective is to meet business and consumer needs in our market area while maintaining our standards of profitability and credit quality all while enhancing client relationships. All lending decisions are based upon an evaluation of the financial strength and credit history of the borrower and the quality and value of the collateral securing the loan. With few exceptions, personal guarantees are required on all loans. The bank rarely engages in the practice of unsecured lending.

Commercial loans. We make commercial loans to qualified businesses in our market area. Commercial loans are loans to businesses which are typically not collateralized by real estate. Generally, the purpose of commercial loans is for the financing of accounts receivable, inventory, or the purchase of equipment and machinery. Commercial loans generally have a higher degree of risk than real estate loans, and therefore have commensurately higher yields. The value of collateral securing real estate loans is more readily ascertainable and generally does not depreciate over time as does the collateral securing commercial loans. Repayment of commercial loans may be more substantially dependent upon the success of the business itself and therefore must be monitored more frequently. In order to reduce our risk, the bank requires regular updates of the financial condition of the business as well as the guarantors and regularly monitors accounts receivables and payables of such businesses when deemed necessary.

Construction loans. We make construction and development loans to individuals and businesses for the purpose of construction of single family residential properties, multi-family properties and commercial projects as well as the development of residential neighborhoods and commercial office parks. The bank has been, and continues to be, a leader in Hampton Roads in the construction and development market. Due to the vast years of experience held by senior management and the construction and development lending team at the bank, this trend should continue for years to come. In order to reduce risk on construction and development loans, the bank funds these loans on an “as-completed” basis with experienced loan officers inspecting the properties before funding the requested amount. Larger more complicated projects require independent inspections by an architectural or engineering firm approved by the bank prior to funding. Additionally, risk is reduced in the construction and development portfolio by limiting speculative building of both residential and commercial properties, based upon the borrower’s history with the bank, financial strength and the loan-to-value of such speculative property. The bank rarely exceeds 80% loan-to-value on any construction loan with the average project below 75% loan-to-value. An individual who borrows with the purpose of building a personal residence must provide evidence of a permanent mortgage as well as proof of the ability to build a home or a contract with a builder before the closing of the loan.

Real estate – commercial mortgage. The bank makes commercial mortgage loans for the purchase and re-financing of owner occupied commercial properties as well as non-owner occupied income producing properties. These loans are secured by various types of commercial real estate including office, retail, warehouse, industrial, storage facilities and other non-residential types of properties. Commercial mortgage loans typically have maturities of one to five years. Underwriting criteria for owner occupied commercial mortgages involves examination of debt service coverage ratios, the borrower’s creditworthiness and past credit history and personal financial condition. Underwriting for non-owner occupied commercial mortgages also involves examination of the current leases and financial strength of the tenants.

Real estate – residential mortgage. We offer a wide range of residential mortgage loans at both the bank and our mortgage company Tidewater Home Funding. Our residential mortgage portfolio held by the bank includes first and second mortgage loans, home equity lines of credit and other term loans secured by first and second mortgages. Residential mortgage loans are generally the lowest risk loans in the bank’s portfolio due to the ease in which the value of the collateral is ascertainable and the marketability of such collateral. First mortgage loans are generally for the purchase of permanent residences, second homes or residential investment property. Second mortgages and home equity loans are generally for personal, family and household purposes such as home improvements, major purchases, education and other personal needs. Mortgages which are secured by a borrower’s primary residence are made on the basis of the borrower’s ability to repay the loan from his or her salary and other regular income as well as the general creditworthiness of the borrower. Mortgages secured by residential investment property are made based upon the same guidelines as well as the borrower’s ability to cover any cashflow shortages during the marketing of such property for rent.

Installment loans to individuals. Installment loans to individuals are made on a regular basis for personal, family and general household purposes. More specifically, we make automobile loans, home improvement loans, loans for vacations and debt consolidation loans with the majority of the portfolio made up of automobile loans. Due to low interest rates offered by auto dealership financing programs, this segment of our loan portfolio has decreased in recent years. While automobile financing may entail greater individual risk than real estate financing on a per loan basis, the relatively small principal balances of each loan mitigates the risk associated with this category of the portfolio.

Employees

As of March 31, 2006, we employed 171 people, of whom 154 were full time employees, including the bank’s President and nine Senior Vice Presidents.

Competition

The financial services industry remains highly competitive and constantly evolving. We experience strong competition in all aspects of our business. In our market area, we compete with large national and regional financial institutions, savings and loans, and other independent community banks, as well as credit unions, consumer finance companies, mortgage companies, loan production offices, and insurance companies. Many of these institutions have substantially greater assets and capital than we do. In many instances, these institutions have greater lending limits than we do. As of March 31, 2006, the bank’s legal lending limit to one borrower was $7.7 million, unless we could sell participations in such a loan to other financial institutions. Competition for deposits and loans is affected by factors such as interest rates offered, the number and location of branches, types of products offered, and reputation of the institution. We believe that our pricing of products has remained competitive, but our historical success is primarily attributable to high quality service and community involvement.

Based upon total deposits at June 30, 2005 (the most recent date for which such data is available) as reported to the Federal Deposit Insurance Corporation, we held 9.57% of total deposits in Chesapeake, 1.75% of total deposits in Virginia Beach, 0.94% of total deposits in Norfolk and 3.63% of total deposits in Suffolk.

Properties

Our executive offices moved to 999 Waterside Dr., 2nd Floor, Norfolk, Virginia 23510 during the fourth quarter of 2005. We lease these executive offices with an initial lease term of eleven years and two months. We own ten branch offices: six in the City of Chesapeake, one in the City of Norfolk, one in the City of Suffolk, and two in the City of Virginia Beach. We lease the land and buildings in which the remaining seven branches are located. The following table shows the lease terms of our leased properties.

Leased Office Location	Lease Terms
Crossroads 1500 Mount Pleasant Road Chesapeake, Virginia 23320	Ten-year lease, expiring in May 2015, with four renewal options of five years each

Little Creek 4037 East Little Creek Road Norfolk, Virginia 23518	Five-year lease, expiring in November 2008, with one renewal option of five years

Leased Office Location	Lease Terms
Orchard Square 1400 Kempsville Road, Suite 102 Chesapeake, Virginia 23320	Five-year lease, expiring in October 2007

Dominion Tower 999 Waterside Drive, Suite 200 Norfolk, Virginia 23510	11-year lease, expiring in September 2016, with one renewal option of seven years

MacArthur Center 500 Plume Street Norfolk, Virginia 23510	Ten-year lease, expiring in July 2012, with no renewal terms

Great Neck 1316 North Great Neck Road Virginia Beach, Virginia 23454	Five-year lease, expiring in October 2009, with one renewal option of five years

Pembroke 281 Independence Boulevard, Suite 100 Virginia Beach, Virginia 23462	Five-year lease, expiring in August 2006, with three renewal options of five years each

All of our properties are in good operating condition and are adequate for our present and anticipated future needs.

Legal Proceedings

In the ordinary course of our operations, we may become party to legal proceedings. Currently, we are not party to any material legal proceedings.

MANAGEMENT

The Board of Directors

Our board of directors currently consists of 10 members. The following biographical information discloses each director’s age and business experience in the past five years and the year that each individual was first elected to our board of directors or previously to the board of directors of the bank. Unless otherwise specified, each director has held his or her current position for at least five years.

Name	Age	Principal Occupation	Director Since
Jack W. Gibson	55	President and Chief Executive Officer, Hampton Roads Bankshares, Inc.	1987

Douglas J. Glenn	39	Attorney at Law, Pender & Coward, P.C. General Counsel and Secretary, Geeks on Call America, Inc.	2006

Herman A. Hall, III	57	Secretary-Treasurer, Hall Farms, Inc.	1987

Robert R. Kinser	55	Attorney at Law, Basnight, Kinser, Telfeyan, Leftwich & Nuckolls, P.C.	2006

Bobby L. Ralph	66	Mayor, City of Suffolk, 2004 to present; City Council Member, City of Suffolk, 2002 to 2004; Retired Director of Social Services, City of Suffolk	1997

Jordan E. Slone	44	Chairman and Chief Executive Officer, Harbor Group International.	2006

Roland Carroll Smith, Sr.	65	President and Chief Executive Officer, Hearndon Construction Corporation	2006

Emil A. Viola	70	Chairman of the Board-Treasurer, Vico Construction Corporation	1987

Patricia M. Windsor	62	Secretary-Treasurer, Lakeside Construction Corporation	2003

W. Lewis Witt	63	Owner, Inner-View, Ltd.	1992

Executive Officers Who Are Not Directors

The following sets forth the names, ages and business experience of our executive officers and the date each executive officer became employed by us. Information with respect to Jack W. Gibson, our President and Chief Executive Officer, is set forth above.

•     Julie R. Anderson, 47, has been employed by the bank since 1999. She was promoted from Vice President and Area Loan Executive to Senior Vice President and Commercial Loan Officer in April 2001. She has worked in practically all facets of the banking industry, including twenty years experience in commercial, consumer, dealer and construction lending.

•    Donald W. Fulton, Jr., 59, assumed the role of our Senior Vice President and Chief Financial Officer and Senior Vice President and Chief Administrative Officer of the bank during 2003. In 2002 and a portion of 2003, Mr. Fulton was an independent consultant to financial services and other companies. From January 1998 to December 2001, he was employed by James River Bankshares, Inc. as its Senior Vice President and Chief Financial Officer.

•    Tiffany K. Glenn, 36, has worked for the bank since 1993 in various positions, including accounting, stock transfers, and marketing. She was promoted to Senior Vice President, Marketing Officer and Secretary in 1999.

•    Gregory P. Marshall, 47, began his employment with the bank in 2001 as Senior Vice President and Commercial Loan Officer. Prior to joining the bank, he was a Senior Vice President at Bank of Tidewater for a total of 10 years. He also has 8 years of prior experience in the certified public accounting industry.

•    Renee’ R. McKinney, 41, has been employed by the bank since its inception. She initially served as Office Manager. She was subsequently appointed Assistant Vice President in 1991, Vice President and Branch Administrator in 1993, and Senior Vice President and Branch Administrator in 1998.

Security Ownership of Management

The following table sets forth for each director, the executive officers named in the Summary Compensation Table and all directors and executive officers as a group: (i) the number of shares of our common stock beneficially owned on July 25, 2006, and (ii) such person’s or group’s percentage ownership of outstanding shares of our common stock on such date. Beneficial ownership includes shares, if any, held in the name of the spouse, minor children or other relatives of a director living in such person’s home, as well as shares, if any, held in the name of another person under an arrangement whereby the director or executive officer can vest title in himself at once or at some future time. Except as set forth below, we are not aware of any shareholder that beneficially owns 5% or more of the outstanding shares of our common stock.

All of our directors and executive officers receive mail at our principal executive office at 999 Waterside Dr., 2nd Floor, Norfolk, Virginia 23510.

Name	Number of Shares Beneficially Owned (1)	Percent of Outstanding Shares (2)
Directors:
Jack W. Gibson	458,201.11	5.31%
Douglas J. Glenn	43,282.55	0.52%
Herman A. Hall, III	166,518.55	1.98%
Robert R. Kinser	37,791.59	0.45%
Bobby L. Ralph	45,915.79	0.55%
Jordan E. Slone	11,000.00	0.10%
Roland Carroll Smith, Sr.	53,426.79	0.64%
Emil A. Viola	374,354.45	4.48%
Patricia M. Windsor	24,078.38	0.29%
W. Lewis Witt	94,213.65	1.13%

Non-Director Executive Officers (not included above):
Julie R. Anderson	51,002.56	0.61%
Donald W. Fulton, Jr.	16,119.05	0.19%
Gregory P. Marshall	57,877.78	0.69%
Renee’ R. McKinney	70,448.92	0.84%

All Directors and Executive Officers, as a group (15 persons)	1,501,731.17	16.79%

(1)	Amounts disclosed include shares of common stock that certain directors have the right to acquire upon the exercise of stock options exercisable within 60 days, as follows: Mr. Gibson, 283,326; Mr. Hall, 67,025; Mr. Witt, 27,069; Ms. Windsor, 14,192; Mr. Ralph, 37,949; Mr. Viola, 18,315; Mr. Glenn (through his spouse), 29,862; Mr. Fulton, 10,108; Mr. Marshall, 32,187; Ms. Anderson, 39,410; Ms. McKinney, 38,049; and all directors and executive officers as a group, 605,041. Such shares are deemed to be outstanding for the purposes of computing the percentage ownership of the individual holding such options, but are not deemed outstanding for purposes of computing the percentage of any other person shown in the table.
(2)	Applicable percentages are based on 8,342,749 shares outstanding on July 25, 2006.

Director Compensation

During fiscal year 2005, each of our directors received a director’s fee of $700 per board meeting attended, $200 per committee meeting attended, and $100 per advisory board meeting attended. Total director, committee, and advisory board fees of $183,200 relating to the members of the board of directors, were expensed during the year ended December 31, 2005. The directors each made determinations as to whether they wanted to defer the income recognition of their director’s fees. Of the $183,200 in board fees earned in 2005, $107,900 was deferred with the purchase of 10,131 shares of restricted stock and 10,131 options to purchase shares at the current market price, $38,100 was deferred with the purchase of certificates of deposit, and the remaining $37,200 was received in cash. Also, upon retirement from the board, our Director Retirement Plan provides that the director will receive 50% of the standard monthly director’s fee monthly for 50% of his board tenure or death, whichever comes first.

During 2005, we authorized the grants of options to directors for 26,380 shares of our common stock under our prior stock incentive plan. Also during 2005, we granted 5,917 shares of restricted stock to the directors as part of an incentive award program. The restricted stock will begin vesting five years from the date of grant and will be fully vested ten years from the date of grant.

Our board has the discretion to increase or decrease its cash and equity compensation, and otherwise modify the components of such compensation, in the future.

Executive Compensation

The following table sets forth, for the years ended December 31, 2005, 2004, and 2003, the annual and long-term compensation for our Chief Executive Officer and the four most highly compensated executive officers whose combined salary and bonus exceeded $100,000 in 2005.

SUMMARY COMPENSATION TABLE

	Annual Compensation			Long-Term Compensation		All Other Compensation ($)(3)
Name and Principal Position	Year	Salary ($)	Bonus ($)(2)	Restricted Stock Awards ($)	Securities Underlying Options (#)(2)
Jack W. Gibson President and Chief Executive Officer	2005 2004 2003	360,000 310,000 270,000	162,000 86,800 97,200	44,822 — —	26,448 25,440 29,232	60,280 59,355 56,033
Gregory P. Marshall Senior V.P.	2005 2004 2003	140,000 125,000 110,000	63,000 35,000 39,600	53,250 — —	7,911 7,996 8,920	33,022 30,184 28,264
Julie R. Anderson Senior V.P.	2005 2004 2003	140,000 125,000 100,000	63,000 35,000 36,000	53,250 — —	7,911 7,996 8,109	31,422 28,699 25,497
Donald W. Fulton, Jr. Senior V.P. and Chief Financial Officer (1)	2005 2004 2003	130,000 105,000 65,888	58,500 29,400 50	— — —	7,346 6,717 845	26,678 16,230 N/A
Renee’ R. McKinney Senior V.P.	2005 2004 2003	100,000 85,000 74,000	45,000 23,800 26,640	53,250 — —	5,651 5,437 6,001	20,980 18,445 17,438

(1)	Mr. Fulton began employment with us in July 2003. His salary in 2003 includes a consulting fee paid prior to employment.
(2)	Bonuses and stock options are predetermined by compensation plans previously approved by our board of directors and shareholders.
(3)	Consists of our discretionary and matching contributions to the 401(K) plan and matching contributions and interest for the Executive Savings Plan, which was initiated in 2003, made on behalf of the above officers.

Compensation Committee Interlocks and Insider Participation

During 2005, our personnel committee determined the compensation of our executive officers and certain other employees. Throughout 2005 and the first seven months of 2006, our personnel committee has been comprised of three independent directors—Emil A. Viola, W. Lewis Witt, and Herman A. Hall, III—as well as our President and Chief Executive Officer—Jack W. Gibson. On July 25, 2006, our Board of Directors established a compensation committee to be comprised of all members of our personnel committee except Jack W. Gibson. Our compensation committee now has the exclusive authority to determine the compensation of our executive officers. The personnel committee determines the compensation of our other employees.

During 2005, none of our executive officers served as a member of the compensation committee of another entity, and none of our executive officers serve as a director of another entity. Two members of our personnel committee have outstanding loans with us. Each of these loans was made in the ordinary course of business on substantially the same terms, including interest rates, collateral and repayment terms, as those prevailing at the time for comparable transactions with unrelated parties and did not involve more than the normal risk of collectibility or present other unfavorable features. See “Certain Relationships and Related Transactions”.

Cash Bonus Plan

We pay cash bonuses to our executive officers based upon our annual financial performance. Cash bonuses for 2006 will be paid based upon levels of achievement in six key financial measures. A minimum return on average assets of 1% must be achieved for the year for cash bonuses to be paid. The six key financial measures and the range of the cash bonus related to each financial measure expressed as a percent of an individual’s salary are: return on average shareholders’ equity – 1% to 10%; return on average assets – 1% to 10%; efficiency ratio – 1% to 10%; earnings per share growth – 1% to 20%; average asset growth – 1% to 20%; and credit quality – 1% to 10%. Within each category, various performance thresholds are established and the bonus percentages are scaled accordingly. Each executive officer’s bonus equals the sum of the applicable percentage for each of the six performance criteria multiplied by the executive officer’s salary.

Stock Options

The following table provides information on stock options granted to Mr. Gibson, Mr. Marshall, Ms. Anderson, Mr. Fulton and Ms. McKinney in 2005:

OPTION GRANTS IN LAST FISCAL YEAR

Name	Number of Securities Underlying Options Granted (#)		% of Total Options Granted to Employees in Fiscal Year	Exercise or Base Price ($/Share)	Market Price on the Date of Grant ($/Share)	Expiration Date	Grant Date Present Value ($)(4)
Jack W. Gibson	20,343	(1)	24.68%	$10.65	$10.65	12/31/15	$26,753
	2,638	(2)		10.65	10.65	12/31/15	3,469
	3,467	(3)		9.75	11.52	01/01/15	7,695

Gregory P. Marshall	7,911	(1)	9.60	10.65	10.65	12/31/15	10,404

Julie R. Anderson	7,911	(1)	9.60	10.65	10.65	12/31/15	10,404

Donald W. Fulton, Jr.	7,346	(1)	8.91	10.65	10.65	12/31/15	9,661

Renee’ M. McKinney	5,651	(1)	6.86	10.65	10.65	12/31/15	7,432

(1)	Options granted as part of employee incentive award.
(2)	Options granted as part of director incentive award.
(3)	Options issued under Directors’ Deferred Compensation Agreement.
(4)	Value of options is calculated using the Hull-White trinomial tree model with a risk-free interest rate of 4.32%, dividend yield of 3.38%, an option life of 10 years, and volatility of 10.08%.

The following table provides information concerning the options exercised during 2005 and the value of options held as of December 31, 2005 by Mr. Gibson, Mr. Marshall, Ms. Anderson, Mr. Fulton, and Ms. McKinney.

AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR

AND FISCAL YEAR-END OPTION VALUES

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at FY-End (#) Exercisable/Unexercisable	Value of Unexercised In-the- Money-Options at FY-end ($) Exercisable/Unexercisable (1)
Jack W. Gibson	20,416	$135,205	284,581/—	$943,354/—
Gregory P. Marshall	7,024	22,430	32,187/—	31,606/—
Julie R. Anderson	873	2,868	40,385/—	55,034/—
Donald W. Fulton, Jr.	2,300	2,246	12,108/—	4,270/—
Renee’ R. McKinney	3,676	23,425	40,417/—	87,715/—

(1)	Based on a value of $10.65 per share for our common stock as of December 31, 2005.

Employment Agreements

We have entered into an employment agreement with Jack W. Gibson, our President and Chief Executive Officer, which was renewed in 2002. Under the agreement, Mr. Gibson’s salary is determined each year by our board of directors, but in no event will be less than $50,000. Mr. Gibson’s employment agreement also provides that Mr. Gibson may receive other compensation and benefits as the board of directors elects to provide to all of our employees. The employment agreement between us and Mr. Gibson is for a five year term and is renewed automatically for additional five year terms, unless we notify Mr. Gibson at the end of the fourth year of a five-year term of our intention not to renew the employment agreement.

If we terminate Mr. Gibson’s employment without cause, as defined in the agreement, we are required to pay, over a twelve month period, an amount equivalent to his base salary plus director fees earned in the twelve months preceding termination. If Mr. Gibson should terminate his employment for “good reason,” as defined in the agreement and which includes “change of control,” he would be entitled to receive a severance payment equivalent to three times his base amount minus one dollar plus the present value of any other payments in the nature of compensation. In addition, he would be eligible to continue to participate in our benefit programs, or their equivalent, for a period of up to three years. To the extent it is determined that the severance payment together with any other payments or benefits would be subject to the excise tax imposed under the Internal Revenue Code, the company will compensate the officers for such excise taxes. The severance payment would be made over a sixty month period.

We have also entered into employment agreements with five other of our officers. The terms and conditions of these employment agreements are similar to those of Mr. Gibson’s employment agreement described above, except that there are no provisions regarding salary and they contain certain prohibitions of competitive activities.

The table below shows the present value of estimated company payments pursuant to the employment agreements, equity plans and other non-qualified plans described below, upon a termination of employment, including the company gross-up payments for the excise tax on the parachute payments upon a change of control, for each of Mr. Gibson, Mr. Marshall, Ms. Anderson, Mr. Fulton, and Ms. McKinney. The payments represent the maximum possible payments under interpretations and assumptions most favorable to the executive officer. All termination events, except retirement, are assumed to occur in 2006 and termination upon a change of control is assumed to be involuntary by the Company or its successor. Termination upon retirement is assumed to occur upon the officer’s normal retirement date. Company payments to a terminated executive may be more or less than the amounts shown in the table if the termination of employment occurs in a later year or because of contingencies contained in the various agreements and plans. In addition, certain amounts currently are vested and, thus, do not represent an increased amount of benefits.

(Dollars in thousands)(1)	Gibson	Marshall	Anderson	Fulton	McKinney
Termination of Employment by Executive with Good Reason
Restricted Stock	$—	$11	$11	$—	$11
Employment Agreement	1,226	402	369	345	312
Supplemental Retirement Agreement	1,616	—	—	—
Employee Savings Plan	121	49	45	22	29

Total	$2,962	$463	$425	$367	$352

Termination of Employment by Executive Without Good Reason
Restricted Stock	$—	$11	$11	$—	$11
Employment Agreement	—	—	—	—	—
Supplemental Retirement Agreement	1,616	—	—	—	—
Employee Savings Plan	121	49	45	22	29

Total	$1,736	$60	$56	$22	$41

Termination of Employment by Bank Without Cause
Restricted Stock	$—	$11	$11	$—	$11
Employment Agreement	432	171	171	152	128
Supplemental Retirement Agreement	1,616	—	—		—
Employee Savings Plan	121	49	45	22	29

Total	$2,169	$232	$227	$174	$168

Termination of Employment by Bank with Cause
Restricted Stock	$—	$11	$11	$—	$11
Employee Savings Plan	121	49	45	22	29

Total	$121	$60	$56	$22	$41

Death
Restricted Stock	$46	$56	$56	$—	$56
Supplemental Retirement Agreement	386	386	386	—	386
Employee Savings Plan	121	49	45	22	29

Total	$552	$491	$486	$22	$471

Disability
Restricted Stock	$46	$56	$56	$—	$56
Employment Agreement	205	80	80	70	58
Supplemental Retirement Agreement	1,616	455	455	—	455
Employee Savings Plan	121	49	45	22	29

Total	$1,987	$641	$636	$92	$598

(Dollars in thousands)(1)	Gibson	Marshall	Anderson	Fulton	McKinney
Company Payment upon Change in Control
Employment Agreement	$1,226	$402	$369	$345	$312
Supplemental Retirement Agreement:
Vested prior to change in control	1,616	—	—	—	—
Accelerated vesting due to change in control	866	683	683	—	683
Executive Savings Plan	498	200	189	142	129
Restricted Stock	46	56	56	—	56

Sub-total	4,252	1,341	1,297	487	1,180
Contractual Gross-up for Excise Taxes	1,030	554	541	170	501

Total	$5,282	$1,895	$1,838	$657	$1,681

Retirement
Restricted Stock Plan	$4	$56	$56	$—	$56
Supplmental Retirement Agreement	1,604	152	152	—	143
Employee Savings Plan	132	54	49	25	32

Total	$1,739	$261	$257	$25	$231

(1)	Totals may not add due to rounding.

Executive Savings Plan

We have implemented an Executive Savings Plan with certain officers whereby an initial contribution made by the officers will be matched each year by us as long as the officers’ employment with us continues. Interest is earned at the highest rate we are paying on a certificate of deposit. The officers are 100% vested in their existing account balances. The plan also provides for additional payments to be made to the officers upon termination of employment following a change of control of the company.

Supplemental Retirement Agreements

We entered into a Supplemental Retirement Agreement with Mr. Gibson on January 1, 1993. Under this agreement, Mr. Gibson is eligible to receive an annual benefit payable in fifteen (15) installments equal to fifty percent (50%) of his benefit computation base following the attainment of his plan retirement date, November 9, 2010. The benefit computation base is calculated as his average compensation including bonuses from us over the three consecutive completed calendar years just prior to the year of retirement or termination. The estimated annual benefits payable upon retirement at the plan retirement date are $230,067. Partial vesting began on January 1, 1998 and will continue until January 1, 2008.

During 2005, we entered into supplemental retirement agreements with several key officers. Under these agreements, the officers are each eligible to receive an annual benefit payable in fifteen installments each equal to $50,000 following the attainment of their plan retirement date. For purposes of these agreements, the plan retirement date is the first day of the month immediately following the date the participant attains age sixty-five (65) for those officers who have attained age forty-five as of the date they became a participant. In the case of all other participants, the first day of the month immediately following the date the participant attains age sixty (60) is considered the plan retirement date.

Restricted Stock Awards

In 2005, we granted directors 12,128 shares of restricted stock under the Directors Deferred Compensation Agreement. The restricted stock will begin vesting five years from the date of grant and will be fully vested nine years from the date of grant. We will record compensation expense for these restricted shares ratably over the vesting period.

During 2005, we granted restricted stock to the directors as part of an incentive award program. Restricted stock granted under this award totaled 5,917 shares for 2005. The restricted stock will begin vesting five years from the date of grant and will be fully vested nine years from the date of grant. Compensation expense related to these restricted shares will be recognized ratably over the vesting period.

During 2005, we granted restricted stock to several key employees as part of an incentive award program. Restricted stock granted under this award totaled 15,000 shares for 2005. This restricted stock began vesting upon grant date and will continue to vest in 20% increments over the next four years. We recognized 20% of the compensation expense in 2005 and will recognize the remaining 80% of the compensation expense ratably over the vesting period. Compensation expense was calculated using the market value of common stock at the date of grant multiplied by the number of restricted shares granted.

Stock Options Issued

As of December 31, 2005, we had 1,024,559 stock options outstanding to employees and directors under our existing stock option plan. The options, when granted, have a maximum term of ten years.

A summary of activity in the plan follows:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2002	1,030,199	$6.14
Granted	134,304	8.45
Exercised	(211,785)	7.43

Balance at December 31, 2003	952,718	6.90
Granted	125,703	8.65
Exercised	(67,799)	5.51
Expired	(15,836)	10.40

Balance at December 31, 2004	994,786	7.15
Granted	135,096	10.47
Exercised	(97,828)	5.63
Expired	(7,495)	11.23

Balance at December 31, 2005	1,024,559	$7.70

Profit Sharing Plan

We have a defined contribution 401(k) plan for all full-time employees who are 21 years of age and have completed one year of service. Under the plan, employees may annually contribute up to the lesser of $15,000 or 20% of their annual salary. We will match 100% of the employees’ yearly contributions up to 4% of their annual salary. We may also make an additional discretionary contribution; however, contributions by us will not exceed the maximum amount deductible annually for federal income tax purposes. In 2005, we authorized a $196,000 discretionary contribution and a $53,430 matching contribution. The 2005 discretionary contribution made on behalf of the executive officers, as a group, was $69,158. We have not made any discretionary contributions in 2006.

Equity Compensation Plan

We also have a 2006 Stock Incentive Plan that was approved by our shareholders at our last annual meeting. The plan is administered by the personnel committee of our board of directors, under which a total of 1,000,000 shares of our common stock may be issued to our directors, officers, key employees, consultants and advisors in the form of restricted stock awards, incentive stock awards, incentive stock options and non-statutory stock options. Each type of award under the plan is subject to different requirements and the awards may be conditioned by our performance. The plan provides that no person shall be granted stock options worth more than $100,000 based on their exercise price or 50,000 shares of restricted stock or stock options during any calendar year.

Transactions with Management

During 2005, some of our directors and executive officers, their affiliates and members of their immediate families were customers of and had loan transactions with us in the normal course of business and are expected to continue to have customer relationships with us in the future. All outstanding loans and commitments included in such transactions were made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable transactions with unrelated persons, and did not involve more than a normal risk of collectibility or present other unfavorable features. Our officers and directors are given the option to acquire an unsecured line of credit from the bank for $25,000, subject to the same conditions and interest rates available to other customers during the same period. As of December 31, 2005 and 2004, loans to executive officers, directors and their affiliates amounted to $9,321,517 and $9,677,121, respectively. During 2005, additional loans and repayments of loans by executive officers, directors and their affiliates were $5,767,323 and $6,122,927, respectively. There were no loans made to directors, or to entities of which directors are material shareholders or equity owners, which were in excess of 15% of the bank’s equity capital account.

Robert H. Powell III, a former director, is an attorney in the law firm Kaufman & Canoles, P.C., which provided legal services for us during 2005. The fees paid by us to Kaufman & Canoles, P.C. in calendar year 2005 did not exceed 5% of the law firm’s gross revenues for the year. Kaufman & Canoles, P.C., continues to provide legal services to us during 2006.

Douglas J. Glenn, a director, is the spouse of Tiffany K. Glenn, our Senior Vice President, Marketing Officer and Secretary. For more information about Ms. Glenn, please see “Executive Officers” herein. Mr. Glenn is also an attorney in the law firm Pender & Coward, P.C., which provided legal services for us. The fees paid by us to Pender & Coward, P.C. in calendar year 2005 did not exceed 5% of the law firm’s gross revenues for the year. Pender & Coward, P.C., continues to provide legal services to us during 2006.

Jordan E. Slone, a director, is a manager of two limited liability companies that indirectly manage the co-owners of the Dominion Tower at 999 Waterside Drive, Norfolk, Virginia 23510. We have leased the second floor of the Dominion Tower for our executive offices and a first floor branch office since August 2005. Our lease expires in September 2016, and we have one renewal option for a period of seven years. We will begin paying rent under this lease totaling approximately $42,962 per month in October 2006. It is expected that the rent paid will exceed 5% of the gross revenues of the entities that own Dominion Tower. The terms of this lease are substantially similar to the terms of leases that are the result of “arms length” negotiations between unrelated parties, and the rent is comparable to current market rates.

DESCRIPTION OF CAPITAL STOCK

Our authorized capital stock consists of 40,000,000 shares of common stock, par value $0.625 per share and 1,000,000 shares of preferred stock, no par value. As of July 25, 2006, there were 8,342,749 shares of common stock issued and outstanding held by 3,967 shareholders of record. The issued shares of common stock represent non-withdrawable capital, are not accounts of an insurable type, and are not federally insured. We do not have any shares of preferred stock issued or outstanding.

Common Stock

Voting Rights

Each holder of shares of common stock is entitled to one vote per share held on any matter submitted to a vote of shareholders. There are no cumulative voting rights in the election of directors.

Dividends

Holders of shares of common stock are entitled to receive dividends when and as declared by the board of directors out of funds legally available therefor. We are a corporation separate and distinct from Bank of Hampton Roads and the other subsidiaries. Since most of our revenues will be received by us in the form of dividends or interest paid by our subsidiaries, our ability to pay dividends will be subject to regulatory restrictions as described in “Market for Common Stock and Dividend Policy” above.

No Preemptive or Conversion Rights

Holders of shares of our common stock do not have preemptive rights to purchase additional shares of our common stock, and have no conversion or redemption rights.

Calls and Assessments

All of the issued and outstanding shares of our common stock are non-assessable.

Liquidation Rights

In the event of our liquidation, dissolution or winding up, the holders of shares of our common stock shall be entitled to receive, in cash or in kind, our assets available for distribution remaining after payment or provision for payment of our debts and liabilities.

Preferred Stock

Our board of directors is empowered to authorize the issuance, in one or more series, of shares of preferred stock at such times, for such purposes and for such consideration as it may deem advisable without shareholder approval. Our board is also authorized to fix the designations, voting, conversion, preference and other relative rights, qualifications and limitations of any such series of preferred stock.

Our board of directors, without shareholder approval, may authorize the issuance of one or more series of preferred stock with voting and conversion rights which could adversely affect the voting power of the holders of our common stock and, under certain circumstances, discourage an attempt by others to gain control of us.

The creation and issuance of any series of preferred stock, and the relative rights, designations and preferences of such series, if and when established, will depend upon, among other things, our future capital needs, then existing market conditions and other factors that, in the judgment of the our board, might warrant the issuance of preferred stock.

Certain Provisions of Our Articles of Incorporation and Bylaws and Virginia Law

General

Our articles of incorporation and bylaws contain provisions that could make more difficult an acquisition of us by means of a tender offer, a proxy contest or otherwise. These provisions are expected to discourage specific types of coercive takeover practices and inadequate takeover bids as well as to encourage persons seeking to acquire control to first negotiate with us. Although these provisions may have the effect of delaying, deferring or preventing a change in control, we believe that the benefits of increased protection through the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure the company outweigh the disadvantages of discouraging these proposals because, among other things, negotiation of such proposals could result in an improvement of their terms.

Classified Board of Directors

Our articles and bylaws divide the board of directors into three classes of directors serving staggered three-year terms. As a result, approximately one-third of the board of directors will be elected at each annual meeting of shareholders. The classification of directors, together with the provisions in the articles and bylaws described below that limit the ability of shareholders to remove directors and that permit the remaining directors to fill any vacancies on the board of directors, will have the effect of making it more difficult for shareholders to change the composition of the board of directors. As a result, at least two annual meetings of shareholders may be required for the shareholders to change a majority of the directors, whether or not a change in the board of directors would be beneficial and whether or not a majority of shareholders believe that such a change would be desirable.

Increasing the Number of Directors

Under Virginia law, a board of directors may amend or repeal bylaws unless articles of incorporation or other provisions of Virginia law reserve such power exclusively in the shareholders or the shareholders, in adopting or amending particular bylaws, expressly prohibit the board of directors from amending or repealing that bylaw. Our articles of incorporation do not reserve the power to amend the bylaws to increase or decrease the number of directors exclusively to the shareholders and no bylaw, an no amendment thereto, expressly prohibits the board of directors from amending the bylaws to increase or decrease the number of directors. According to Virginia law, our board of directors may amend our bylaws at any time to increase or decrease the number of directors by up to 30% of the number of directors of all classes immediately following the most recent election of directors by the shareholders. In addition, the newly created directorships resulting from an increase in the number of authorized directors shall be filled by the affirmative vote of a majority of the directors then in office. As a result, if faced with an attempt to take control of our board, our directors may increase the size of the board and install directors opposed to the hostile takeover attempt.

Inability of Shareholders to Call Special Meetings

Pursuant to our bylaws, special meetings of shareholders may be called only by our president, the chairman of our board of directors or the board of directors. As a result, shareholders are not able to act on matters other than at annual shareholders meetings unless they are able to persuade the president, the chairman or a majority of the board of directors to call a special meeting.

Advance Notification Requirements

Our bylaws also require a shareholder who desires to nominate a candidate for election to the board of directors at annual shareholders meeting to provide us advance notice of at least 45 days before the date the proxy statement for the last annual meeting was first mailed.

Effects of Virginia Anti-Takeover Statutes

The Virginia Stock Corporation Act contains provisions governing “Affiliated Transactions.” Affiliated Transactions include certain mergers and share exchanges, material dispositions of corporate assets not in the ordinary course of business, any dissolution of the corporation proposed by or on behalf of an Interested Shareholder (as defined below), or reclassifications, including reverse stock splits, recapitalizations or mergers of the corporation with its subsidiaries which have the effect of increasing the percentage of voting shares beneficially owned by an Interested Shareholder by more than 5%. For purposes of the Virginia Act, an “Interested Shareholder” is defined as any beneficial owner of more than 10% of any class of the voting securities of a Virginia corporation.

The provisions governing Affiliated Transactions require that, for three years following the date upon which any shareholder becomes an Interested Shareholder, a Virginia corporation cannot engage in an Affiliated Transaction with such Interested Shareholder unless approved by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than the shares beneficially owned by the Interested Shareholder, and by a majority (but not less than two) of the “Disinterested Directors.” A Disinterested Director means, with respect to a particular Interested Shareholder, a member of a corporation’s board of directors who (i) was a member before the later of January 1, 1988 and the date on which an Interested Shareholder became an Interested Shareholder and (ii) was recommended for election by, or was elected to fill a vacancy and received the affirmative vote of, a majority of the Disinterested Directors then on the board.

At the expiration of the three-year period, these provisions require approval of Affiliated Transactions by the affirmative vote of the holders of two-thirds of the voting shares of the corporation, other than those beneficially owned by the Interested Shareholder. After the three-year period has expired, the principal exceptions to the two-thirds voting requirement require either that the transaction be approved by a majority of the Disinterested Directors or that the transaction satisfy certain fair price requirements. In general, the fair price requirements provide that the shareholders must receive the highest per share price for their shares as was paid by the Interested Shareholder for his shares or the fair market value of their shares, whichever is higher. They also require that, during the three years preceding the announcement of the proposed Affiliated Transaction, all required dividends have been paid and no special financial accommodations have been accorded the Interested Shareholder unless approved by a majority of the Disinterested Directors.

None of the foregoing limitations and special voting requirements applies to an Affiliated Transaction with an Interested Shareholder whose acquisition of shares making such person an Interested Shareholder was approved by a majority of the corporation’s Disinterested Directors.

These provisions were designed to deter certain takeovers of Virginia corporations. In addition, the statute provides that, by affirmative vote of a majority of the voting shares other than shares owned by any Interested Shareholder, a corporation may adopt, by meeting certain voting requirements, an amendment to its articles of incorporation or bylaws providing that the Affiliated Transactions provisions shall not apply to the corporation. We have not adopted such an amendment.

The Virginia Stock Corporation Act also contains provisions regulating certain “control share acquisitions,” which are transactions causing the voting strength of any person acquiring beneficial ownership of shares of a public corporation in Virginia to meet or exceed certain threshold percentages (20%, 33 1/3% or 50%) of the total votes entitled to be cast for the election of directors. Shares acquired in a control share acquisition have no voting rights unless: (i) the voting rights are granted by a majority vote of all outstanding shares other than those held by the acquiring person or any officer or employee director of the corporation, or (ii) the articles of incorporation or bylaws of the corporation provide that these Virginia law provisions do not apply to acquisitions of its shares. The acquiring person may require that a special meeting of the shareholders be held to consider the grant of voting rights to the shares acquired in the control share acquisition. These provisions were designed to deter certain takeovers of Virginia public corporations.

Limitations on Liability of Officers and Directors

As permitted by the Virginia Stock Corporation Act, our Articles of Incorporation contain provisions that permit us to indemnify our directors and officers to the full extent permitted by Virginia law and eliminate the personal liability of our directors and officers for monetary damages to us or our shareholders for breach of their fiduciary duties, except to the extent that Virginia law prohibits indemnification or elimination of liability. These provisions do not limit or eliminate our rights or the rights of any shareholder to seek an injunction or any other non-monetary relief in the event of a breach of a director’s or officer’s fiduciary duty. In addition, these provisions apply only to claims against a director or officer arising out of his or her role as a director or officer and do not relieve a director or officer from liability if he or she engaged in willful misconduct or a knowing violation of the criminal law or any federal or state securities law.

The rights of indemnification provided in our Articles of Incorporation are not exclusive of any other rights that may be available under any insurance or other agreement, by vote of shareholders or disinterested directors or otherwise.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 (the “Securities Act”) may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the Securities and Exchange Commission this type of indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Shares Eligible for Future Sale

All of the shares that we will issue in this offering will be freely tradable without restriction or registration under the Securities Act, unless acquired by our affiliates or acquired by a person who is subject to an agreement not to sell as described in the “Underwriting” section below.

As of July 25, 2006, we had 8,342,749 shares of common stock outstanding. Of this amount, approximately 896,690 shares of our common stock are held by persons who may be deemed to be our affiliates under the Securities Act. In addition, no shares of our outstanding common stock were deemed to be “restricted securities” within the meaning of Rule 144. Both shares held by our affiliates and shares that are “restricted securities” may be resold by the holders only in transactions registered under the Securities Act or permitted by the provisions of Rule 144.

Rule 144 under the Securities Act defines an affiliate of an issuer as a person that directly or indirectly, through one or more intermediaries, controls, is controlled by, or is under common control with the issuer. Rule 405 under the Securities Act defines the term “control” to mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of the person whether through the ownership of voting securities, by contract, or otherwise. All of our directors and executive officers will likely be deemed to be affiliates of us.

In general, under Rule 144, any person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one year, including affiliates, and any affiliate who holds shares sold in a public offering, may sell, within any three-month period, a number of such shares that does not exceed the greater of 1% of the then outstanding shares or the average weekly trading volume of the shares during the four calendar weeks preceding the sale. Rule 144 also requires that the securities must be sold in “brokers’ transactions,” as defined in the Securities Act, and the person selling the securities may not solicit orders or make any payment in connection with the offer or sale of securities to any person other than the broker who executes the order to sell the securities. After restricted securities are held for two years, a person who is not deemed an affiliate of us may sell shares under Rule 144 without regard to the volume and manner of sale limitations described above. Sales of shares by our affiliates will continue to be subject to the volume and manner of sale limitations.

We cannot predict the effect, if any, that future sales of shares, or the availability of shares for future sales, will have on the market price prevailing from time to time. Sales of substantial amounts of shares, or the perception that such sales could occur, could adversely affect the prevailing market price of the shares.

SUPERVISION AND REGULATION

The Bank

The bank operates as a state bank subject to supervision and regulation by the Bureau of Financial Institutions of the Virginia State Corporation Commission. The Bureau of Financial Institutions regulates all areas of a Virginia state bank’s commercial banking operations, including reserves, loans, mergers, payment of dividends, establishment of branches, types of investments and other aspects of operations.

Additionally, the bank is a member of the Federal Reserve Bank system and is subject to its regulations. The bank also is insured by the Federal Deposit Insurance Corporation, which insures that member banks pay depositors to the extent provided by law in the event an insured bank is closed without adequately providing for the claims of depositors. Various consumer protection laws and regulations also affect the operations of the bank.

The earnings and growth of the banking industry are affected by the general conditions of the economy and by the fiscal and monetary policies of the federal government and its agencies, including the Federal Reserve. The Board of Governors of the Federal Reserve regulates money and credit conditions and, as a result, has a strong influence on interest rates and on general economic conditions. The effect of such policies in the future on the business and earnings of the bank cannot be predicted with certainty.

On October 26, 2001, the USA Patriot Act of 2001 became federal law. This act contains the International Money Laundering Abatement and Financial Anti-Terrorism Act of 2001. The act contains anti-money laundering measures affecting insured depository institutions, broker-dealers and certain other financial institutions. The act requires U.S. financial institutions to adopt new policies and procedures to fight money laundering and grant the Secretary of the Treasury broad authority to establish regulations and to impose requirements and restriction on financial institutions’ operations. The bank has adopted policies and procedures designed to comply with the act.

The Holding Company

General

We are registered with the Federal Reserve as a financial holding company under the Bank Holding Company Act of 1956, as amended by the Gramm-Leach-Bliley Act and are subject to ongoing regulation, supervision and examination by the Federal Reserve. We are required to file with the Federal Reserve periodic and annual reports and other information concerning our own business operations and those of our subsidiaries. In addition, the Bank Holding Company Act requires a bank holding company to obtain Federal Reserve approval before it acquires, directly or indirectly, ownership or control of any voting shares of a second or subsequent bank if, after such acquisition, it would own or control more that 5% of such shares, unless it already owns or controls a majority of such voting shares. Federal Reserve approval must also be obtained before a bank holding company acquires all or substantially all of the assets of another bank or merges or consolidates with another bank holding company.

A bank holding company may not, without providing prior notice to the Federal Reserve, purchase or redeem its own stock if the gross consideration to be paid, when added to the net consideration paid by such company for all purchases or redemptions by the company of its equity securities within the preceding 12 months, will equal 10% or more of the company’s consolidated net worth unless it meets the requirements of a well-capitalized and well-managed organization.

Under certain amendments to the Virginia Financial Institutions Holding Company Act that became effective July 1, 1983, no corporation, partnership or other business entity may acquire, or make any public offer to acquire, more than 5% of the stock of any Virginia financial institution, or any Virginia financial institution holding company, unless it first files an application with the State Corporation Commission. The State Corporation Commission is directed by the statute to solicit the views of the affected financial institution, or financial institution holding company, with respect to such stock acquisition, and is empowered to conduct an investigation during the 60 days following receipt of such an application. If the State Corporation Commission takes no action within the prescribed period, or if during the prescribed period it issues notice of its intent not to disapprove an application, the acquisition may be completed.

On July 30, 2002, the Sarbanes-Oxley Act of 2002 became federal law. Sarbanes-Oxley represents a comprehensive revision of laws affecting corporate governance, accounting obligations and corporate reporting. Sarbanes-Oxley is applicable to all companies with equity or debt securities registered under the Securities Exchange Act of 1934. In particular, Sarbanes-Oxley establishes: (1) new requirements for audit committees, including independence, expertise, and responsibilities; (2) additional responsibilities regarding financial statements for the Chief Executive Officer and Chief Financial Officer of the reporting company; (3) new standards for auditors and regulation of audits; (4) increased disclosure and reporting obligations for the reporting company and their directors and executive officers; and (5) new increased civil and criminal penalties for violation of the securities laws.

Financial Holding Companies

Effective March 11, 2000, pursuant to authority granted under the Gramm-Leach-Bliley Act, a bank holding company may elect to become a financial holding company and thereby engage in a broader range of financial and other activities than are permissible for traditional bank holding companies. In order to qualify for the election, all of the depository institution subsidiaries of the bank holding company must be well-capitalized and well-managed, as defined by regulation, and all of its depository institution subsidiaries must have achieved a rating of satisfactory or better with respect to meeting community credit needs.

Pursuant to the Gramm-Leach-Bliley Act, financial holding companies are permitted to engage in activities that are “financial in nature” or incidental or complementary thereto, as determined by the Federal Reserve. The Gramm-Leach-Bliley Act identifies several activities as “financial in nature,” including, among others, insurance underwriting and agency, investment advisory services, merchant banking and underwriting, and dealing or making a market in securities. Being designated a financial holding company allows insurance companies, securities brokers and other types of financial companies to affiliate with and/or acquire depository institutions. To preserve the flexibility afforded by this new legislation, we became a financial holding company on December 1, 2001.

UNDERWRITING

The underwriter, McKinnon & Company, Inc., 999 Waterside Drive, Suite 1200, Norfolk, Virginia, has agreed, subject to the terms and conditions contained in an underwriting agreement with us, to sell, as underwriter, on a best efforts basis, the shares being offered in the public offering. Because the public offering is on a best efforts basis, the underwriter is not obligated to purchase any shares if they are not sold to the public, and the underwriter is not required to sell any specific number or dollar amount of shares.

The underwriter has informed us that it proposes to offer the public offering shares as underwriter, subject to prior sale, when, as and if issued by us, in part to the public at the public offering price set forth on the cover page of this offering circular and in part through certain selected dealers to customers of such selected dealers at the public offering price. Each selected dealer will receive a commission of $             for each share that it sells. The underwriter reserves the right to reject any order for the purchase of shares through it, in whole or in part.

Neither the rights offering nor the public offering is contingent upon the occurrence of any event or the sale of a minimum or maximum number of shares. Funds received in the offering (by us in the case of the rights offering and by the underwriter in the case of the public offering) will be deposited with and held by an escrow agent in a non-interest bearing account until the closing of the both the rights offering and public offering. Closing of both offerings is expected to occur on or about August 2, 2006.

The price of the shares offered in the rights offering were determined by us after consultation with the underwriter and were based on a variety of factors, including:

•	the per share book value of the common shares as of March 31, 2006,

•	the trading history of our common shares,

•	our operating history and prospects for future earnings,

•	our current performance,

•	the prospects of the banking industry in which we compete,

•	the general condition of the securities markets at the time of the offering, and

•	the prices of equity securities of comparable companies.

The price of the shares offered in the public offering was determined by negotiations between us and the underwriter. The factors mentioned above were considered in determining the price of the shares offered in the public offering.

The underwriter provides investment banking services to us from time to time in the ordinary course of business and has advised us on the structure of the rights offering. We will pay the underwriter a financial advisory fee equal to 1.0% of the price of the shares sold in the rights offering and a commission equal to 6.0% of the price of the shares sold in the public offering. We have agreed to indemnify the underwriter against certain civil liabilities, including liability under the Securities Act of 1933, as amended.

We will also pay our costs of both the rights offering and the public offering, which we expect to be $175,000.

LEGAL MATTERS

The validity of the shares of our common stock offered and certain other legal matters will be passed upon for us and the underwriter by the law firm of Williams Mullen.

EXPERTS

The consolidated financial statements of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31, 2005 and 2004, and for each of the years in the three-year period ended December 31, 2005, and management’s assessment of the effectiveness of internal control over financial reporting as of December 31, 2005 have been included herein and in the registration statement in reliance upon the report of KPMG LLP, independent registered public accounting firm, appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We are subject to the information requirements of the Securities Exchange Act of 1934, as amended, and we file annual, quarterly and current reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document that we file at the SEC’s public reference room facility located at 100 F Street, NE, Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the public reference room. The SEC also maintains an Internet site at www.sec.gov that contains reports, proxy and information statements and other information regarding issuers, including us, that file documents with the SEC electronically through the SEC’s electronic data gathering, analysis and retrieval system known as EDGAR.

This prospectus is part of a registration statement filed by us with the SEC. Because the rules and regulations of the SEC allow us to omit certain portions of the registration statement from this prospectus, this prospectus does not contain all the information set forth in the registration statement. You may review the registration statement and the exhibits filed with such registration statement for further information regarding us and the shares of our common stock being sold by this prospectus. The registration statement and its exhibits may be inspected at the public reference facility of the SEC at the locations described above.

We also maintain an Internet site at www.bankofhamptonroads.com, which contains information relating to us and our business.

INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

HAMPTON ROADS BANKSHARES, INC.

REPORT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Board of Directors and Shareholders

Hampton Roads Bankshares, Inc.:

We have audited the accompanying consolidated balance sheets of Hampton Roads Bankshares, Inc. and subsidiaries (the Company) as of December 31, 2005 and 2004, and the related consolidated statements of income, changes in shareholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2005. We also have audited management’s assessment, included in the accompanying Management’s Report on Internal Control Over Financial Reporting, that Hampton Roads Bankshares, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Hampton Roads Bankshares, Inc. and subsidiaries’ management is responsible for these consolidated financial statements, for maintaining effective internal control over financial reporting, and for its assessment of the effectiveness of internal control over financial reporting. Our responsibility is to express an opinion on these consolidated financial statements, an opinion on management’s assessment, and an opinion on the effectiveness of the Company’s internal control over financial reporting based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States). Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement and whether effective internal control over financial reporting was maintained in all material respects. Our audit of financial statements included examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements, assessing the accounting principles used and significant estimates made by management, and evaluating the overall financial statement presentation. Our audit of internal control over financial reporting included obtaining an understanding of internal control over financial reporting, evaluating management’s assessment, testing and evaluating the design and operating effectiveness of internal control, and performing such other procedures as we considered necessary in the circumstances. We believe that our audits provide a reasonable basis for our opinions.

A company’s internal control over financial reporting is a process designed to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with generally accepted accounting principles. A company’s internal control over financial reporting includes those policies and procedures that (1) pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect the transactions and dispositions of the assets of the company; (2) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles, and that receipts and expenditures of the company are being made only in accordance with authorizations of management and directors of the company; and (3) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the company’s assets that could have a material effect on the financial statements.

Because of its inherent limitations, internal control over financial reporting may not prevent or detect misstatements. Also, projections of any evaluation of effectiveness to future periods are subject to the risk that controls may become inadequate because of changes in conditions, or that the degree of compliance with the policies or procedures may deteriorate.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Hampton Roads Bankshares, Inc. and subsidiaries as of December 31,

2005 and 2004, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 2005, in conformity with U.S. generally accepted accounting principles. Also, in our opinion, management’s assessment that Hampton Roads Bankshares, Inc. and subsidiaries maintained effective internal control over financial reporting as of December 31, 2005, is fairly stated, in all material respects, based on criteria established in Internal Control—Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Furthermore, in our opinion, Hampton Roads Bankshares, Inc. and subsidiaries maintained, in all material respects, effective internal control over financial reporting as of December 31, 2005, based on criteria established in Internal Control — Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO).

Norfolk, Virginia

March 6, 2006

MANGEMENT’S REPORT ON INTERNAL CONTROL OVER FINANCIAL REPORTING

Management of Hampton Roads Bankshares, Inc. and its subsidiaries (the Company) is responsible for establishing and maintaining adequate internal control over financial reporting. As of the end of the Company’s 2005 fiscal year, management, including the chief executive and chief financial officers, conducted an assessment of the effectiveness of the Company’s internal control over financial reporting based on the framework established in Internal Control – Integrated Framework issued by the Committee of Sponsoring Organizations of the Treadway Commission (COSO). Based on this assessment, management has determined that the Company’s internal control over financial reporting as of December 31, 2005 is effective.

Internal control over financial reporting includes policies and procedures that pertain to the maintenance of records that, in reasonable detail, accurately and fairly reflect transactions and dispositions of assets; provide reasonable assurances that transactions are recorded as necessary to permit preparation of financial statements in accordance with generally accepted accounting principles and that receipts and expenditures are being made only in accordance with authorizations of management and the directors of the Company; and provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use, or disposition of the firm’s assets that could have a material effect on the Company’s financial statements.

KPMG LLP, an independent registered public accounting firm and auditors of the Company’s consolidated financial statements, has issued an attestation report on management’s assessment of the Company’s internal control over financial reporting as of December 31, 2005.

HAMPTON ROADS BANKSHARES, INC.

Consolidated Balance Sheets

December 31, 2005 and 2004

	2005	2004
Assets:
Cash and due from banks	$17,513,955	$12,102,200
Overnight funds sold	18,294,012	7,293,557
Interest-bearing deposits in other banks	932,688	377,728

Total cash and cash equivalents	36,740,655	19,773,485
Investment securities available-for-sale, at fair value	71,113,959	36,678,835
Federal Home Loan Bank stock	2,057,100	1,667,400
Federal Reserve Bank stock	654,600	648,350

Total investments	73,825,659	38,994,585
Loans	285,329,935	275,190,194
Allowance for loan losses	(3,597,497)	(3,070,600)

Net loans	281,732,438	272,119,594
Premises and equipment	11,456,501	9,793,383
Interest receivable	1,761,570	1,253,674
Deferred tax asset	1,951,043	1,294,150
Other assets	2,049,417	1,740,059

Total assets	$409,517,283	$344,968,930

Liabilities and Shareholders’ Equity:
Deposits:
Noninterest bearing demand	$104,930,259	$91,944,270
Interest bearing:
Demand	47,491,912	64,459,435
Savings	79,514,001	15,253,363
Time deposits:
Less than $100,000	61,116,511	61,699,232
$100,000 or more	34,393,834	41,759,058

Total deposits	327,446,517	275,115,358
Federal Home Loan Bank borrowings	30,500,000	23,000,000
Interest payable	490,182	409,899
Other liabilities	1,950,055	2,818,113

Total liabilities	360,386,754	301,343,370

Shareholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $0.625 par value. Authorized 40,000,000 shares; issued and outstanding 8,242,822 shares in 2005 and 8,059,528 shares in 2004	5,151,764	5,037,205
Capital surplus	23,852,040	20,626,500
Retained earnings	20,770,448	18,170,928
Accumulated other comprehensive loss, net of tax	(643,723)	(209,073)

Total shareholders’ equity	49,130,529	43,625,560

Total liabilities and shareholders’ equity	$409,517,283	$344,968,930

See accompanying notes to consolidated financial statements.

HAMPTON ROADS BANKSHARES, INC.

Consolidated Statements of Income

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Interest Income:
Loans, including fees	$22,342,047	$16,374,717	$15,392,774
Investment securities	1,720,177	1,616,074	1,964,910
Overnight funds sold	249,507	71,469	102,461
Interest bearing deposits in other banks	246,380	5,511	8,763

Total interest income	24,558,111	18,067,771	17,468,908

Interest Expense:
Deposits:
Demand	319,376	424,826	445,188
Savings	1,155,739	91,161	83,936
Time deposits:
Less than $100,000	2,169,358	2,049,986	2,501,422
$100,000 or more	1,221,610	783,627	885,881

Interest on deposits	4,866,083	3,349,600	3,916,427
Federal Home Loan Bank borrowings	992,569	560,454	500,579
Overnight funds purchased	10,235	1,156	824

Total interest expense	5,868,887	3,911,210	4,417,830

Net interest income	18,689,224	14,156,561	13,051,078
Provision for loan losses	486,000	926,000	370,000

Net interest income after provision for loan losses	18,203,224	13,230,561	12,681,078

Noninterest Income:
Service charges on deposit accounts	1,945,319	1,932,521	1,980,852
ATM surcharge fees	204,761	219,399	205,540
Gain on sale of investment securities	—	507,500	—
Other service charges and fees	1,064,387	1,131,862	1,224,082

Total noninterest income	3,214,467	3,791,282	3,410,474

Noninterest Expense:
Salaries and employee benefits	7,962,216	6,603,352	6,036,435
Occupancy	1,108,712	911,616	879,672
Data processing	560,298	570,653	439,862
Other	3,409,145	2,708,449	2,626,413

Total noninterest expense	13,040,371	10,794,070	9,982,382

Income before provision for income taxes and cumulative effect of change in accounting principle	8,377,320	6,227,773	6,109,170
Provision for income taxes	2,869,991	2,139,583	2,086,155

Net income before cumulative effect of change in accounting principle	5,507,329	4,088,190	4,023,015
Cumulative effect of change in accounting principle, net of taxes of $23,607	—	45,825	—

Net Income	$5,507,329	$4,134,015	$4,023,015

Basic earnings per share before cumulative effect of change in accounting principle	$0.68	$0.51	$0.52
Cumulative effect of change in accounting principle	—	0.01	—

Basic earnings per share	$0.68	$0.52	$0.52

Diluted earnings per share before cumulative effect of change in accounting principle	$0.66	$0.49	$0.50
Cumulative effect of change in accounting principle	—	0.01	—

Diluted earnings per share	$0.66	$0.50	$0.50

Basic weighted average shares outstanding	8,137,244	7,973,844	7,805,231
Effect of dilutive stock options and restricted stock	270,577	262,325	189,020

Diluted weighted average shares outstanding	8,407,821	8,236,169	7,994,251

See accompanying notes to consolidated financial statements.

HAMPTON ROADS BANKSHARES, INC.

Consolidated Statements of Changes in Shareholders’ Equity

Years ended December 31, 2005, 2004 and 2003

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Total
	Shares	Amount
Balance at December 31, 2002	7,707,744	$4,817,340	$17,788,739	$15,906,066	$598,774	$39,110,919
Comprehensive income:
Net income	—	—	—	4,023,015	—	4,023,015
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of $45,701	—	—	—	—	(88,713)	(88,713)

Total comprehensive income						3,934,302
Shares issued related to:
401(k) plan	9,192	5,745	67,791	—	—	73,536
Exercise of stock options	168,000	105,000	746,363	—	—	851,363
Dividend reinvestment	95,422	59,639	860,002	—	—	919,641
Payout of fractional shares	(101)	(63)	(966)	—	—	(1,029)
Common stock repurchased	(71,549)	(44,718)	(642,517)	—	—	(687,235)
Tax benefit of stock option exercises	—	—	381,342	—	—	381,342
Cash dividends ($0.42 per share)	—	—	—	(3,268,366)	—	(3,268,366)

Balance at December 31, 2003	7,908,708	4,942,943	19,200,754	16,660,715	510,061	41,314,473
Comprehensive income:
Net income	—	—	—	4,134,015	—	4,134,015
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of $370,462	—	—	—	—	(719,134)	(719,134)

Total comprehensive income						3,414,881
Shares issued related to:
401(k) plan	9,365	5,853	88,733	—	—	94,586
Exercise of stock options	67,799	42,374	376,822	—	—	419,196
Dividend reinvestment	108,880	68,050	1,197,310	—	—	1,265,360
Payout of fractional shares	(114)	(72)	(1,252)	—	—	(1,324)
Common stock repurchased	(35,110)	(21,943)	(373,863)	(1,154)	—	(396,960)
Tax benefit of stock option exercises	—	—	137,996	—	—	137,996
Cash dividends ($0.33 per share)	—	—	—	(2,622,648)	—	(2,622,648)

Balance at December 31, 2004	8,059,528	5,037,205	20,626,500	18,170,928	(209,073)	43,625,560
Comprehensive income:
Net income	—	—	—	5,507,329	—	5,507,329
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of $223,911	—	—	—	—	(434,650)	(434,650)

Total comprehensive income						5,072,679
Shares issued related to:
401(k) plan	8,952	5,595	81,689	—	—	87,284
Exercise of stock options	85,421	53,388	510,480	—	—	563,868
Dividend reinvestment	160,628	100,392	1,699,139	—	—	1,799,531
Restricted stock	33,045	20,653	333,098	—	—	353,751
Payout of fractional shares	(103)	(64)	(1,075)	—	—	(1,139)
Common stock repurchased	(104,649)	(65,405)	(1,026,750)	(223)	—	(1,092,378)
Change in stock-based compensation net,	—	—	1,507,638	—	—	1,507,638
Tax benefit of stock option exercises	—	—	121,321	—	—	121,321
Cash dividends ($0.36 per share)	—	—	—	(2,907,586)	—	(2,907,586)

Balance at December 31, 2005	8,242,822	$5,151,764	$23,852,040	$20,770,448	$(643,723)	$49,130,529

See accompanying notes to consolidated financial statements.

HAMPTON ROADS BANKSHARES, INC.

Consolidated Statements of Cash Flows

Years ended December 31, 2005, 2004 and 2003

	2005	2004	2003
Operating Activities:
Net income	$5,507,329	$4,134,015	$4,023,015
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	637,576	563,700	537,306
Provision for loan losses	486,000	926,000	370,000
Stock-based compensation expense	704,300	145,582	163,920
Net amortization of premiums and accretion of discounts on investment securities	477,583	256,100	(296,631)
(Gain) loss on sale of other real estate owned	—	3,575	(64,986)
(Gain) loss on sale of premises and equipment	129,839	(19,731)	(8,002)
Gain on sale of investment securities available-for-sale	—	(507,500)	—
Deferred income tax expense (benefit)	(432,982)	26,926	57,523
Changes in:
Interest receivable	(507,896)	134,145	(108,968)
Other assets	(309,358)	(195,670)	(446,845)
Interest payable	80,283	(3,947)	(121,965)
Other liabilities	564,629	543,146	686,023

Net cash provided by operating activities	7,337,303	6,006,341	4,790,390

Investing Activities:
Proceeds from maturities and calls of investment securities available-for-sale	11,428,732	6,002,253	25,174,418
Proceeds from sales of investment securities available-for-sale	—	44,667,500	—
Purchase of investment securities available-for-sale	(47,000,000)	(17,660,000)	(51,800,000)
Proceeds from sales of Federal Home Loan Bank stock	112,500	—	—
Purchase of Federal Home Loan Bank stock	(502,200)	(792,400)	(190,000)
Purchase of Federal Reserve Bank stock	(6,250)	(3,950)	(13,300)
Net increase in total loans	(10,098,844)	(65,218,741)	(7,436,243)
Purchase of premises and equipment	(2,430,533)	(1,280,555)	(1,144,423)
Proceeds from sale of premises and equipment	—	22,075	13,650
Cash paid for development of other real estate owned	—	—	(937)
Proceeds from sale of other real estate owned	—	100,239	—

Net cash used in investing activities	(48,496,595)	(34,163,579)	(35,396,835)

Financing Activities:
Net increase in deposits	52,331,159	17,682,027	13,559,589
Net decrease in other borrowed funds	—	—	(2,992,853)
Proceeds from Federal Home Loan Bank borrowings	10,000,000	10,500,000	10,000,000
Repayments of Federal Home Loan Bank borrowings	(2,500,000)	(2,500,000)	(5,000,000)
Common stock repurchased	(1,092,378)	(396,960)	(687,235)
Dividends reinvested	1,799,531	1,265,360	919,641
Issuance of shares to 401(k) plan	87,284	94,586	73,536
Proceeds from exercise of stock options	408,452	373,675	492,236
Dividends paid	(2,907,586)	(2,622,648)	(3,268,366)

Net cash provided by financing activities	58,126,462	24,396,040	13,096,548

Increase (decrease) in cash and cash equivalents	16,967,170	(3,761,198)	(17,509,897)
Cash and cash equivalents at beginning of year	19,773,485	23,534,683	41,044,580

Cash and cash equivalents at end of year	$36,740,655	$19,773,485	$23,534,683

Supplemental cash flow information:
Cash paid during the year for interest	$5,788,604	$3,916,687	$4,541,313
Cash paid during the year for income taxes	2,862,000	2,132,876	1,776,322

Supplemental noncash information:
Transfer between loans and other real estate owned	$—	$—	$419,954

See accompanying notes to consolidated financial statements.

HAMPTON ROADS BANKSHARES, INC.

Notes to Consolidated Financial Statements

December 31, 2005, 2004 and 2003

(1) Summary of Significant Accounting Policies

Hampton Roads Bankshares, Inc., a Virginia Corporation (the “Company”), was incorporated under the laws of the Commonwealth of Virginia on February 28, 2001, primarily to serve as a holding company for Bank of Hampton Roads (the “Bank”).

Bank of Hampton Roads was organized and commenced banking operations in 1987. The Bank engages in a general community and commercial banking business, emphasizing the needs of individuals, as well as small and medium sized businesses in its primary service area of Chesapeake, Suffolk, Norfolk, and Virginia Beach, Virginia.

In January 2004, the Company formed Hampton Roads Investments, Inc., a wholly owned subsidiary, to provide securities, brokerage, and investment advisory services. It is a full service investment company handling all aspects of wealth management including stocks, bonds, annuities, mutual funds and financial advice.

The consolidated financial statements of the Company are prepared in conformity with U.S. generally accepted accounting principles and prevailing practices of the banking industry. The following is a summary of the significant accounting and reporting policies used in preparing the consolidated financial statements.

(a)	Basis of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, Bank of Hampton Roads and Hampton Roads Investments, Inc. All significant intercompany balances and transactions have been eliminated in consolidation.

(b)	Restrictions on Cash and Due from Bank Accounts

The Company is required to maintain average reserve balances in cash with the Federal Reserve Bank (“FRB”). Required reserves were $2,578,000 and $3,377,000 at December 31, 2005 and 2004, respectively.

(c)	Investment Securities

Debt securities that the Company has the positive intent and ability to hold to maturity are classified as held-to-maturity and reported at amortized cost. The Company has no securities in this category.

Securities classified as available-for-sale are those debt and equity securities that management intends to hold for an indefinite period of time, including securities used as part of the Company’s asset/liability strategy, and that may be sold in response to changes in interest rates, liquidity needs, or other similar factors. Securities in this classification are reported at fair value, with unrealized gains and losses excluded from earnings and reported as other comprehensive income, a separate component of shareholders’ equity.

Securities classified as held for trading are those debt and equity securities that are bought and held principally for the purpose of selling them in the near term and reported at fair value, with unrealized gains and losses included in earnings. The Company has no securities in this category.

Gains and losses on sales of securities are computed based on specific identification of the adjusted cost of each security and included in other income. Amortization of premiums and accretion of discounts are computed by the effective yield method and included in interest income.

(d)	Federal Reserve Bank Stock and Federal Home Loan Bank Stock

The Company, as a member of the Federal Home Loan Bank (“FHLB”) of Atlanta, is required to hold shares of capital stock in the FHLB in an amount equal to 0.20% of total assets plus 4.50% of borrowings from the FHLB.

As a member of the FRB, the Company is required to hold shares of FRB capital stock, $100 par value, in an amount equal to 6% of the Bank’s total common stock and capital surplus.

FRB stock and FHLB stock are carried at cost.

(e)	Loans

Loans are reported at their outstanding unpaid principal balances adjusted for charge-offs, the allowance for loan losses, and any deferred fees or costs on originated loans. Interest income is accrued on the unpaid principal balance. Loan origination fees, net of certain direct origination costs, are deferred and recognized as an adjustment of the related loan yield using the interest method. Net fees related to standby letters of credit are recognized over the commitment period. As a general rule, loans are placed in nonaccrual status when principal or interest is 90 days or more past due, or when management deems collection of all principal and interest doubtful after an evaluation of the collateral pledged and the financial strength of the borrower. The delinquency status of the loan is determined by the contractual terms of the loan.

All interest accrued but not collected for loans that are placed on nonaccrual status or charged-off is reversed against interest income. Cash payments received on loans in nonaccrual status are generally applied to reduce the outstanding principal balance. Loans are returned to accrual status when all the principal and interest amounts contractually due are brought current and future payments are reasonably assured.

A loan is deemed impaired when it is probable that the Company will be unable to collect all amounts due according to the contractual terms of the loan agreement. Impaired loans are measured at the present value of their expected future cash flows by discounting those cash flows at the loan’s effective interest rate, or at the loan’s observable market price or the fair value of collateral if the loan is collateral dependent. The difference between this discounted amount and the loan balance is recorded as an allowance for loan losses. Impairment is measured on a loan by loan basis. Interest on impaired loans is accrued and recorded as income based upon the principal amount outstanding, except for nonaccrual loans, for which interest is not accrued.

(f)	Allowance for Loan Losses

The allowance for loan losses is a valuation allowance consisting of the cumulative effect of the provision for loan losses, minus loans charged off, plus any amounts recovered on loans previously charged off. The provision for loan losses charged to operating expenses is the amount necessary in management’s judgment to maintain the allowance for loan losses at a level it believes sufficient to cover losses in the collection of the Company’s loans. Loans are charged against the allowance when, in management’s opinion, they are deemed uncollectible, although the Company continues to aggressively pursue collection.

The allowance for loan losses is evaluated on a regular basis by management and is based upon management’s periodic review of the collectibility of the loans in light of historical loss experience, risk characteristics of the various categories of loans, adverse situations affecting individual credits, estimated value of any underlying collateral, and prevailing economic conditions. This evaluation is inherently subjective as it requires estimates that are susceptible to significant revision as more information becomes available.

The allowance consists of specific and general components. The specific component relates to loans that are classified as impaired, doubtful, substandard, or special mention. The general component covers all other loans and is based on historical loss experience adjusted for qualitative factors such as current economic conditions.

(g)	Premises and Equipment

Premises and equipment are stated at cost, less accumulated depreciation and amortization. Depreciation of buildings and improvements and equipment, furniture and fixtures is computed by the straight-line method over the estimated useful lives of the assets. Amortization of leasehold improvements is computed using the straight-line method over the estimated useful lives of the improvements or the lease term, whichever is shorter. Useful lives range from 9 to 15 years for leasehold improvements, from 10 to 50 years for buildings and improvements, and from 3 to 15 years for substantially all equipment, furniture and fixtures.

The Company accounts for long-lived assets in accordance with the provisions of SFAS No. 144, Accounting for the Impairment or Disposal of Long-Lived Assets, which requires that long-lived assets be reviewed for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. During 2005, the Company exchanged certain ATM’s and data processing equipment with carrying amounts greater than their fair value, as determined by prices for similar assets. In addition, the Company identified a building and a trailer whose carrying amounts are not expected to be recoverable. These assets were written down as a result of this determination during 2005. Losses on the exchanges and impairments amounted to $129,839 and were recognized as part of other noninterest income. No other long-lived assets were deemed to be impaired as of December 31, 2005.

(h)	Other Real Estate Owned

Real estate acquired in settlement of loans is stated at the lower of the recorded loan balance or fair market value, based on appraised value, less estimated disposal costs. Development and improvement costs relating to property are capitalized. Estimated losses that result from the ongoing periodic evaluation of these properties are charged to current earnings with a provision for losses on foreclosed property in the period in which they are identified. Net operating income or expenses of such properties are included in other expenses.

(i)	Income Taxes

The Company files a consolidated tax return. The provision for income taxes reflects tax expense incurred as a consolidated group. The expense is allocated among the members of the consolidated group in accordance with an intercompany agreement for tax expense.

The Company uses the asset and liability method in accounting for income taxes. Under this method, deferred tax assets and liabilities are determined based on differences between financial reporting and tax bases of assets and liabilities that will result in future taxable or deductible amounts. The effect on deferred taxes of a change in tax rates is recognized in the year including the enactment date and is measured using the enacted tax rates and laws that will be in effect when the differences are expected to reverse. Valuation allowances are established when necessary to reduce deferred tax assets to the amount expected to be realized. Management does not believe a valuation allowance is necessary at December 31, 2005 or 2004 as it is more likely than not that the results of future operations will generate sufficient taxable income to realize the deferred tax assets.

(j)	Per Share Data

Basic earnings per share is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted earnings per share reflects the dilutive effect of stock options and restricted stock using the treasury stock method.

(k)	Advertising Costs

Advertising costs are expensed as incurred.

(l)	Stock-Based Compensation

The Company adopted the disclosure only provision of SFAS No. 123, Accounting for Stock-Based Compensation and SFAS No. 148, Accounting for Stock-Based Compensation-Transition and Disclosure. These statements allow an entity to continue to measure compensation cost for these plans using the intrinsic-value based method of accounting prescribed by APB Opinion No. 25, Accounting for Stock Issued to Employees. The Company has elected to follow APB No. 25 and related interpretations in accounting for its employee stock options.

Pro forma information regarding net income and earnings per share as required by SFAS No. 123 and SFAS No. 148 has been determined as if the Company had accounted for its employee stock options under the fair-value method. The fair value of 2005 options was estimated at the date of the grant using a lattice option pricing model. The 2004 and 2003 information was calculated using the Black-Scholes option pricing model. Pro forma results and a summary of the assumptions used for 2005, 2004 and 2003 are as follows:

Years Ended December 31,	2005	2004	2003
Reported net income after change in accounting principle	$5,507,329	$4,134,015	$4,023,015
Stock-based compensation expense (net of tax):
Actual expense based on APB No. 25	365,706	96,084	108,187
Pro forma expense based on SFAS No. 123	(378,359)	(125,851)	(145,602)

Pro forma net income after change in accounting principle	$5,494,676	$4,104,248	$3,985,600

Net income per share after change in accounting principle:
Basic-as reported	$0.68	$0.52	$0.52
Basic-pro forma	0.68	0.51	0.51
Diluted-as reported	0.66	0.50	0.50
Diluted-pro forma	0.65	0.50	0.50

Assumptions:
Risk-free interest rate	4.32%	3.94%	3.25%
Volatility	10.08%	21.62%	21.62%
Dividend yield	3.38%	2.86%	3.62%
Expected option life (in years)	8.60	7.75	7.75
Weighted average grant date fair value of options	$1.41	$1.52	$1.64

The table above includes the effect of a 2005 fourth quarter adjustment to stock-based compensation expense. For more information on this adjustment, please see Note No. 21 contained in this annual report.

Option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a representative single measure of the fair value at which transactions may occur.

(m)	Use of Estimates

The preparation of consolidated financial statements in conformity with U.S. generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingent assets and liabilities at the date of the consolidated financial statements and the reported amounts of revenues and expenses during the periods presented. Actual results could differ from those estimates. Material estimates that are particularly susceptible to changes in the near term are the allowance for loan losses, the valuation of deferred tax assets, and the estimated fair value of financial instruments.

(n)	Cash and Cash Equivalents

For the purpose of presentation in the consolidated statements of cash flows, the Company considers cash and due from banks, overnight funds sold and interest-bearing deposits in other banks as cash and cash equivalents. Generally, overnight funds sold include federal funds sold and high quality money market instruments, which hold short-term debt securities that are U.S. Government issued or guaranteed.

(o)	Comprehensive Income (Loss)

Comprehensive income (loss) represents all changes in equity that result from recognized transactions and other economic events of the period. Other comprehensive income (loss) refers to revenues, expenses, gains and losses that under U.S. generally accepted accounting principles are included in comprehensive income but excluded from net income, such as unrealized gains and losses on investment securities available-for-sale.

(p)	Cumulative Effect of Change in Accounting Principle

In accordance with EITF 03-16, Accounting for Investments in Limited Liability Companies, which was effective for reporting periods beginning after June 15, 2004, the Company began accounting for its investment in Tidewater Home Funding, LLC (“THF”) under the equity method during the third quarter of 2004. The change from the cost method to the equity method caused an adjustment of $45,835, net of income tax, which was accounted for as a cumulative effect of change in accounting principle.

(q)	Concentrations of Credit Risk

Construction and mortgage loans represent $209.5 million and $199.7 million of the total loan portfolio at December 31, 2005 and 2004, respectively. Substantially all such loans are collateralized by real property or other assets. These loans are expected to be repaid from the proceeds received by the borrowers from the sales or rentals of these properties to third parties.

At times the Company may have cash and cash equivalents at a financial institution in excess of insured limits. The Company places its cash and cash equivalents with high credit quality financial institutions whose credit rating is monitored by management to minimize credit risk.

(r)	Reclassification

Certain 2004 and 2003 amounts have been reclassified to conform to the 2005 presentation.

(2) Investment Securities

The amortized cost and estimated fair values of investment securities available-for-sale at December 31, 2005 and 2004 were as follows:

	2005
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment Securities Available-for-Sale:
U.S. Treasury securities	$100,000	$—	$2,543	$97,457
U.S. Agency securities	71,979,985	28,912	1,001,710	71,007,187
Mortgage backed securities	9,311	4	—	9,315

Total investment securities available-for-sale	$72,089,296	$28,916	$1,004,253	$71,113,959

	2004
	Amortized Cost	Gross Unrealized Gains	Gross Unrealized Losses	Estimated Fair Value
Investment Securities Available-for-Sale:
U.S. Treasury securities	$100,000	$—	$1,074	$98,926
U.S. Agency securities	36,882,534	3,560	319,206	36,566,888
Mortgage backed securities	13,077	—	56	13,021

Total investment securities available-for-sale	$36,995,611	$3,560	$320,336	$36,678,835

Investment securities available-for-sale in an unrealized loss position and temporarily impaired at December 31, 2005 and 2004 were as follows:

	2005
	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. Treasury securities	$—	$—	$97,457	$2,543	$97,457	$2,543
U.S. Agency securities	40,358,750	481,809	22,649,062	519,901	63,007,812	1,001,710

	$40,358,750	$481,809	$22,746,519	$522,444	$63,105,269	$1,004,253

	2004
	Less than 12 Months		12 Months or More		Total
	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss	Estimated Fair Value	Unrealized Loss
U.S. Treasury securities	$98,926	$1,074	$—	$—	$98,926	$1,074
U.S. Agency securities	27,116,177	241,789	5,978,125	77,417	33,094,302	319,206
Mortgage backed securities	13,021	56	—	—	13,021	56

	$27,228,124	$242,919	$5,978,125	$77,417	$33,206,249	$320,336

The unrealized loss positions at December 31, 2005 were directly related to interest rate movements as there is minimal credit risk exposure in these investments. Investment securities with unrealized losses have interest rates that are less than the current interest rate environment and not a result of credit impairment. All securities are AAA rated investments. Bonds with unrealized loss positions at 2005 year-end included 1 U.S. Treasury security and 43 U.S. Agency securities.

During 2004, investment securities available-for-sale with a total estimated fair value of $44,964,674 were sold, and a gain of $507,500 was recognized. There were no sales of securities in 2005 or 2003.

The amortized cost and estimated fair value of investment securities available-for-sale at December 31, 2005 by contractual maturity were as follows.

	Amortized Cost	Estimated Fair Value
Due in one year or less	$18,057,493	$17,911,875
Due after one year through five years	53,038,821	52,198,395
Due after five years through ten years	983,671	994,374
Due after ten years	9,311	9,315

	$72,089,296	$71,113,959

Investment securities that were pledged to secure deposits, outstanding borrowings, or available to secure future borrowings at December 31, 2005 and 2004 were as follows:

	2005	2004
Public deposits	$9,769,876	$7,961,932
Treasury, tax and loan deposits	1,442,344	1,426,336
FHLB borrowings	12,889,688	15,650,313
FRB borrowings	2,947,812	3,006,875
Debtor in possession deposit	97,457	98,926

	$27,147,177	$28,144,382

(3) Loans and Allowance for Loan Losses

The Company grants commercial, construction, real estate, and consumer loans to customers throughout its lending area. A substantial portion of debtors’ abilities to honor their contracts is dependent upon the real estate and general economic environment of the lending area.

Major classifications of loans at December 31, 2005 and 2004 were as follows:

	2005	2004
Commercial	$60,972,016	$58,500,942
Construction	85,205,034	73,507,730
Real estate - commercial mortgage	104,313,449	108,314,059
Real estate - residential mortgage	20,010,503	17,900,146
Installment loans to individuals	15,107,168	17,250,885
Deferred loan fees and related costs	(278,235)	(283,568)

	$285,329,935	$275,190,194

Non-performing assets at December 31, 2005 and 2004 were as follows:

	2005	2004
Loans 90 days past due and still accruing interest	$30,112	$469,146
Nonaccrual loans, including impaired loans	1,790,869	1,904,430
Real estate acquired in settlement of loans	—	—

	$1,820,981	$2,373,576

If interest on nonaccrual loans had been accrued, such income would have approximated $136,878, $56,814 and 17,553 in 2005, 2004 and 2003, respectively, none of which was recognized in income.

Information on impaired loans at December 31, 2005, 2004 and 2003 was:

	2005	2004	2003
Impaired loans for which an allowance has been provided	$1,770,656	$1,887,542	$—
Impaired loans for which no allowance has been provided	—	—	—

Total impaired loans	$1,770,656	$1,887,542	$—

Allowance provided for impaired loans, included in the allowance for loan losses	$354,131	$377,508	$—

Average balance in impaired loans	$1,777,615	$1,911,411	$—

Interest income recognized from impaired loans	$—	$—	$—

Transactions affecting the allowance for loan losses for the years ended December 31, 2005, 2004 and 2003 were as follows:

	2005	2004	2003
Balance at beginning of year	$3,070,600	$2,948,011	$2,842,855
Provision for loan losses	486,000	926,000	370,000
Loans charged off	(98,737)	(940,555)	(298,629)
Recoveries	139,634	137,144	33,785

Balance at end of year	$3,597,497	$3,070,600	$2,948,011

(4) Premises, Equipment and Leases

Premises and equipment at December 31, 2005 and 2004 are summarized as follows:

	2005	2004
Land	$3,580,313	$3,580,313
Buildings and improvements	5,805,407	5,675,485
Leasehold improvements	812,650	369,654
Equipment, furniture and fixtures	4,526,455	3,858,818

	14,724,825	13,484,270
Less accumulated depreciation and amortization	(3,268,324)	(3,690,887)

	$11,456,501	$9,793,383

The Company leases the land upon which one of its branch offices is located. In addition, the Company also leases the buildings in which five branch offices are located. The lease terms range from three to eleven years and most include renewal options.

Total rent expense was $428,500 in 2005, $304,598 in 2004 and $322,581 in 2003. On May 26, 2005, the Company entered into a lease agreement for a portion of the first floor and the entire second floor of the Dominion Tower building located in downtown Norfolk, Virginia. The Company opened a branch office in the leased space on the first floor and relocated the executive offices to the second floor during the fourth quarter of 2005. Rent is payable in monthly installments of $42,962 beginning 425 days after the commencement date and will be increased annually by 3%.

Future minimum lease payments, by year and in the aggregate, under noncancelable operating leases with initial or remaining terms of one year or more at December 31, 2005 were as follows:

2006	$366,765
2007	721,589
2008	740,545
2009	707,109
2010	676,334
2011 - 2014	3,983,259

$7,195,601

The Company has entered into a contract as lessor for excess office space. Future minimum lease payments receivable under noncancelable leasing arrangements at December 31, 2005 were as follows:

2006	$84,443
2007	84,443
2008	84,443
2009	28,148

$281,477

(5) Deposits

The maturities of time deposits at December 31, 2005 and 2004 were as follows:

	2005		2004
	Time Deposits Less than $100,000	Time Deposits $100,000 or More	Time Deposits Less than $100,000	Time Deposits $100,000 or More
Maturity of:
3 months or less	$8,404,562	$4,331,946	$9,288,832	$15,557,772
Over 3 months - 6 months	5,603,594	8,817,057	6,597,320	1,737,366
Over 6 months - 12 months	10,425,598	6,070,549	11,133,816	9,782,153
1 year - 2 years	14,402,170	5,468,777	11,303,017	5,049,233
2 years - 3 years	8,358,404	3,533,581	10,515,432	3,955,081
3 years - 4 years	6,741,940	2,285,090	8,084,136	3,147,615
4 years - 5 years	7,180,243	3,886,834	4,776,679	2,529,838

	$61,116,511	$34,393,834	$61,699,232	$41,759,058

(6) Federal Home Loan Bank Borrowings

At December 31, 2005 and 2004, the Company had borrowings from the FHLB system totaling $30,500,000 and $23,000,000, respectively. Interest only is payable on a monthly basis until maturity. Maturities of FHLB borrowings at December 31, 2005 were as follows:

	Interest Rate	Balance
Maturity Date:
April 2006	2.57%	$5,000,000
May 2006	2.25	2,500,000
May 2007	2.74	2,500,000
September 2007	3.40	5,500,000
January 2008	3.92	5,000,000
May 2008	2.83	5,000,000
January 2009	4.18	5,000,000

		$30,500,000

The borrowings were collateralized by a blanket lien on the Company’s 1-4 family residential real estate loans, with carrying values of $13,471,104 and $14,204,935 as of December 31, 2005 and 2004, respectively, commercial real estate loans with a carrying value of $11,992,348 as of December 31, 2005, and investment securities with carrying values of $12,889,688 and $15,650,313 as of December 31, 2005 and 2004, respectively.

(7) Income Taxes

Total income tax was allocated for the years ended December 31, 2005, 2004 and 2003 as follows:

	December 31,
	2005	2004	2003
Provision for income taxes before cumulative effect of change in accounting principle	$2,869,991	$2,139,583	$2,086,155
Tax effect of change in accounting principle	—	23,607	—
Shareholders’ equity for unrealized gain on securities available-for-sale	(223,911)	(370,462)	(45,701)
Shareholders’ equity for tax benefit for excess of fair value above cost of stock option plans	(121,321)	(137,996)	(381,342)

	$2,524,759	$1,654,732	$1,659,112

Income tax expense (benefit) applicable to income before taxes and before cumulative effect of change in accounting principle consists of:

	December 31,
	2005	2004	2003
Current	$3,302,973	$2,112,657	$2,028,632
Deferred	(432,982)	26,926	57,523

	$2,869,991	$2,139,583	$2,086,155

The significant components of deferred income tax expense (benefit) were as follows:

	December 31,
	2005	2004	2003
Deferred income tax expense (benefit)	$(469,565)	$(9,656)	$20,941
NOL carryforward	36,583	36,582	36,582

	$(432,982)	$26,926	$57,523

The provisions for income taxes for the years ended December 31, 2005, 2004 and 2003 differ from the amount computed by applying the statutory federal income tax rate of 34% to income before taxes. The differences were as follows:

	2005	2004	2003
Income taxes at statutory rates	$2,848,289	$2,117,443	$2,077,118
Increase resulting from:
Nondeductible expenses	20,382	20,242	8,167
Other	1,320	1,898	870

Income tax expense before cumulative effect of change in accounting principle	$2,869,991	$2,139,583	$2,086,155

Significant components of the Company’s deferred tax assets and liabilities as of December 31, 2005 and 2004 were as follows:

	2005	2004
Deferred tax assets:
Allowance for loan losses	$1,152,063	$863,068
Unrealized loss on securities available-for-sale	331,615	107,704
Deferred directors’ fees	69,523	62,771
Nonqualified deferred compensation	982,241	741,617
Net operating loss carryforward	36,582	73,165

Total deferred tax assets	2,572,024	1,848,325

Deferred tax liabilities:
Depreciation	567,838	552,138
Other	53,143	2,037

Total deferred tax liabilities	620,981	554,175

Net deferred tax asset	$1,951,043	$1,294,150

At December 31, 2005, the Company had net operating loss carryforwards of $107,595 for income tax purposes that expire in 2006, resulting from a 1992 acquisition. The amount of net operating loss carryforward utilization is limited to $107,595 per year.

(8) Financial Instruments with Off-Balance-Sheet Risk

The Company is a party to financial instruments with off-balance-sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to extend credit and standby letters of credit. These instruments involve, to varying degrees, elements of credit risk which have not been recognized in the consolidated balance sheets. The contract amount of these instruments reflects the extent of the Company’s involvement or “credit risk.”

The Company uses the same credit policies in making commitments and conditional obligations as it does for on-balance-sheet instruments. Unless noted otherwise, the Company requires collateral or other security to support financial instruments with credit risk. Contractual amounts at December 31, 2005 and 2004 were:

	2005	2004
Financial instruments whose contract amounts represent credit risk:
Commitments to extend credit	$66,622,791	$78,083,508
Standby letters of credit	13,459,838	11,853,606

	$80,082,629	$89,937,114

Commitments to extend credit are agreements to lend to a customer as long as there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since many of the commitments are expected to expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Company evaluates each customer’s creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Company upon extension of credit, is based on management’s credit evaluation of the counter party. Collateral held varies but may include accounts receivable, inventory, property, plant and equipment, income-producing commercial properties, and real estate.

Standby letters of credit are conditional commitments issued by the Company to guarantee the performance of the contractual obligator by a customer to a third party. The majority of these guarantees extend until satisfactory completion of the customer’s contractual obligation. Management does not anticipate any material losses will arise from additional funding of the aforementioned commitments or letters of credit.

(9) Profit Sharing Plan

The Company has a defined contribution 401(k) plan. All employees who are 21 years of age and have completed one year of service are eligible to participate. During 2005, employees were able to contribute the lesser of $14,000, or 20% of their annual salary, and the Company contributed 25% of the employees’ contributions up to 10% of salary. The Company may also make an additional discretionary contribution. Company contributions will not exceed the maximum amount deductible annually for income tax purposes. The Company made discretionary contributions of $196,000, $161,000 and $152,250 for the years ended December 31, 2005, 2004 and 2003, respectively. The Company also made matching contributions of $53,430, $48,913 and $46,397 for the years ended December 31, 2005, 2004 and 2003, respectively. The Company offers its stock as an investment option under the 401(k) plan. The plan purchased 8,952, 9,365, and 9,192 shares at prices of $9.75, $10.10, and $8.00 per share in 2005, 2004 and 2003, respectively. The Bank is the plan’s trustee.

(10) Supplemental Retirement Agreements

The Company has entered into supplemental retirement agreements with several key officers. Under these agreements, all but one of the officers are each eligible to receive an annual benefit payable in fifteen installments each equal to $50,000 following the attainment of their Plan Retirement Date. The other officer is eligible to receive an annual benefit payable in fifteen installments equal to 50% of his Benefit Computation Base following the attainment of his Plan Retirement Date. The Benefit Computation Base is calculated as the average compensation including bonuses from the Company over the three consecutive completed calendar years just prior to the year of retirement or termination. In connection with these agreements, the Company has purchased life insurance policies which name the Company as beneficiary. The total cash surrender value for these life insurance policies at December 31, 2005 was $566,448. The Company recognizes expense each year related to these agreements based on the present value of the benefits expected to be provided to the employees and any beneficiaries. The change in benefit obligation and funded status for the years ended December 31, 2005, 2004, and 2003 was as follows:

	2005	2004	2003
Benefit obligation at beginning of year	$857,867	$672,785	$511,405
Service cost	224,495	151,443	135,810
Interest Cost	42,273	33,639	25,570

Benefit obligation at end of year	1,124,635	857,867	672,785
Fair value of plan assets	—	—	—

Funded status	$(1,124,635)	$(857,867)	$(672,785)

The amounts recognized as accrued benefit cost and included in other liabilities in the consolidated balance sheets were $1,124,635 as of December 31, 2005 and $857,867 as of December 31, 2004.

The components of net periodic benefit cost for the years ended December 31, 2005, 2004, and 2003 consisted of:

	2005	2004	2003
Service cost	$224,495	$151,443	$135,810
Interest Cost	42,273	33,639	25,570

Net periodic benefit cost	$266,768	$185,082	$161,380

The weighted-average assumptions used to determine benefit obligations at December 31, 2005 and 2004, and to determine net periodic benefit cost for the years ended December 31, 2005, 2004, and 2003 were as follows:

	2005	2004	2003
Discount rate	7.00%	7.00%	7.00%
Rate of compensation increase	3.00%	3.00%	3.00%

The rate of compensation increase only applies to the one officer agreement with a Benefit Computation Base.

The Company does not expect to make contributions to fund the supplemental retirement agreements in 2006. As of December 31, 2005, the following benefit payments are expected to be paid over the next ten years:

2006	$—
2007	—
2008	—
2009	—
2010	230,067
2011 - 2015	1,150,335

$1,380,402

(11) Dividend Reinvestment and Optional Cash Purchase Plan

The Company has a Dividend Reinvestment and Optional Cash Purchase Plan. The plan enables shareholders to receive cash payment or reinvest their dividends. Through the first quarter of 2003, the plan also enabled shareholders to purchase up to $1,000 per quarter of additional common stock. The stock purchased through the plan directly from the Company, is valued at the weighted average sales price of the Company’s common stock in transactions occurring during the 60 calendar days immediately prior to the purchase date. The purchase price of shares purchased on the open market is the actual current market price of the shares purchased on the applicable purchase date. In 2005, $1,799,531 of the $2,907,586 total dividend declared was reinvested. In 2004, $1,265,360 of the $2,622,648 total dividend declared was reinvested. In 2003, $919,641 of the $3,268,366 total dividend declared was reinvested. Under the Optional Cash Purchase Plan, 10,905 shares were purchased at prices ranging from $10.22 to $9.50 per share during 2003.

(12) Director and Employee Stock Compensation Plans

The Company has a Stock Option Plan under which the Company may grant options to its directors and employees for shares of common stock. During 2005 and 2004, the Company authorized the grant of options to employees and directors for 108,808 and 106,385 shares, respectively, of the Company’s common stock under the plan.

The Company has a Directors’ Deferred Compensation Agreement through which directors previously could elect to defer board fees and receive reductions in stock option exercise prices. The Company issued 19,318 stock options under this agreement in 2004. The agreement was modified in 2005 to comply with changes in tax rules pertaining to deferred compensation. In 2005, directors were granted 26,288 stock options and received grants of restricted stock as deferred compensation.

The Company’s shareholders have approved both of the above-mentioned plans.

All options, when granted, have 10-year terms and are fully vested and exercisable at the date of grant. A summary of the Company’s stock option activity and related information is as follows:

	Options Outstanding	Weighted Average Exercise Price
Balance at December 31, 2002	1,030,199	$6.14
Granted	134,304	8.45
Exercised	(211,785)	7.43

Balance at December 31, 2003	952,718	6.90
Granted	125,703	8.65
Exercised	(67,799)	5.51
Expired	(15,836)	10.40

Balance at December 31, 2004	994,786	7.15
Granted	135,096	10.47
Exercised	(97,828)	5.63
Expired	(7,495)	11.23

Balance at December 31, 2005	1,024,559	$7.70

In 2005 and 2003, 97,828 and 211,785 options were exercised, respectively; however, only 85,421 and 168,000 new shares, respectively, were issued since 12,407 and 43,785 shares, respectively, of previously acquired stock were used to exercise some of the options.

Information pertaining to options outstanding and exercisable as of December 31, 2005 was as follows:

Range of Exercise Prices	Number of Options	Remaining Contractual Life (in years)	Weighted Average Exercise Price
$ 2.925 - $ 4.000	141,423	3.09	$3.44
4.665 - 5.970	168,119	2.59	5.28
6.530 - 8.770	378,646	6.13	7.95
9.710 - 11.800	336,371	7.83	10.43

$ 2.925 - $ 11.800	1,024,559	5.69	$7.70

In 2005, the Company granted directors 12,128 shares of restricted stock under the Directors Deferred Compensation Agreement. The restricted stock will begin vesting five years from the date of grant and will be fully vested ten years from the date of grant. The Company will record compensation expense for these restricted shares ratably over the vesting period.

During 2005, the Company granted restricted stock to the directors as part of an incentive award program. Restricted stock granted under this award totaled 5,917 shares for 2005. The restricted stock will begin vesting five years from the date of grant and will be fully vested ten years from the date of grant. Compensation expense related to these restricted shares will be recognized ratably over the vesting period.

During 2005, the Company granted restricted stock to several key employees as part of an incentive award program. Restricted stock granted under this award totaled 15,000 shares for 2005. This restricted stock began vesting upon grant date and will continue to vest in 20% increments over the next four years. The Company recognized 20% of the compensation expense in 2005 and will recognize the remaining 80% of the compensation expense ratably over the vesting period. Compensation expense was calculated using the market value of common stock at the date of grant multiplied by the number of restricted shares granted.

Total compensation expense related to grants of restricted stock during 2005 was $31,950. The weighted average fair value of all restricted stock at the date of grant during 2005 was $10.97 per share.

(13) Employment Agreements

The Company has employment agreements with six officers. Two of the agreements expire in 2006, two expire in 2007, one expires in 2008 and one expires in 2009. Unless the officer is notified in writing prior to the last day of the 48th consecutive month, the agreement will automatically renew for an additional period of 60 months. Among other things, the agreements provide for severance benefits payable to the officers upon termination of employment following a change of control in the Company.

(14) Other Expenses

A summary of other expenses for the years ended December 31, 2005, 2004 and 2003 is as follows:

	2005	2004	2003
Stationery and office supplies	$213,558	$158,806	$170,277
Advertising and marketing	304,089	240,128	287,700
Telephone and postage	281,548	283,075	328,319
Professional	379,853	184,125	131,678
Bank franchise tax	251,332	230,115	228,594
Equipment	205,437	181,386	149,730
ATM and VISA Check Card expense	466,605	359,108	309,444
Directors’ and advisory board fees	313,299	254,450	228,525
Other	993,424	817,256	792,146

	$3,409,145	$2,708,449	$2,626,413

(15) Restrictions on Loans and Dividends from Subsidiaries

Regulatory agencies place certain restrictions on dividends paid and loans or advances made by the Bank to the Company. The amount of dividends the Bank may pay to the Company, without prior approval, is limited to current year earnings plus retained net profits for the two preceding years. At December 31, 2005, the amount available was approximately $7.8 million. Loans and advances are limited to 10% of the Bank’s shareholders’ equity. As of December 31, 2005, funds available for loans or advances by the Bank to the Company were approximately $4.4 million.

(16) Regulatory Capital Requirements

The Company and the Bank are subject to various regulatory capital requirements of the FRB. Failure to meet minimum capital requirements can initiate certain mandatory, and possibly additional discretionary, actions by regulators that, if undertaken, could have a direct material effect on the Company’s financial statements. Management believes that, as of December 31, 2005, the Company and the Bank meet all capital adequacy requirements to which they are subject.

As of December 31, 2005, the most recent notification from the FRB categorized the Company and the Bank as well-capitalized under the regulatory framework for prompt corrective action. To be categorized as well-capitalized, minimum amounts and ratios, as set forth in the table that follows, must be maintained. There are no conditions or events since that notification that management believes have changed the Company’s or Bank’s category.

A summary of the Company’s and the Bank’s required and actual capital components follows:

	Actual		For Capital Adequacy Purposes		To Be Well-Capitalized Under Prompt Action Provisions
(in thousands)	Amount	Ratio	Amount	Ratio	Amount	Ratio
As of December 31, 2005
Tier 1 Capital:
Consolidated Company	$49,774	15.47%	$12,867	4.00%	$19,301	6.00%
Bank	44,126	13.79	12,804	4.00	19,205	6.00
Total Risk-Based Capital:
Consolidated Company	53,371	16.59	25,734	8.00	32,168	10.00
Bank	47,723	14.91	25,607	8.00	32,009	10.00
Leverage Ratio:
Consolidated Company	49,774	12.37	16,100	4.00	20,124	5.00
Bank	44,126	11.00	16,041	4.00	20,052	5.00

As of December 31, 2004
Tier 1 Capital:
Consolidated Company	$43,835	14.69%	$11,937	4.00%	$17,905	6.00%
Bank	39,812	13.46	11,829	4.00	17,744	6.00
Total Risk-Based Capital:
Consolidated Company	46,906	15.72	23,874	8.00	29,842	10.00
Bank	42,883	14.50	23,659	8.00	29,573	10.00
Leverage Ratio:
Consolidated Company	43,835	13.13	13,350	4.00	16,688	5.00
Bank	39,812	12.02	13,244	4.00	16,555	5.00

(17) Disclosures About Fair Value of Financial Instruments

SFAS No. 107, Disclosures About Fair Value of Financial Instruments, requires disclosure of fair value information about financial instruments, whether or not recognized in the balance sheet, for which it is practicable to estimate that value. In cases where quoted market prices are not available, fair values are based on estimates using present value or other valuation techniques. Those techniques are significantly affected by the assumptions used, including the discount rate and estimates of future cash flows. The derived fair value estimates cannot be substantiated by comparison to independent markets and, in many cases, could not be realized in immediate settlement of the instrument. SFAS No. 107 excludes certain financial instruments and all nonfinancial instruments from its disclosure requirements. Accordingly, the aggregate fair value amounts presented may not necessarily represent the underlying fair value of the Company.

The following methods and assumptions were used by the Company in estimating fair value for its financial instruments, as defined by SFAS No. 107:

(a)	Cash and Cash Equivalents

The carrying amount approximates fair value.

(b)	Investment Securities Available-for-Sale

Fair values are based on published market prices or dealer quotes. Investment securities available-for-sale are carried at their aggregate fair value.

(c)	Federal Home Loan Bank Stock and Federal Reserve Bank Stock

The carrying amount approximates fair value.

(d)	Loans

For credit card and other loan receivables with short-term and/or variable characteristics, the carrying value approximates fair value. The fair value of other loans is estimated by discounting the future cash flows using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality.

(e)	Interest Receivable and Interest Payable

The carrying amount approximates fair value.

(f)	Deposits

The fair value of noninterest bearing deposits and deposits with no defined maturity, by SFAS No. 107 definition, is the amount payable on demand at the reporting date. The fair value of time deposits is estimated by discounting the future cash flows using the current rates at which similar deposits would be made.

(g)	FHLB Borrowings

The fair value of FHLB borrowings is estimated using discounted cash flow analysis based on the rates currently offered for borrowings of similar remaining maturities.

(h)	Commitments to Extend Credit and Standby Letters of Credit

The fair value of commercial lending related letters of credit and commitments is estimated as the amount of fees currently charged to enter into similar agreements, taking into account the present creditworthiness of the counter parties. The carrying amount and estimated fair value of these instruments were immaterial at December 31, 2005, and 2004.

The estimated fair value of the Company’s financial instruments required to be disclosed under SFAS No. 107 at December 31, 2005 and 2004 were:

	2005		2004
	Carrying Value	Estimated Fair Value	Carrying Value	Estimated Fair Value
Assets:
Cash and due from banks	$17,513,955	$17,513,955	$12,102,200	$12,102,200
Overnight funds sold	18,294,012	18,294,012	7,293,557	7,293,557
Interest-bearing deposits in other banks	932,688	932,688	377,728	377,728
Federal Home Loan Bank stock	2,057,100	2,057,100	1,667,400	1,667,400
Federal Reserve Bank stock	654,600	654,600	648,350	648,350
Investment securities available-for sale	71,113,959	71,113,959	36,678,835	36,678,835
Loans	285,329,935	282,923,035	275,190,194	272,715,985
Interest receivable	1,761,570	1,761,570	1,253,674	1,253,674
Liabilities:
Deposits	327,446,517	328,960,581	275,115,358	276,249,203
Interest payable	490,182	490,182	409,899	409,899
FHLB borrowings	30,500,000	29,808,700	23,000,000	22,706,768

(18) Subsequent Events

On January 10, 2006, the Company declared a cash dividend of $0.20 per share payable March 15, 2006, to shareholders of record on February 15, 2006.

(19) Condensed Parent Company Only Financial Statements

The condensed financial position as of December 31, 2005 and 2004 and the condensed results of operations and cash flows for each of the years in the three-year period ended December 31, 2005, of Hampton Roads Bankshares, Inc., parent company only, are presented below.

Condensed Balance Sheets

December 31,	2005	2004
Assets:
Cash on deposit with Bank	$4,038,464	$1,357,471
Receivable from Bank	—	1,303,864
Investment in subsidiaries	43,524,284	39,616,517
Investment in affiliates	782,748	686,690
Loans	800,000	5,799,375
Interest receivable	2,707	16,390
Other assets	—	20

Total assets	$49,148,203	$48,780,327

Liabilities and Shareholders’ Equity:
Borrowing from Bank	$—	$3,800,000
Interest payable	—	11,061
Other liabilities	17,674	1,343,706
Shareholders’ equity	49,130,529	43,625,560

Total liabilities and shareholders’ equity	$49,148,203	$48,780,327

Condensed Statements of Income

Years Ended December 31,	2005	2004	2003
Income:
Dividends from Bank	$2,907,586	$1,435,583	$1,171,890
Income from affiliates	77,906	165,207	140,700
Interest income	241,457	98,207	56,446

Total income	3,226,949	1,698,997	1,369,036
Expenses:
Interest expense	139,325	29,801	36,254
Other expense	40,890	56,206	40,014

Total expense	180,215	86,007	76,268

Income before income taxes and equity in undistributed earnings of subsidiaries	3,046,734	1,612,990	1,292,768
Provision for income taxes	(49,312)	(63,193)	(41,101)
Equity in undistributed earnings of subsidiaries	2,509,907	2,584,218	2,771,348

Net income	$5,507,329	$4,134,015	$4,023,015

Condensed Statements of Cash Flows

Years Ended December 31,	2005	2004	2003
Operating Activities:
Net income	$5,507,329	$4,134,015	$4,023,015
Adjustments:
Equity in undistributed earnings of subsidiaries	(2,509,907)	(2,584,218)	(2,771,348)
Stock-based compensation expense	704,300	—	—
Depreciation and amortization	—	22,138	7,690
Change in other assets	(514,943)	(236,007)	227,979
Change in other liabilities	95,595	267,850	196,014

Net cash provided by operations	3,282,374	1,603,778	1,683,350

Investing Activities:
Net (increase) decrease in loans	4,999,375	(5,799,375)	2,992,853
Investment in affiliates	(96,058)	(421,690)	—

Net cash provided by (used in) investing activities	4,903,317	(6,221,065)	2,992,853

Financing Activities:
Net increase (decrease) in borrowings	(3,800,000)	3,800,000	(2,992,853)
Common stock repurchased	(1,092,379)	(396,960)	(687,235)
Dividends paid	(2,907,586)	(2,622,648)	(3,268,366)
Dividends reinvested	1,799,531	1,265,360	919,641
Proceeds from exercise of stock options	408,452	373,675	492,236
Issuance of shares to 401(k) plan	87,284	94,586	73,536

Net cash provided by (used in) financing activities	(5,504,698)	2,514,013	(5,463,041)

Increase (decrease) in cash and cash equivalents	2,680,993	(2,103,274)	(786,838)
Cash and cash equivalents at beginning of year	1,357,471	3,460,745	4,247,583

Cash and cash equivalents at end of year	$4,038,464	$1,357,471	$3,460,745

(20) Related Party Transactions

The Company has a 19% interest in THF. The Company accounts for this investment under the equity method. On December 19, 2001, the Bank established a warehouse credit facility for THF for up to $5,194,950. As of December 31, 2005 and 2004, THF had drawn $1,953,267 and $1,756,259 on this warehouse line of credit, at a variable rate of 7.25% and 5.75%, respectively.

The Company has an 8% ownership in Davenport Financial Fund, LLC. This investment is accounted for under the equity method.

The Company has a 4% ownership in Bankers Investment Group, LLC in order to facilitate the sale of securities-related products and services to its customers and the general public. The Company accounts for this investment under the cost method.

Loans are made to the Company’s executive officers and directors and their associates during the ordinary course of business. In management’s opinion, these loans are made on substantially the same terms, including interest rates and collateral, as those prevailing at the time for comparable loans with other persons and do not involve more than normal risk of collectibility or present other unfavorable features. At December 31, 2005 and 2004, loans to executive officers, directors and their associates amounted to $9,321,517 and $9,677,121, respectively. During 2005, additional loans and repayments of loans by executive officers, directors and their associates were $5,767,323 and $6,122,927, respectively.

During the fourth quarter of 2004, the Company established a loan from the Bank with a one-year term. Interest only payments were made monthly at a variable interest rate. As of December 31, 2004 the outstanding balance was $3,800,000 at an interest rate of 6.25%. The loan was paid off during the third quarter of 2005.

(21) Significant Fourth Quarter Adjustments

In the fourth quarter of 2005, management in consultation with its external auditors, KPMG LLP (“KPMG”) determined that the Company had misapplied Accounting Principles Board Opinion No. 25, Accounting for Stock Issued to Employees (“APB No. 25”). The misapplication, which was not intentional, previously was undetected by management and KPMG in the Company’s audited Consolidated Financial Statements. The misapplication arose from the Company’s use of independent, third party appraisals to establish the fair value of the Company’s common stock in connection with stock option grants rather than quoted market prices. For a number of reasons, management believed that the independent appraisal of fair value represented a more reliable pricing mechanism for a thinly traded small capitalization stock and that the methodology was an acceptable practice. Although APB No. 25 recognizes that quoted market prices may not be indicative of fair value, it directs companies to use quoted market prices in the measurement of compensation expense for stock options. Following a thorough analysis of the differences resulting from the misapplication, the Company determined that Consolidated Financial Statements for the years 2003 and 2004 were impacted. The analysis concluded that the amount of the differences was not material to the Consolidated Financial Statements in either year, nor was it material on a cumulative basis in 2005. As a result, the Company in further consultation with KPMG made adjustments to its Consolidated Financial Statements in the year ended December 31, 2005 to correct the previous misapplication. The adjustment related to 2003 and 2004 Consolidated Financial Statements had the effect of increasing stock-based compensation expense $318 thousand and, thus, decreasing net income $210 thousand after the related tax effect.

In addition to the above matter, management in consultation with KPMG determined that the Company misclassified the accrued compensation expense for unexercised stock options as a liability rather than as a component of shareholders’ equity in prior audited Consolidated Financial Statements. The misclassification, which was not material to the Company’s Consolidated Financial Statements, does not affect the reporting of total assets or the Company’s earnings in any period. An adjustment was made in the Company’s 2005 Consolidated Financial Statements in the amount of $1.20 million, which had the effect of reducing liabilities and increasing shareholders’ equity by that amount. The net effect of the reclassification adjustment and the change in methodology for measuring compensation expense for stock options was an increase in shareholders’ equity of $1.52 million, or $0.18 in book value per share.

(22) Quarterly Financial Data (Unaudited)

Summarized unaudited quarterly financial data for the years ended December 31, 2005 and 2004 is as follows:

	2005
	Fourth	Third	Second	First
Interest income	$7,097,244	$6,246,555	$5,902,209	$5,312,103
Interest expense	1,641,748	1,530,180	1,432,015	1,264,944

Net interest income	5,455,496	4,716,375	4,470,194	4,047,159
Provision for loan losses	—	177,000	162,000	147,000
Noninterest income	683,966	849,560	770,588	910,353
Noninterest expense	3,866,504	3,106,447	3,086,284	2,981,136

Income before provision for income taxes	2,272,958	2,282,488	1,992,498	1,829,376
Provision for income taxes	777,521	779,777	687,566	625,127

Net income	$1,495,437	$1,502,711	$1,304,932	$1,204,249

Basic earnings per share	$0.18	$0.19	$0.16	$0.15

Diluted earnings per share	$0.18	$0.18	$0.16	$0.14

	2004
	Fourth	Third	Second	First
Interest income	$4,906,171	$4,629,212	$4,321,230	$4,211,158
Interest expense	1,035,062	939,251	944,327	992,570

Net interest income	3,871,109	3,689,961	3,376,903	3,218,588
Provision for loan losses	129,000	114,000	599,000	84,000
Noninterest income	822,911	805,036	910,435	1,252,900
Noninterest expense	2,864,321	2,669,900	2,626,673	2,633,176

Income before provision for income taxes	1,700,699	1,711,097	1,061,665	1,754,312
Provision for income taxes	586,316	582,700	374,101	596,466
Cumulative effect of change in accounting principle, net of tax	—	45,825	—	—

Net income	$1,114,383	$1,174,222	$687,564	$1,157,846

Basic earnings per share	$0.13	$0.15	$0.09	$0.15

Diluted earnings per share	$0.13	$0.14	$0.09	$0.14

HAMPTON ROADS BANKSHARES, INC.

Consolidated Balance Sheets

	(Unaudited) March 31, 2006	December 31, 2005
Assets:
Cash and due from banks	$14,986,400	$17,513,955
Overnight funds sold	12,284,688	18,294,012
Interest-bearing deposits in other banks	646,944	932,688

Total cash and cash equivalents	27,918,032	36,740,655
Investment securities available-for-sale, at fair value	70,689,040	71,113,959
Federal Home Loan Bank stock	2,188,400	2,057,100
Federal Reserve Bank stock	699,000	654,600

Total investments	73,576,440	73,825,659
Loans	296,605,652	285,329,935
Allowance for loan losses	(3,716,998)	(3,597,497)

Net loans	292,888,654	281,732,438
Premises and equipment, net	11,689,296	11,456,501
Interest receivable	1,978,939	1,761,570
Deferred tax asset	2,276,249	1,951,043
Other assets	2,140,942	2,049,417

Total assets	$412,468,552	$409,517,283

Liabilities and Shareholders’ Equity:
Deposits:
Noninterest bearing demand	$107,914,938	$104,930,259
Interest bearing:
Demand	49,269,250	47,491,912
Savings	73,363,014	79,514,001
Time deposits:
Less than $100,000	61,466,007	61,116,511
$100,000 or more	37,109,623	34,393,834

Total deposits	329,122,832	327,446,517
Interest payable	536,655	490,182
Other liabilities	3,135,120	1,950,055
Federal Home Loan Bank borrowings	30,500,000	30,500,000

Total liabilities	363,294,607	360,386,754

Shareholders’ equity:
Preferred stock, no par value. Authorized 1,000,000 shares; none issued and outstanding	—	—
Common stock, $0.625 par value. Authorized 40,000,000 shares; issued and outstanding 8,349,740 shares in 2006 and 8,242,822 shares in 2005	5,218,587	5,151,764
Capital surplus	24,338,163	23,852,040
Retained earnings	20,418,123	20,770,448
Accumulated other comprehensive loss, net of tax	(800,928)	(643,723)

Total shareholders’ equity	49,173,945	49,130,529

Total liabilities and shareholders’ equity	$412,468,552	$409,517,283

See accompanying notes to the consolidated financial statements (unaudited).

HAMPTON ROADS BANKSHARES, INC.

Consolidated Statements of Income (Unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Interest Income:
Loans, including fees	$5,726,714	$5,009,527
Investment securities	732,618	261,376
Overnight funds sold	39,701	30,011
Interest-bearing deposits in other banks	17,367	11,189

Total interest income	6,516,400	5,312,103

Interest Expense:
Deposits:
Demand	75,899	90,059
Savings	494,161	94,679
Time deposits:
Less than $100,000	545,685	531,364
$100,000 or more	333,571	296,038

Interest on deposits	1,449,316	1,012,140
Federal Home Loan Bank borrowings	243,308	242,568
Overnight funds purchased	22,114	10,236

Total interest expense	1,714,738	1,264,944

Net interest income	4,801,662	4,047,159
Provision for loan losses	—	147,000

Net interest income after provision for loan losses	4,801,662	3,900,159

Noninterest Income:
Service charges on deposit accounts	454,738	469,517
Other service charges and fees	459,720	440,836

Total noninterest income	914,458	910,353

Noninterest Expense:
Salaries and employee benefits	2,181,758	1,856,217
Occupancy	402,120	240,181
Data processing	144,480	123,773
Other	982,079	760,965

Total noninterest expense	3,710,437	2,981,136

Income before provision for income taxes	2,005,683	1,829,376
Provision for income taxes	685,782	625,127

Net income	$1,319,901	$1,204,249

Earnings Per Share:
Basic earnings per share	$0.16	$0.15

Diluted earnings per share	$0.16	$0.14

Basic weighted average shares outstanding	8,283,770	8,073,914
Effect of dilutive stock options and nonvested stock	194,441	259,732

Diluted weighted average shares outstanding	8,478,211	8,333,646

See accompanying notes to the consolidated financial statements (unaudited).

HAMPTON ROADS BANKSHARES, INC.

Consolidated Statements of Changes in Shareholders’ Equity

Three Months ended March 31, 2006 and Year ended December 31, 2005

	Common Stock		Capital Surplus	Retained Earnings	Accumulated Other Comprehensive Loss	Total
	Shares	Amount
Balance at December 31, 2004	8,059,528	$5,037,205	$20,626,500	$18,170,928	$(209,073)	$43,625,560
Comprehensive income:
Net income	—	—	—	5,507,329	—	5,507,329
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of $223,911	—	—	—	—	(434,650)	(434,650)

Total comprehensive income						5,072,679
Shares issued related to:
401(k) plan	8,952	5,595	81,689	—	—	87,284
Exercise of stock options	85,421	53,388	510,480	—	—	563,868
Dividend reinvestment	160,628	100,392	1,699,139	—	—	1,799,531
Restricted stock	33,045	20,653	333,098	—	—	353,751
Payout of fractional shares	(103)	(64)	(1,075)	—	—	(1,139)
Common stock repurchased	(104,649)	(65,405)	(1,026,750)	(223)	—	(1,092,378)
Change in stock-based compensation	—	—	1,507,638	—	—	1,507,638
Tax benefit of stock option exercises	—	—	121,321	—	—	121,321
Cash dividends ($0.36 per share)	—	—	—	(2,907,586)	—	(2,907,586)

Balance at December 31, 2005 (Unaudited)	8,242,822	5,151,764	23,852,040	20,770,448	(643,723)	49,130,529
Comprehensive income:
Net income	—	—	—	1,319,901	—	1,319,901
Change in unrealized gain (loss) on securities available-for-sale, net of taxes of $90,054	—	—	—	—	(157,205)	(157,205)

Total comprehensive income						1,162,696
Shares issued related to:
401(k) plan	11,333	7,083	115,312	—	—	122,395
Advisory board fees	2,332	1,457	23,843	—	—	25,300
Exercise of stock options	173,087	108,179	937,165	—	—	1,045,344
Dividend reinvestment	93,485	58,428	954,013	—	—	1,012,441
Stock-based compensation expense	10,131	6,332	129,272	—	—	135,604
Payout of fractional shares	(29)	(18)	(304)	—	—	(322)
Common stock repurchased	(183,421)	(114,638)	(1,862,736)	(122)	—	(1,977,496)
Excess tax benefit of stock option exercises	—	—	189,558	—	—	189,.558
Cash dividends ($0.20 per share)	—	—	—	(1,672,104)	—	(1,672,104)

Balance at March 31, 2006	8,349,740	$5,218,587	$24,338,163	$20,418,123	$(800,928)	$49,173,945

See accompanying notes to the consolidated financial statements (unaudited).

HAMPTON ROADS BANKSHARES, INC.

Consolidated Statements of Cash Flows (Unaudited)

	Three Months Ended
	March 31, 2006	March 31, 2005
Operating Activities:
Net income	$1,319,901	$1,204,249
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	218,442	143,790
Provision for loan losses	—	147,000
Advisory board fees	25,300	—
Stock-based compensation expense	135,604	128,150
Net amortization of premiums and accretion of discounts on investment securities	11,987	160,772
Deferred income tax benefit	(235,152)	(207,645)
Changes in:
Interest receivable	(217,369)	(87,935)
Other assets	(91,525)	(206,682)
Interest payable	46,473	69,047
Other liabilities	1,184,743	1,620,581

Net cash provided by operating activities	2,398,404	2,971,327

Investing Activities:
Proceeds from maturities and calls of investment securities available-for-sale	2,004,730	259
Purchase of investment securities available-for-sale	(1,839,057)	(4,000,000)
Proceeds from sales of Federal Home Loan Bank stock	382,500	—
Purchase of Federal Home Loan Bank stock	(513,800)	(502,200)
Purchase of Federal Reserve Bank stock	(44,400)	(3,150)
Net increase in total loans	(11,156,216)	(17,202,655)
Purchase of premises and equipment	(451,237)	(539,562)

Net cash used in investing activities	(11,617,480)	(22,247,308)

Financing Activities:
Net increase in deposits	1,676,315	14,213,608
Proceeds from Federal Home Loan Bank borrowings	—	10,000,000
Common stock repurchased	(1,128,259)	(248,769)
Issuance of shares related to 401(k) plan	122,395	87,284
Proceeds from exercise of stock options	196,107	62,360
Excess tax benefit realized from stock options exercised	189,558	—
Dividends paid, net	(659,663)	(543,265)

Net cash provided by financing activities	396,453	23,571,218

Increase (decrease) in cash and cash equivalents	(8,822,623)	4,295,237
Cash and cash equivalents at beginning of period	36,740,655	19,773,485

Cash and cash equivalents at end of period	$27,918,032	$24,068,722

Supplemental cash flow information:
Cash paid during the period for interest	$1,668,265	$1,195,897
Cash paid during the period for income taxes	150,000	—
Supplemental noncash information:
Dividends reinvested	$1,012,441	$908,891
Value of shares exchanged in exercise of stock options	849,237	23,283

See accompanying notes to the consolidated financial statements (unaudited).

HAMPTON ROADS BANKSHARES, INC.

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

For the Three Months Ended March 31, 2006

NOTE A – BASIS OF PRESENTATION

The Company was incorporated under the laws of the Commonwealth of Virginia on February 28, 2001, primarily to serve as a holding company for the Bank. All significant intercompany balances and transactions have been eliminated in consolidation.

The Bank was organized and commenced banking operations in 1987. The Bank engages in a general community and commercial banking business, emphasizing the needs of individuals, as well as small and medium sized businesses in its primary service area of Chesapeake, Suffolk, Norfolk, and Virginia Beach, Virginia.

In January 2004, the Company formed Hampton Roads Investments, Inc., a wholly owned subsidiary, to provide securities, brokerage, and investment advisory services. It is a full service investment services firm handling all aspects of wealth management including stocks, bonds, annuities, mutual funds and financial advice.

The accompanying unaudited consolidated financial statements have been prepared in accordance with U. S generally accepted accounting principles for interim financial reporting and with the instructions to Form 10-Q. Accordingly, they do not include all of the information and footnotes required by U. S. generally accepted accounting principles for complete financial statements. In the opinion of management, all adjustments (consisting of normal recurring accruals) considered necessary for a fair presentation have been included. For further information, refer to the consolidated financial statements and footnotes thereto included in the Company’s annual report on Form 10-K for the year ended December 31, 2005.

NOTE B – SHARE-BASED COMPENSATION

The Company adopted Statement of Financial Accounting Standards (“SFAS”) No. 123R, Share Based Payment, on January 1, 2006, using the modified prospective method which applies SFAS No. 123R to new awards and to the portion of existing awards that have not completely vested as of January 1, 2006. The Company had no existing stock options that remained unvested as of January 1, 2006; therefore, no additional stock-based compensation expense for existing awards of stock options was recognized after adopting SFAS No. 123R. Previously the Company had followed Accounting Principles Board (“APB”) Opinion No. 25, Accounting for Stock Issued to Employees, and had accounted for employee share options at intrinsic value. The information for March 31, 2005 had been disclosed in the Company’s Form 10-Q dated May 9, 2005, together with reported and pro forma figures for net income and earnings per share, in accordance with SFAS No. 123, Accounting for Stock-Based Compensation, and SFAS No. 148, Accounting for Stock-Based Compensation – Transition and Disclosure. The fair value of stock options was estimated at the date of grant using a lattice option pricing model.

Stock-based compensation expense recognized under SFAS 123R in the consolidated statement of income for the quarter ended March 31, 2006 was $135,604 with a related tax benefit of $46,105. This stock-based compensation expense was comprised of $13,385, which represented the grant-date fair value of stock options awarded during the period with exercise prices equal to the market price of the Company’s shares at the date of grant, and $122,219 related to nonvested share awards. The treatment for nonvested share awards would have been similar under the provisions of APB No. 25.

Reported and pro forma results and a summary of the assumptions used are as follows:

	Three Months Ended
	March 31, 2006	March 31, 2005
Net Income:
As reported	$1,319,901	$1,204,249
Pro forma	1,319,901	1,204,249
Employee share-based payment compensation expense (net of tax):
As reported	$89,499	$84,579
Pro forma expense based on SFAS No.123	89,499	84,579
Net income per share:
Basic - as reported	$0.16	$0.15
Basic - pro forma	0.16	0.15
Diluted - as reported	0.16	0.14
Diluted - pro forma	0.16	0.14
Assumptions:
Risk - free interest rate	4.37%	4.29%
Volatility	10.08%	21.62%
Dividend yield	3.38%	3.69%
Expected term (in years)	9.90	2.70

Certain characteristics of the options granted during the first quarter of 2005 including the low volatility of the underlying stock, the high dividend yield, and the employee pay-down of the exercise price, caused the stock-based compensation expense based on APB No. 25 and the pro forma expense based on SFAS No. 123 to be the same. The information for the first quarter of 2006 reflects the adoption of SFAS No. 123R as of January 1, 2006; therefore, there is no difference between the amounts as reported and the pro forma amounts.

Option valuation models require the input of highly subjective assumptions. Because the Company’s employee stock options have characteristics significantly different from those of traded options, and because changes in the subjective input assumptions can materially affect the fair value estimate, in management’s opinion, the existing models do not necessarily provide a representative single measure of the fair value at which transactions may occur. Expected volatilities are based on historical volatility of the Company’s traded shares and other factors such as the expected continuing downward trend in volatility of the Company’s traded shares.

The Company has granted stock options to its directors and employees. All options, when granted, have 10-year terms and are fully vested and exercisable at the date of grant. A summary of the Company’s stock option activity and related information for the three months ended March 31, 2006 is as follows:

	Stock Options Outstanding	Weighted Average Exercise Price	Remaining Contractual Life (in years)	Aggregate Intrinsic Value
Balance at December 31, 2005	1,024,559	$7.70	—	$—
Granted	10,131	10.65	—	—
Exercised	(173,087)	6.04	—	—

Balance at March 31, 2006	861,603	$8.18	5.93	$3,168,431

The weighted-average grant-date fair value of stock options granted during the quarters ended March 31, 2006 and 2005 was $1.32 and $4.88, respectively. The total intrinsic value of stock options exercised during the quarters ended March 31, 2006 and 2005 was $807,576 and $59,574, respectively. Cash received from stock option exercises for the quarters ended March 31, 2006 and 2005 was $196,107 and $62,360, respectively. The excess tax benefit realized for the tax deductions from option exercises totaled $189,558 and $20,255, respectively, for the quarters ended March 31, 2006 and 2005.

As of March 31, 2006, the Company had granted nonvested shares to ten directors as part of an incentive plan, three employees as part of an incentive plan, and seven directors for deferred directors’ fees. Nonvested shares awarded to directors begin vesting five years from the date of grant and will be fully vested nine years from the date of grant. Nonvested shares awarded to employees began vesting upon grant date and continue to vest in 20% increments over the next four years. The nonvested shares issued to directors as a method of deferring their directors’ fees are expensed at the time the fees are earned by the director. A summary of the Company’s nonvested share activity and related information for the three months ended March 31, 2006 is as follows:

	Number of Shares	Weighted- Average Grant-date Fair Value
Balance at December 31, 2005	30,045	$10.71
Granted	10,131	10.65
Vested	—	—

Balance at March 31, 2006	40,176	$10.69

As of March 31, 2006, there was $189,221 of total unrecognized compensation cost related to nonvested share-based compensation arrangements. That cost is expected to be recognized over a weighted-average period of 5.42 years.

The Company has a policy of issuing new shares to satisfy stock option exercises and has 1,464,046 shares available under the existing stock incentive plan that was approved by shareholders. However, shares may be repurchased in open market or privately negotiated transactions under certain circumstances.

NOTE C – INVESTMENT SECURITIES

The amortized cost and estimated fair values of investment securities available-for-sale were:

	March 31, 2006		December 31, 2005
	Amortized Cost	Estimated Fair Value	Amortized Cost	Estimated Fair Value
U.S. Agency securities	$70,975,616	$69,762,344	$71,979,985	$71,007,187
U.S. Treasury securities	100,000	97,269	100,000	97,457
Mortgage-backed securities	836,021	829,427	9,311	9,315

Total securities available-for-sale	$71,911,637	$70,689,040	$72,089,296	$71,113,959

NOTE D – LOANS

Major classifications of loans are summarized as follows:

	March 31, 2006	December 31, 2005
Commercial	$63,262,955	$60,972,016
Construction	86,931,372	85,205,034
Real estate-commercial mortgage	112,266,729	104,313,449
Real estate-residential mortgage	18,972,515	20,010,503
Installment loans to individuals	15,479,227	15,107,168
Deferred loan fees and related costs	(307,146)	(278,235)

Total loans	$296,605,652	$285,329,935

Non-performing assets were as follows:

	March 31, 2006	December 31, 2005
Loans 90 days past due and still accruing interest	$8,790	$30,112
Nonaccrual loans	1,735,565	1,790,869
Real estate aquired in settlement of loans	—	—

	$1,744,355	$1,820,981

Information on impaired loans was as follows:

	March 31, 2006	December 31, 2005
Impaired loans for which an allowance has been provided	$1,960,565	$1,770,656
Impaired loans for which no allowance has been provided	—	—

Total impaired loans	$1,960,565	$1,770,656

Allowance provided for impaired loans, included in the allowance for loan losses	$613,626	$354,131

Average balance in impaired loans	$1,987,727	$1,777,615

Interest income recognized from impaired loans	$5,158	$—

NOTE E – ALLOWANCE FOR LOAN LOSSES

Transactions affecting the allowance for loan losses during the three months ended March 31, 2006 and 2005 were as follows:

	2006	2005
Balance at beginning of period	$3,597,497	$3,070,600
Provision for loan losses	—	147,000
Loans charged off	(50,414)	(48,032)
Recoveries	169,915	10,627

Balance at end of period	$3,716,998	$3,180,195

NOTE F – PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

	March 31, 2006	December 31, 2005
Land	$3,580,313	$3,580,313
Buildings and improvements	5,929,521	5,805,407
Leasehold improvements	812,650	812,650
Equipment, furniture and fixtures	4,853,578	4,526,455

	15,176,062	14,724,825
Less accumulated depreciation and amortization	(3,486,766)	(3,268,324)

Premises and equipment, net	$11,689,296	$11,456,501

NOTE G – SUPPLEMENTAL RETIREMENT AGREEMENTS

The Company has entered into supplemental retirement agreements with several key officers and recognizes expense each year related to these agreements based on the present value of the benefits expected to be provided to the employees and any beneficiaries. The expense recognized during the first three months of 2006 and 2005 was $112,848 and $55,856, respectively.

                 , 2006

1,340,000 Shares of Common Stock

PROSPECTUS

McKinnon & Company, Inc.

We have not authorized any dealer, salesperson or other person to give you written information other than this prospectus or to make representations as to matters not stated in this prospectus. You must not rely on unauthorized information. This prospectus is not an offer to sell these securities or our solicitation of your offer to buy these securities in any jurisdiction where that would not be permitted or legal. Neither the delivery of this prospectus nor any sales made hereunder after the date of this prospectus shall create an implication that the information contained herein or the affairs of the company have not changed since the date of this prospectus.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The expenses payable by the Registrant in connection with both the public offering and the rights offering described in this Registration Statement are as follows:

Securities and Exchange Commission Registration Fee for the Public Offering	$1,798	*
Securities and Exchange Commission Registration Fee for the Rights Offering	782	*
NASD Filing Fee	2,180	*
Printing Expenses	25,000
Accounting Fees and Expenses	55,000
Legal Fees and Expenses	75,000
Blue Sky Fees and Expenses	15,000
Miscellaneous Expenses	240
Total	$175,000

*Represents actual expenses. All other expenses are estimates.

Item 14. Indemnification of Directors and Officers

Article 10 of Chapter 9 of Title 13.1 of the Code of Virginia permits a Virginia corporation to indemnify any director or officer for reasonable expenses incurred in any legal proceeding in advance of final disposition of the proceeding, if the director or officer furnishes the corporation a written statement of his good faith belief that he or she has met the standard of conduct prescribed by the Virginia Code, and furnishes the corporation with a written undertaking to repay any funds advanced if it is ultimately determined that the director has not met the relevant standard of conduct. In addition, a corporation is permitted to indemnify a director or officer against liability incurred in a proceeding if a determination has been made by the disinterested members of the board of directors, special legal counsel or shareholders that the director or officer conducted himself or herself in good faith and otherwise met the required standard of conduct. In a proceeding by or in the right of the corporation, no indemnification shall be made in respect of any matter as to which a director or officer is adjudged to be liable to the corporation, except for reasonable expenses incurred in connection with the proceeding if it is determined that the director or officer has met the relevant standard of conduct. In any other proceeding, no indemnification shall be made if the director or officer is adjudged liable to the corporation on the basis that he improperly received a personal benefit. Corporations are given the power to make any other or further indemnity, including advance of expenses, to any director or officer that may be authorized by the articles of incorporation or any bylaw made by the shareholders, or any resolution adopted, before or after the event, by the shareholders, except an indemnity against willful misconduct or a knowing violation of the criminal law. Unless limited by its articles of incorporation, indemnification against the reasonable expenses incurred by a director or officer is mandatory when he or she entirely prevails in the defense of any proceeding to which he or she is a party because he or she is or was a director or officer.

The Registrant’s Articles of Incorporation provide that to the full extent that the Virginia Act permits the limitation or elimination of the liability of directors or officers, a director or officer of the Registrant shall not be liable to the Registrant or its shareholders for monetary damages. The Registrant’s Articles of Incorporation also provide that to the full extent permitted and in the manner prescribed by the Virginia Act and any other applicable law, the Registrant shall indemnify a director or officer of the

Registrant who is or was a party to any proceeding by reason of the fact that he is or was such a director or officer or is or was serving at the request of the Registrant as a director, officer, employee or agent of another corporation, partnership, joint venture, trust, employee benefit plan or other enterprise. Any aforesaid reference to directors, officers, employees or agents includes former directors, officers, employees and agents and their respective heirs, executors and administrators.

Item 15. Recent Sales of Unregistered Securities

None.

Item 16. Exhibits and Financial Statement Schedules

(a)	The following exhibits are filed on behalf of the Registrant as part of this registration statement:

1.1	Form of Underwriting Agreement.**

3.1	Articles of Incorporation of Hampton Roads Bankshares, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated July 2, 2001, incorporated herein by reference.

3.2	Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference.

3.3	Amendment to the Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, dated July 26, 2006, incorporated herein by reference.

4.1	Specimen of Common Stock Certificate, attached as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference.

5.1	Opinion of Williams Mullen.**

10.1	Employment Agreement, dated as of March 28, 1988, between the Registrant and Jack Gibson, attached as Exhibit 7 of the Form F-1, incorporated herein by reference.

10.2	Supplemental Retirement Agreement, dated as of March 31, 1994, attached as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993, incorporated herein by reference.

10.3	Non-Qualified Limited Stock Option Plan for Directors and Employees, dated March 31, 1994, attached as Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference.

10.4	Employment Agreement, dated as of December 18, 1996, between the Registrant and Renee` McKinney, attached as Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1996, incorporated herein by reference.

10.5	First Amendment to Employment Agreement, dated as of February 1, 1997, between the Registrant and Jack Gibson, attached as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB, incorporated herein by reference.

10.6	First Amendment to Employment Agreement, dated as of February 1, 1997, between the Registrant and Jack Gibson, attached as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB, incorporated herein by reference.

10.7	Employment Agreement, dated as of March 9, 1999, between the Registrant and Tiffany Glenn, attached as Exhibit 10.15 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1999, incorporated herein by reference.

10.8	Dividend Reinvestment and Stock Purchase Plan, dated as of March 14, 2002, attached as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-3 dated March 14, 2002, incorporated herein by reference.

10.9	Employment Agreement, dated as of October 11, 2001, between the Registrant and Gregory Marshall, attached as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, incorporated herein by reference.

10.10	Employment Agreement, dated as of December 31, 2002, between the Registrant and Julie Anderson, attached as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference.

10.11	First Amendment to Employment Agreement, dated as of December 31, 2002, between the Registrant and Julie Anderson, attached as Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference.

10.12	Second Amendment to Employment Agreement, dated as of December 31, 2002, between the Registrant and Julie Anderson, attached as Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference.

10.13	Employment Agreement, dated as of July 16, 2003, between the Registrant and Donald Fulton, Jr., attached as Exhibit 10.26.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.14	First Amendment to the Employment Agreement, dated as of July 16, 2003, between the Registrant and Donald Fulton, Jr., attached as Exhibit 10.26.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.15	Second Amendment to the Employment Agreement, dated as of July 16, 2003, between the Registrant and Donald Fulton, Jr., attached as Exhibit 10.26.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.16	Third Amendment to the Employment Agreement, dated as of July 16, 2003, between the Registrant and Donald Fulton, Jr., attached as Exhibit 10.26.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.17	Third Amendment to Employment Agreement, dated as of June 24, 2003, between the Registrant and Jack Gibson, attached as Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.18	Third Amendment to Employment Agreement, dated as of June 24, 2003, between the Registrant and Renee’ McKinney, attached as Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.19	Third Amendment to Employment Agreement, dated as of June 24, 2003, between the Registrant and Tiffany Glenn, attached as Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.20	Third Amendment to Employment Agreement, dated as of June 24, 2003, between the Registrant and Gregory Marshall, attached as Exhibit 10.27 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.21	Third Amendment to Employment Agreement, dated as of June 24, 2003, between the Registrant and Julie Anderson, attached as Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.22	Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan, dated as of March 14, 2006, attached as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 dated May 31, 2006, incorporated herein by reference.

10.23	First Amendment to the Employment Agreement between the Registrant and Gregory Marshall, dated October 11, 2001, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.24	First Amendment to the Employment Agreement between the Registrant and Gregory Marshall, dated October 11, 2001, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.25	Second Amendment to the Employment Agreement between the Registrant and Gregory Marshall, dated October 11, 2001, attached as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.26	Hampton Roads Bankshares and Bank of Hampton Roads Executive Savings Plan, dated as of December 1, 2003, attached as Exhibit 99.3 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.27	Amendment No. One to the Supplemental Retirement Agreement, dated as of December 9, 2003, between the Registrant and Jack Gibson, attached as Exhibit 99.4 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.28	Bank of Hampton Roads Supplemental Executive Retirement Plan, dated as of January 1, 2005, attached as Exhibit 99.5 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.29	2006 Executive Officers Bonus Plan Summary, attached as Exhibit 99.6 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.30	Director Retirement Plan Summary, attached as Exhibit 99.7 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.31	First Amendment to the Hampton Roads Bankshares and Bank of Hampton Roads Executive Savings Plan, dated as of July 25, 2006, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated July 26, 2006, incorporated herein by reference.

21.1	Subsidiaries of Hampton Roads Bankshares, Inc., attached as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference.

23.1	Consent of Williams Mullen (included in Exhibit 5.1).**

23.2	Consent of KPMG, LLP.**

24.1	Powers of Attorney.*

*    Previously filed.

**  Filed herewith.

(b)	Financial Statement Schedules. All financial statement schedules for which provision is made in the applicable accounting regulation of the Securities and Exchange Commission are either included in the financial information set forth in the Prospectus or are inapplicable and therefore have been omitted.

Item 17. Undertakings

Insofar as indemnification for liabilities arising under the Securities Act of 1933, as amended, may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933, as amended, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, as amended, and will be governed by the final adjudication of such issue.

The undersigned Registrant hereby undertakes that:

(1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b) (1) or (4) or 497(h) under the Securities Act of 1933, as amended, shall be deemed to be part of this Registration Statement as of the time it was declared effective.

(2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the city of Norfolk, Commonwealth of Virginia, on this 26th day of July 2006.

HAMPTON ROADS BANKSHARES, INC.

By:	/s/ Donald W. Fulton, Jr.
Donald W. Fulton, Jr.
Senior Vice President and Chief Financial Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this registration statement has been signed by the following persons in the capacities and on the dates indicated.

Signature	Title	Date

* Jack W. Gibson	President and Chief Executive Officer and Director (Principal Executive Officer)	July 26, 2006

/s/ Donald W. Fulton, Jr. Donald W. Fulton, Jr.	Senior Vice President and Chief Financial Officer (Principal Financial Officer)	July 26, 2006

* Lorelle L. Fritsch	Vice President, Chief Accounting Officer and Controller (Principal Accounting Officer)	July 26, 2006

* Emil A. Viola	Chairman of the Board of Directors	July 26, 2006

* Douglas J. Glenn	Director	July 26, 2006

* Herman A. Hall, III	Director	July 26, 2006

Signature	Title	Date

* Robert R. Kinser	Director	July 26, 2006

* Bobby L. Ralph	Director	July 26, 2006

* Jordan E. Slone	Director	July 26, 2006

* Roland Carroll Smith, Sr.	Director	July 26, 2006

* Patricia M. Windsor	Director	July 26, 2006

* W. Lewis Witt	Director	July 26, 2006

*	Donald W. Fulton, Jr., by signing his name hereto, signs this document on behalf of each of the persons indicated by an asterisk above pursuant to powers of attorney duly executed by such persons and previously filed with the Securities and Exchange Commission as part of this registration statement.

By:	/s/ Donald W. Fulton, Jr.
Donald W. Fulton, Jr.
July 26, 2006

EXHIBIT INDEX

Exhibit No.	Description

1.1	Form of Underwriting Agreement.**

3.1	Articles of Incorporation of Hampton Roads Bankshares, Inc., attached as Exhibit 3.1 to the Registrant’s Current Report on Form 8-K dated July 2, 2001, incorporated herein by reference.

3.2	Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference.

3.3	Amendment to the Bylaws of Hampton Roads Bankshares, Inc., as amended, attached as Exhibit 3.2 to the Registrant’s Current Report on Form 8-K, dated July 26, 2006, incorporated herein by reference.

4.1	Specimen of Common Stock Certificate, attached as Exhibit 4.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference.

5.1	Opinion of Williams Mullen.**

10.1	Employment Agreement, dated as of March 28, 1988, between the Registrant and Jack Gibson, attached as Exhibit 7 of the Form F-1, incorporated herein by reference.

10.2	Supplemental Retirement Agreement, dated as of March 31, 1994, attached as Exhibit 10.5 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1993, incorporated herein by reference.

10.3	Non-Qualified Limited Stock Option Plan for Directors and Employees, dated March 31, 1994, attached as Exhibit 10.6 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 1994, incorporated herein by reference.

10.4	Employment Agreement, dated as of December 18, 1996, between the Registrant and Renee` McKinney, attached as Exhibit 10.10 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1996, incorporated herein by reference.

10.5	First Amendment to Employment Agreement, dated as of February 1, 1997, between the Registrant and Jack Gibson, attached as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB, incorporated herein by reference.

10.6	First Amendment to Employment Agreement, dated as of February 1, 1997, between the Registrant and Jack Gibson, attached as Exhibit 10.11 to the Registrant’s Annual Report on Form 10-KSB, incorporated herein by reference.

10.7	Employment Agreement, dated as of March 9, 1999, between the Registrant and Tiffany Glenn, attached as Exhibit 10.15 to the Registrant’s Annual Report on Form 10-KSB for the year ended December 31, 1999, incorporated herein by reference.

10.8	Dividend Reinvestment and Stock Purchase Plan, dated as of March 14, 2002, attached as Exhibit 99.1 to the Registrant’s Registration Statement on Form S-3 dated March 14, 2002, incorporated herein by reference.

10.9	Employment Agreement, dated as of October 11, 2001, between the Registrant and Gregory Marshall, attached as Exhibit 10.18 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2001, incorporated herein by reference.

10.10	Employment Agreement, dated as of December 31, 2002, between the Registrant and Julie Anderson, attached as Exhibit 10.19 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference.

10.11	First Amendment to Employment Agreement, dated as of December 31, 2002, between the Registrant and Julie Anderson, attached as Exhibit 10.20 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference.

10.12	Second Amendment to Employment Agreement, dated as of December 31, 2002, between the Registrant and Julie Anderson, attached as Exhibit 10.21 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2002, incorporated herein by reference.

10.13	Employment Agreement, dated as of July 16, 2003, between the Registrant and Donald Fulton, Jr., attached as Exhibit 10.26.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.14	First Amendment to the Employment Agreement, dated as of July 16, 2003, between the Registrant and Donald Fulton, Jr., attached as Exhibit 10.26.2 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.15	Second Amendment to the Employment Agreement, dated as of July 16, 2003, between the Registrant and Donald Fulton, Jr., attached as Exhibit 10.26.3 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.16	Third Amendment to the Employment Agreement, dated as of July 16, 2003, between the Registrant and Donald Fulton, Jr., attached as Exhibit 10.26.4 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.17	Third Amendment to Employment Agreement, dated as of June 24, 2003, between the Registrant and Jack Gibson, attached as Exhibit 10.24 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.18	Third Amendment to Employment Agreement, dated as of June 24, 2003, between the Registrant and Renee’ McKinney, attached as Exhibit 10.28 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.19	Third Amendment to Employment Agreement, dated as of June 24, 2003, between the Registrant and Tiffany Glenn, attached as Exhibit 10.25 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.20	Third Amendment to Employment Agreement, dated as of June 24, 2003, between the Registrant and Gregory Marshall, attached as Exhibit 10.27 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.21	Third Amendment to Employment Agreement, dated as of June 24, 2003, between the Registrant and Julie Anderson, attached as Exhibit 10.22 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2003, incorporated herein by reference.

10.22	Hampton Roads Bankshares, Inc. 2006 Stock Incentive Plan, dated as of March 14, 2006, attached as Exhibit 10.1 to the Registrant’s Registration Statement on Form S-8 dated May 31, 2006, incorporated herein by reference.

10.23	First Amendment to the Employment Agreement between the Registrant and Gregory Marshall, dated October 11, 2001, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.24	First Amendment to the Employment Agreement between the Registrant and Gregory Marshall, dated October 11, 2001, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.25	Second Amendment to the Employment Agreement between the Registrant and Gregory Marshall, dated October 11, 2001, attached as Exhibit 99.2 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.26	Hampton Roads Bankshares and Bank of Hampton Roads Executive Savings Plan, dated as of December 1, 2003, attached as Exhibit 99.3 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.27	Amendment No. One to the Supplemental Retirement Agreement, dated as of December 9, 2003, between the Registrant and Jack Gibson, attached as Exhibit 99.4 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.28	Bank of Hampton Roads Supplemental Executive Retirement Plan, dated as of January 1, 2005, attached as Exhibit 99.5 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.29	2006 Executive Officers Bonus Plan Summary, attached as Exhibit 99.6 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.30	Director Retirement Plan Summary, attached as Exhibit 99.7 to the Registrant’s Current Report on Form 8-K dated June 27, 2006, incorporated herein by reference.

10.31	First Amendment to the Hampton Roads Bankshares and Bank of Hampton Roads Executive Savings Plan, dated as of July 25, 2006, attached as Exhibit 99.1 to the Registrant’s Current Report on Form 8-K dated July 26, 2006, incorporated herein by reference.

21.1	Subsidiaries of Hampton Roads Bankshares, Inc., attached as Exhibit 21.1 to the Registrant’s Annual Report on Form 10-K for the year ended December 31, 2005, incorporated herein by reference.

23.1	Consent of Williams Mullen (included in Exhibit 5.1).**

23.2	Consent of KPMG, LLP.**

24.1	Powers of Attorney.*

*	Previously filed.
**	Filed herewith.